CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.21

CHICAGO O’HARE INTERNATIONAL

AIRPORT

Concession Redevelopment and Management Lease

Agreement

between

City of Chicago

and

Westfield Concession Management, LLC

SEPTEMBER 1, 2011

5.7	Adjustments Based Upon Annual Certified Statements	40
5.8	Books, Record and Audits	40
5.9	Liens	42

ARTICLE 6 TRANSFERS OTHER THAN SUBLEASES		42
6.1	City	42
6.2	Tenant	42

ARTICLE 7 CONCESSION MANAGEMENT AND OPERATIONS		45
7.1	Concession Plan	45
7.2	Tenant’s Concession Management program Responsibilities	45
7.3	Service to the Public	46
7.4	Maximization of Business	46
7.5	Obligation to Discontinue	47
7.6	Annual Marketing Plan	47
7.7	Standards of Service	47
7.8	Concession Monitoring	49
7.9	Street Pricing	51
7.10	Other Pricing Policy	52
7.11	Subtenant Sales	52
7.12	Vendors, Suppliers and Contractors	52
7.13	Access for Delivery and Removal	52
7.14	Efficient Use of Space	52
7.15	No Waste or Nuisance	53
7.16	Signs/Corporate Identification/Promotional Materials	53
7.17	Cleaning, Janitorial and Pest Control	53
7.18	Revenue Control	53

ARTICLE 8 CONSTRUCTION, MAINTENANCE AND REPAIR		54
8.1	City Improvements	54
8.2	City Maintenance and Repair	54
8.3	Tenant and Subtenant Improvements	54
8.4	Tenant and Subtenant Construction Process	55
8.5	Certified Construction Costs	56
8.6	No Mechanics’ Liens	57
8.7	City Resident Construction Worker Employment Requirement	58
8.8	Licensing of General Contractor	60
8.9	Prevailing Wages	60
8.10	Contractor Certifications	60
8.11	Subtenant Minimum Investment	61
8.12	Periodic Refurbishment Reinvestment	61
8.13	Ownership of Improvements	61
8.14	Tenant Maintenance and Repair	62
8.15	Performance of Improvements, Maintenance and Repairs	62
8.16	Certain Rights Reserved by the City	63
8.17	Visual Rights Act	65

8.18	Casualty and Restoration	65

ARTICLE 9 UTILITIES		68
9.1	Utilities to Premises	68
9.2	Tenant’s Acts	68
9.3	No Constructive Eviction	69
9.4	Energy Conservation	69

ARTICLE 10 ENVIRONMENTAL		69
10.1	Environmental Laws	69
10.2	Hazardous Substances	69
10.3	Environmental Representations and Warranties	69
10.4	Notices	70
10.5	No Illegal Dumping	71
10.6	Sustainable Airport Practices	72

ARTICLE 11 INSURANCE AND INDEMNITY		72
11.1	Tenant’s and Subtenant’s Insurance	72
11.2	Indemnification	72

ARTICLE 12 COMPLIANCE WITH LAWS		73
12.1	Compliance with Laws	73
12.2	Economic Disclosure Statements and Affidavits	74
12.3	Inspector General	74
12.4	Section 2-92-586 of the Municipal Code	74
12.5	Airport Security	74
12.6	Prohibition on Certain Contributions	76
12.7	City Ethics Ordinance	77
12.8	Business Relations with Elected Officials	77
12.9	Eligibility to Do Business	78
12.10	Office of Compliance	78

ARTICLE 13 RETAINED RIGHTS OF CITY		78
13.1	Rights to Enter, Inspect and Repair	78
13.2	Accommodation of Airport Construction	79
13.3	Status Report	80
13.4	Eminent Domain	80

ARTICLE 14 FAA PROVISIONS		80
14.1	No Exclusive Rights	80
14.2	Airport Landing Area	81
14.3	No Obstruction	81
14.4	Navigation Easement	81
14.5	National Emergency	81
14.6	Airport Rules and Regulations	81

ARTICLE 15 SPECIAL CONDITIONS		82
15.1	Warranties and Representations	82
15.2	Business Documents, Disclosure of Ownership Interest and Maintenance of Existence	85
15.3	Licenses and Permits	85
15.4	Confidentiality	85
15.5	Shalanan	86

ARTICLE 16 NONDISCRJMINATION AND AFFIRMATIVE ACTION		87
16.1	Non-Discriminations	87
16.2	Airport Concession Disadvantaged Business Enterprises	89
16.3	MBE/WBE Compliance	90
16.4	Other Provisions	90

ARTICLE 17 DEFAULT, REMEDIES AND TERMINATION		90
17.1	Events of Default	90
172	Remedies	92
17.3	Commissioner’s Right to Perform Tenant’s Obligations	94
17.4	Effect of Default and Remedies	95
17.5	Tenant’s Right to Perform City Obligations	95

ARTICLE 18 GENERAL PROVISIONS		96
18.1	Entire Lease	96
18.2	Counterparts	96
18.3	Amendments	96
18.4	Severability	96
18.5	Covenants in Subleases and Contracts	96
18.6	Governing Law	97
18.7	Approvals	97
18.8	Notices	97
18.9	Successors and Assigns	98
18.10	Subordination	98
18.11	Conflict	99
18.12	Offset by Tenant	99
18.13	Waiver Remedies	99
18.14	Authority of Commissioner	99
18.15	Estoppel Certificate	99
18.16	No Personal Liability	100
18.17	Limitation of City’s Liability	100
18.18	Joint and Several Liability	101
18.19	Non-Recordation	101
18.20	Survival	101
18.21	Force Majeure	101

CIDCAGO O’HARE INTERNATIONAL AIRPORT

TERMINAL 5

CONCESSION REDEVELOPMENT and MANAGEMENT LEASE

AGREEMENT

BY AND BETWEEN

CITY OF CHICAGO

AND

WESTFIELD CONCESSION MANAGEMENT, LLC

THIS CONCESSION REDEVELOPMENT AND MANAGEMENT LEASE AGREEMENT (the “Lease”) is made as of this 1st day of September, 2011 (“Effective Date”), by and between the CITY OF CHICAGO, a municipal corporation and home rule unit of local government under the Constitution of the State of Illinois, acting through its Chicago Department of Aviation (hereinafter the “City”) having a usual place of business at 10510 West Zemke Road, Chicago, Illinois 60666 and WESTFIELD CONCESSION MANAGEMENT, LLC (the “Tenant”), a Delaware limited liability company authorized to conduct business in the State of Illinois, with a principal place of business at 11601 Wilshire Boulevard, 11 th Floor, Los Angeles, CA 90025. The City and Tenant may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

The City and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS AND ATTACHMENTS

1.1Basic Data. Each reference in this Lease to any of the following subjects shall incorporate the data or definition specified below:

Airport:	Chicago O’Hare International Airport, Chicago, IL

Terminal 5:	The international flight terminal of the Airport (hereinafter the “Terminal”). The Terminal is currently approximately 1,236,000 square feet and currently includes 21 gates and 5 ramp boarding areas.

City:	City of Chicago, acting through the Chicago Department of Aviation.

City’s Representative:	The Commissioner.

Commissioner:	The Commissioner of the Department and any City officer or employee authorized to act on his/her behalf.

Department:	Chicago Department of Aviation or CDA.

Department’s Notice Address:	10510 West Zemke Road
Chicago, Illinois 60666

Tenant:	Westfield Concession Management, LLC.

Tenant’s Representative(s):	Senior Vice-President, Airports and Office of Legal Counsel, Attn: Associate General Counsel.

Tenant’s Notice Address:	2730 University Blvd., Suite 900
Wheaton, Maryland 20902
Attention: Office of Legal Counsel

Transition Premises:

The existing Concession Premises at the time of the delivery of the Premises by the City to Tenant consisting of approximately 15,200 square feet of area and all appurtenances and fixtures attached thereto located in Terminal 5, as more particularly described on Exhibit A and which shall be phased out during the redevelopment of the Concession Program.

New Concession Premises:	Approximately 25,500 square feet of area and all appurtenances and fixtures attached thereto located in Terminal 5, as more particularly described and shown on Exhibit A attached hereto.

Storage Premises:	Approximately 4,000 square feet of backroom storage area located in Terminal 5, as more particularly described and shown on Exhibit A attached hereto.

Office Premises:

Initially, approximately 300 square feet of area located in Terminal 5, as more particularly described and shown on Exhibit A attached hereto. Prior to the Redevelopment of the Concession Program, the Department shall relocate and/or expand the Office Premises to be approximately 1,200 square feet of area located in Terminal 5, as more particularly described and shown on Exhibit A attached hereto.

Permitted Uses:	As provided in Article 2.

Term:	That period commencing on the Effective Date and ending at 11:59 p.m. on the Expiration Date, unless sooner terminated as provided herein.

Rent Commencement Date:	[**]

Expiration Date:	[**]

Minimum Annual Guarantee:	[**]

Percentage Rent:	[**]

Additional Concession Percentage Rent:	[**]

[**]

Premises Rent:	An annual amount which is the greater of: (a) the Minimum Annual Guarantee; or (b) the sum of Percentage Rent and Additional Concession Percentage Rent, if applicable, as set forth in Article 5.

Rent:	Collectively, Premises Rent, Additional Rent and any other charge or amount due from Tenant under this Lease as more particularly described and set forth in Article 5.

City’s Address for Rent Payments:	Office of the City Comptroller
333 South State Street, Room 402
Chicago, Illinois 60614

Security Deposit:

Within one hundred twenty days following the execution of this Lease, a Letter of Credit [**] in form acceptable to the City as provided in Article 5. After completion of the Redevelopment, this letter of credit will be amended to reflect an amount equal to three (3) months of the first Lease Years’ Minimum Annual Guarantee, which shall be delivered to the City on or before the Latest Date of Beneficial Occupancy.

Construction Bond:

Prior to the commencement of Tenant’s construction of the Redevelopment (as defined below), a payment and performance bond guaranteeing completion of Tenant’s construction Work for the Redevelopment in an amount of Tenant’s construction Contracts shall be delivered by Tenant to the Department.

1.2Additional Defined Terms. As used herein, the following terms shall have the meanings specified below:

“Actual Enplaned Passengers” shall mean international passengers who board an airplane departing from the Terminal as reported to the City by the airlines using Gates in the Terminal. The City shall provide Tenant with Actual Enplaned Passengers data promptly after such data becomes available to the City.

“Additional Rent” shall mean all other payments due under this Lease of any kind or nature other than Premises Rent.

“Affiliate’’ shall mean except where otherwise defined, means any individual, corporation, partnership, trustee, administrator, executor or other legal entity that directly or indirectly owns or controls, or is owned or controlled by, or is under common ownership or control with Tenant.

“Airport Concession Disadvantaged Business Enterprise” or “ACDBE” shall mean an entity meeting the definition of a disadvantaged business enterprise as defined in U.S. Department of Transportation Regulations Title 49 Code of Federal Regulations, Parts 23 and 26, as amended from time to time (“Regulations”) and certified in accordance with those Regulations and as further set forth in Section 16.2 hereof. Tenant shall act as the City’s representative in monitoring Subtenants’ compliance with the Regulations and reporting ACDBE participation in the Concession Program, including Subtenants’ good faith efforts as required by the Regulations to comply with the Special Conditions Regarding ACDBE participation as attached hereto as Exhibit C, and Tenant shall include such Special Conditions in each of its applicable subleases (those subleases including an ACDBE participant) of Premises. Failure of a Subtenant to comply with such Special Conditions shall be a default by the Subtenant under the Sublease. The Special Conditions may be amended by the City from time to time to reflect changes in the Regulations and such amended Special Conditions shall be binding, to the extent applicable, on Tenant and its Subtenants.

“Airport Concession Program Handbook” shall mean Exhibit J, as it may be amended from time to time by the Department. Any amendment of the Airport Concession Program Handbook by the Department during the Term of this Lease will be binding on Tenant without need for amendment of this Lease. In the event of any conflict or inconsistency between the provisions of this Lease and the Airport Concession Program Handbook and this Lease, this Lease shall be controlling.

“Annual Certified Statement” shall mean a statement in the form of the Annual Certified Statement attached hereto as Exhibit K setting forth the in the aggregate all of the Subtenants’ ‘‘Gross Receipts” as hereinafter defined generated at, on or from the Premises and the amount of Premises Rent payable to the City, all in accordance with Section 5.1(c), for each Lease Year of the Term. The Annual Certified Statement shall be accompanied by the certification of an independent certified public accounting firm reasonably acceptable to the City. The City may change the form of the Annual Certified Statement upon thirty (30) days prior written notice to Tenant.

“Base Building Improvements” shall mean those Improvements to be constructed by Tenant’s Contractors as part of the Redevelopment.

“Chief Procurement Officer” shall mean the head of the Department of Procurement Services of the City and any City officer or employee authorized to act on her behalf.

“Common Areas” shall mean those areas of the Terminal that are not leased, licensed, or otherwise designated or made available by the Department for exclusive or preferential use by specific party or parties.

“Concession Premises” shall mean the existing Transition Premises (until closed following redevelopment of the Concession Program), the New Concession Premises and, if applicable, the Additional Concession Premises.

“Concession Plan” shall mean the comprehensive plan for the development and implementation of the Concession Program as further described in Section 7.1 to be submitted to the City for approval in accordance with said Section 7.1. Such Concession Plan shall be consistent with all applicable sections of Tenant’s Proposal as the same have been approved by the City and shall include, without limitation, at least one (1) pre-security food and beverage concession location operating on a twenty-four (24) hour per day basis.

“Concession Program” shall mean the first class food and beverage operations and retail service operations within the Concession Premises in accordance with the Concession Plan.

“Concession Tenant Design and Construction Procedures Manual” or “TDCPM” shall mean those certain design standards and policies prepared by the Department for tenants at the Airport, as amended by the Department from time to time.

“Contractor” means all entities providing Work, services and/or materials to Tenant or its Subtenants necessary for Concession operations or for the design, construction, repair, and maintenance of the Premises and Improvements. The term Contractor also includes subcontractors of any tier, suppliers and materialmen, whether or not in privity with Tenant or its Subtenants.

“Contracts” shall mean all written agreements with Contractors.

“Construction Documents” shall mean the drawings and specifications for the construction of Improvements, approved by the Commissioner pursuant to Article 8.

‘‘Date of Beneficial Occupancy” shall mean the date on which Tenant shall assume the Transition Premises in accordance with the terms and conditions of this Lease (the “Earliest Date of Beneficial Occupancy”); and the date which is the earlier to occur of: (i) 180 days following the date that the City has delivered the Concession Premises to Tenant and all permits required for the construction by Tenant of the Redevelopment and Tenant’s Base Building Improvements and the build-out of the Concession Premises by the Subtenants have been approved and issued by all applicable permitting agencies, or (ii) the date on which the entire redeveloped concession locations and the associated Redevelopment of Terminal have been completed and all of the Concession Premises initially opened for business to the public (the “Latest Date of Beneficial Occupancy”). The Latest Date of Beneficial Occupancy shall be confirmed in writing by the parties. Unless otherwise specifically stated herein, reference in this Lease to Date of Beneficial Occupancy shall mean the Latest Date of Beneficial Occupancy.

“Days” shall mean calendar days unless otherwise specified herein.

“Default Rate” shall mean twelve percent (12%) per annum, but in no event higher than the highest rate permitted by law.

“Development Plan” shall mean the Tenant’s and its Subtenants’ conceptual plans for the Redevelopment, including construction of Improvements and commencement of Concession operations, as set forth in Article 8.

“Environmental Laws” shall mean collectively, all applicable federal, state and local environmental, safety or health laws and ordinances and rules or applicable common law, including the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. §651 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.) as any of the foregoing may later be amended from time to time; any rule or regulation pursuant to them, and any other present or future law, ordinance, rule, regulation, permit or permit condition, order or directive addressing environmental, health or safety issues of or by the federal government, or any state or other political subdivision of it, or any agency, court or body of the federal government, or any state or other political subdivision of it, exercising executive, legislative, judicial, regulatory or administrative functions.

“Existing Contamination” shall mean any and all pollution or contamination caused by any Hazardous Material that previously existed in or exists in, or was released onto, the soil or groundwater at or beneath the Premises,. the Terminal or the Airport or located within the Premises, the Terminal or the Airport as of the date the City first delivered the Premises to Tenant for Tenant’s occupancy under this Lease.

“Event of Default” shall mean that meaning as described in Article 17.

“Force Majeure” shall mean any event beyond the control of the party claiming it, including but not limited to, acts of God, acts of a public enemy (such as war (declared or undeclared), invasion, insurrection, terrorism, riots or rebellion), fires floods, earthquakes, hurricanes, explosions, and strikes which wholly or materially prevents or impairs either party from performing its obligations in strict accordance herewith, provided, however, that any lack of funds shall not be deemed a cause beyond the control of a party.

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

“Gates” shall mean those portions of the Terminal used for passengers to board and disembark from aircraft.

[**]

[**]

“Hazardous Materials” shall mean, but shall not be limited to, any oil, petroleum product and any hazardous or toxic waste or substance or any substance which because of its quantitative concentration, chemical, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive waste or any other similar materials which are included under or regulated by any Environmental Law.

“International Terminal Use Agreement” shall mean, collectively, the respective agreements entitled the Chicago-O’Hare International Airport International Terminal Use Agreement and Facilities Lease, dated as of January 1, 1990 between and among the City and the respective airlines utilizing the Terminal named therein, and as amended.

“Improvements” shall mean any permanent addition, alteration, annexation or improvement which shall become affixed to the Premises or a portion thereof which cannot be removed, modified or changed without damage to, or destruction of, either itself or the Premises or a portion thereof. Improvements shall include Tenant’s Base Building Improvements and Subtenant Fixed Improvements as described in Article 8.

“Improvement Costs” shall mean individually and collectively, Tenant’s Certified Construction Costs for Tenant’s Base Building Improvements and each Subtenant’s Certified Construction Costs for each Subtenant’s Fixed Improvements, as the case may be, as described in Article 8.

[**]

[**]

“Monthly Certified Statement” shall mean the statement in the form of the “Monthly Certified Statement” attached hereto as Exhibit L, which sets forth Tenant’s calculation of Premises Rent as defined herein and pursuant to Section 5.7(a), for each prior calendar month or portion thereof during the Term. The Monthly Certified Statement shall be signed by a person authorized to sign for Tenant and shall be certified by a financial officer of Tenant or other authorized representative of Tenant reasonably acceptable to the City. The City may change the form of Monthly Certified Statement from time to time upon thirty (30) days prior written notice to Tenant.

“Monthly Resident General Manager’s Report” shall mean the report to be submitted by Tenant which shall include a summary of Subtenant sales performance, marketing and promotions initiatives and events, ACDBE participant updates and other operational matters and issues. The Monthly Resident General Manager’s Report shall be signed by the Resident General Manager.

“Operating Costs” shall mean those costs paid or incurred by Tenant in maintaining and repairing the Premises and utility and mechanical systems serving the Premises (excluding capital expenditures, as determined in accordance with generally accepted accounting principles); taxes paid by Tenant for the Premises (but not including income or franchise taxes); and costs of utility services (such as natural gas, water, sewerage and electricity) consumed in the Premises to the extent not metered and billed separately to a Subtenant Premises by a utility provider.

“Operating Equipment” shall mean any trade furniture, trade furnishings, trade equipment, signs, trade appliances and trade fixtures that are fabricated, furnished, installed and used by Tenant or its Subtenants in the Premises. Operating Equipment shall not include Tenant’s Base Building Improvements or Subtenant Fixed Improvements as described in Section 8.4.

“Person” shall mean a corporation, association, partnership, limited partnership, limited liability company, joint venture, trust organization, business, individual or government or any governmental agency or political subdivision thereof.

“Plans and Specifications” shall mean those plans and specifications of Tenant or its Subtenants as described in the Construction Documents and prepared with regard to any Improvements during the Term of this Lease.

“Premises” shall mean, prior to the redevelopment of the Concession Program, collectively, the Transition Premises, the Storage Premises, and the Office Premises as shown on Exhibit A; during the Redevelopment of the Concession Program, collectively the Transition Premises, the New Concession Premises, the Storage Premises and the Office Premises as shown on Exhibit A; after the Redevelopment of the Concession Program, collectively, the New Concession Premises, the Storage Premises, the Office Premises and, if applicable, the Additional Concession Premises as shown on Exhibit A.

“Ramp Area” shall mean that portion of the apron adjacent to the Gates and associated airfield ramp areas, but not including any taxiways and runways, in which aircraft maneuver on the ground, park or are serviced between flights.

“Redevelopment” shall mean the redevelopment of the Premises as described in Section 2.1(c).

“Relocation Space” means space to which Tenant must relocate a Concession Premises or Storage Premises at the request of the Commissioner after the Effective Date pursuant to Article 2.

“Scope of Work” shall mean the Work as described in the Construction Documents related to the Improvements.

“Shell and Core” shall mean the Premises as delivered by the City on the Effective Date and those improvements to the New Concession Premises to be completed by the City as may be required in this Lease, and with respect to Additional Concession Premises or Relocation Space, as may be agreed in writing by the Commissioner.

“Street Prices” shall have the meaning set forth in Section 14.3 of this Lease.

“Subtenant” shall mean a Subtenant of Tenant as approved by the Department in accordance with Article 15 hereof.

“Subtenant Fixed Improvements” shall mean those Improvements constructed by the individual Subtenants in their respective Subtenant Premises and does not include any Subtenant Operating Equipment.

“Subtenant Premises” shall mean the total Concession Premises and Storage Premises leased to a Subtenant pursuant to a Sublease, which may be amended from time to time as additional space may be added or the Subtenant Premises may be deleted from or relocated during the term of the Sublease in accordance with the provisions of this Lease. Subtenant Premises shall be used for operation of the Concession Program and the storage of merchandise, and equipment needed for a Subtenant’s business operation and for no other purpose unless otherwise approved in writing by the Commissioner.

“TDCPM”, shall have the meaning set forth in Section 8.16 of this Lease.

“Terminal” shall mean Terminal 5 of the Airport.

“Use Agreements” shall mean collectively those certain airport use and facility lease agreements between the City and the airlines operating out of the domestic terminals of the Airport regarding the use and operation of the Airport, as amended or executed from time to time.

“Work” shall mean everything necessary for the design, engineering, construction and installation of the Improvements; when referring to restoration of Improvements after Major Damage, it means everything necessary for the replacement, repair, rebuilding, or restoration of the Improvements.

1.3	Attachments. The following documents attached hereto as Exhibits and are hereby made a part hereof:

Exhibit A	Premises, Transition Premises, Office Premises, Storage Premises and New Concession Premises
Exhibit B	List of Initial Subtenants and Respective Concession Operations
Exhibit C	Special Conditions Regarding ACDBE Participation and ACDBE Compliance Plan
Exhibit D	Special Conditions Regarding MBE/WBE Participation and MBE/WBE Compliance Plan
Exhibit E	Design and Construction Provisions
Exhibit F	Redevelopment, Construction Phasing and Opening Schedule
Exhibit G	Form of Letter of Credit/Payment and Performance Bond
Exhibit H	Economic Disclosure Statements and Affidavits
Exhibit I	Prevailing Wage Rates
Exhibit J	Airport Concessions Handbook
Exhibit K	Form of Annual Certified Statement
Exhibit L	Form of Monthly Certified Statement
Exhibit M	Service and Performance Operating Standards
Exhibit N	Utilities Matrix
Exhibit O	Sustainable Airport Manual
Exhibit P	Tenant and Subtenant Insurance Requirements

ARTICLE 2

CONCESSION PREMISES, OFFICE PREMISES AND STORAGE PREMISES;
RIGHTS OF TENANT AND SUBTENANTS

2.1Premises.

(a)Grant of Premises. Subject to the terms and conditions contained herein, the City hereby leases to Tenant and Tenant hereby accepts from the City, the Premises for the Term and at the Rent herein described and hereby grants to Tenant the right to act as the exclusive developer and manager of the Terminal’s Concession Program solely in the Premises pursuant to the terms and provisions of this Lease and for the Permitted Uses as described below.

(i)The Premises shall include the area from above the floor slab on which the space is located, to beneath the slab of the floor (or roof) above the space, and shall include the inner surfaces of the perimeter walls of the space, perimeter doors and windows but shall not include the land under or adjacent to the Terminal, the roof or any utility or telecommunications lines, antennas, mains, shafts pipes, conduits, ducts, wires or other building systems running through and not exclusively serving the Premises.

(ii)Subject to those rules and regulations promulgated by the Commissioner, Tenant and the Subtenants shall have such rights of ingress and egress to and from the Premises over the Terminal’s Common Areas and other public areas of the Airport as may be reasonably necessary for Tenant, the Subtenants and their respective employees, agents, and Contractors and for each of their equipment and vehicles. Tenant and its Subtenants shall control all of their respective vehicular traffic on the Airport, take all precautions as may be reasonably necessary to promote the safety of passengers, customers, business visitors and other persons, and employ such means as may be reasonably necessary to direct movements of any such vehicular traffic.

(iii)Tenant agrees that the City retains the right to place in, through or over the Premises utility lines, mains, telecommunication lines, antennas, shafts, pipes, ducts, conduits, wires, and the like for the use and benefit of the City and other tenants and occupants of the Airport and to replace and maintain, repair and relocate such lines, antennas, mains, shafts, pipes, ducts, conduits, wires and the like, in, over and upon the Premises. When exercising its rights under this Section, the City agrees to use reasonable efforts not to materially interfere with Tenant’s or its Subtenants’ use of the Premises. Any such lines, antennas, mains, pipes, shafts, ducts, conduits, wires and the like in, through, or over the Premises shall not be deemed to be a part of the Premises.

(b)City’s Delivery of the Premises/Shell and Core. The City is responsible for providing the Premises in its current AS-IS WHERE-IS condition. The City makes no warranty, either express or implied, as to the design or condition of the Premises, including the Shell and Core, or the suitability of the Premises, including the Shell and Core, for the Tenant’s purposes or needs. The City is not responsible for any patent or latent defect, and Tenant must not, under any circumstances, withhold any amounts payable to the City under this Lease on account of any defect in the Premises, including the Shell and Core. If feasible, the City will assign to Tenant any warranties obtained from the City’s contractor for the Shell and Core and/or the right to enforce City’s rights under its contract for the Shell and Core.

[**]

Redevelopment as well as the approval of the airlines operating in the Terminal. Tenant shall provide assistance to the City in obtaining such approvals. All such approvals shall be obtained in a timely manner by the City so as not to adversely impact the Construction Phasing and Opening Schedule as set forth in Exhibit F. Should the City not obtain such approvals on a timely basis or should the City fail to obtain all necessary approvals, the Parties shall meet in good faith to mutually agree on appropriate adjustments to both the scope of work of the Redevelopment that may be reasonably necessary in order to obtain all required approvals and the Construction Phasing and Opening Schedule shall be appropriately adjusted to reflect any such delays incurred or changes in the scope.

Tenant shall be responsible for the identification of any Hazardous Materials that may be encountered during the construction for the Redevelopment and shall report any such Hazardous Materials so encountered to the Department and the City. The City, at the City’s sole cost and expense, shall be responsible for the remediation and/or removal of any such Hazardous Materials and shall also be responsible for obtaining the approval of any inspections or certifications related to any such Hazardous Materials which may be required by applicable laws in order for Tenant to perform the construction of the Base Building Improvements for the Redevelopment and for the Subtenants to perform the construction of the Subtenant Fixed Improvements for the New Concession Premises.

(d)New Concession Premises. Upon the completion of the Redevelopment by Tenant and the completion of the construction of the New Concession Premises by the Subtenants, the New Concession Premises, the Storage Premises and the Office Premises shall be re-measured pursuant to BOMA standards and the approximate square footage set forth in Article 1 hereof shall be adjusted accordingly to reflect the actual

[**]

2.2[**]

[**]

2.3

Relocation Space. The Commissioner may at any time during the Term require Tenant to vacate or to cause its Subtenants to vacate any portion of the Premises and relocate a Subtenant’s operations in those affected portions of the Premises to another location within the Terminal (“Relocation Space”) when, in the sole discretion of the Commissioner, the portion of the Premises to be relocated is necessary for other Airport or airline operational purposes or with respect to Airport security requirements. In such an event:

(i)

The Commissioner will notify Tenant in writing within a reasonable period of time prior to the date that the affected portion of the Premises need to be vacated and the affected Subtenants’ operations moved to the Relocation Space. Such notice will be not less than one hundred twenty (120) days in advance of the proposed relocation. To the extent practicable, the City will endeavor not to require Tenant or its applicable Subtenant to move from the affected Concession Premises being vacated before the City completes the construction and Improvements to the Relocation Space and the Relocation Space is ready to be open for business to the public, but the portion of the Premises being vacated may be needed for other Airport operational purposes prior to the completion of Improvements in the Relocation Space.

(ii)

The Department shall use its best efforts to provide Relocation Space which is a comparable location in terms of size, exposure to Actual Enplaned Passengers, and the ability to generate the same level of Subtenant Gross Receipts as existed in the portion of the Concession Premises to be vacated. If the affected Premises are Concession Premises and the Relocation Space is not acceptable in Tenant’s (or its applicable Subtenant’s) reasonable good faith business judgment, Tenant may reject the Relocation Space by notifying the Commissioner in writing no later than thirty (30) days after Tenant receives the Commissioner’s notice. If Tenant (or any of its affected Subtenants) reject the Relocation Space, then Tenant shall terminate the Sublease for the affected portion of the Premises on the date for the relocation set forth in the Commissioner’s notice. If Tenant (or its applicable Subtenant) rejects the Relocation Space, Tenant shall be issued a credit, equal to the unamortized portion of Tenant’s Certified Construction Costs, and if applicable, its Subtenant’s, Certified Construction Costs, as determined under Article 8, and as approved by the Commissioner, for the portion of the Premises being vacated, against Rent due and owing to the City from Tenant until the full amount of the credit has been applied against Rent. Such Certified Construction Costs shall not include costs for Tenant’s or its Subtenant’s Operating Equipment or other personal property or any portion of the Improvements not specifically designed due to unique characteristics for the vacated Premises that can reasonably be moved and used by Tenant or its Subtenant in the Relocation Space or in other locations as determined in Tenant’s or its Subtenant’s sole but reasonable discretion.

(iii)Except when Tenant (or its applicable Subtenant) rejects Relocation Space and is reimbursed by the City for the unamortized portion of Tenant’s Certified Construction Costs and if applicable, its Subtenant’s Certified Construction Costs pursuant to (ii) above, the City is responsible, at its sole cost and expense, for all costs incurred in the relocation or replication of the Improvements in the portion of the Premises being vacated, including the cost of moving Tenant’s or its Subtenants’ Operating Equipment, other items of personal property and merchandise, inventory and the cost of constructing replacement Improvements in the Relocation Space comparable to the Improvements in the portion of the Premises being vacated as of the date of relocation, to the extent comparable Improvements do not already exist in the Relocation Space. In the case of a relocation, Tenant or its Subtenants must promptly vacate the portion of the Premises required to be vacated and as to which this Lease is being terminated on the date specified in the Commissioner’s notice and return that portion of the Premises in as good condition as existed as of the date that the City gave Tenant possession of the Premises being vacated normal wear and tear and damage by casualty excepted, unless the Commissioner otherwise agrees in writing. Because the City is replacing Improvements in kind, Tenant is not entitled to any credit for unamortized Improvement Costs for the portion of the Premises being vacated, and the unamortized Improvement Costs for the portion of the Premises being vacated will deemed to be the unamortized Improvement Costs for the Relocation Space and continue to be amortized on the same schedule as the portion of Premises being vacated.

(iv)

In the event the Relocation Space is rejected by Tenant or its applicable Subtenant and the Lease is terminated as to the affected portion of the Concession Premises pursuant to (ii) above, then the Minimum Annual Guarantee as of such date will be automatically and equitably adjusted retroactive to the date in which the Concession Premises was required to be vacated in accordance with the following formula: the then current Minimum Annual Guarantee shall be multiplied by a fraction, the numerator of which is the total Gross Receipts generated from the remaining portion of the Concession Premises during the twelve (12) month period immediately following the surrender of the affected portion of Concession Premises and the denominator of which is the total Gross Receipts generated from the Concession Premises during the twelve (12) month period immediately prior to the surrender of the affected portion of the Concession Premises. Any overpayments of the Minimum Annual Guarantee made by Tenant until such determination of the equitable adjustment shall be made shall be credited against Rent due and owing to the City from Tenant until the full amount of the credit has been applied against Rent.

2.4

Permitted Uses. The Premises shall be used only for the purposes of redeveloping, marketing, managing, and subleasing the Premises for the operation of Concession Program in the Terminal which shall include, but not be limited to, the following types of concessions: specialty retail, food & beverage, newsstand, news & gifts, duty free and miscellaneous services (“Permitted Uses”) in accordance with the provisions specified herein, and for no other purpose whatsoever.

2.5

Prohibited Uses. Tenant shall not use the Premises for any use not specifically granted herein without the prior written approval of the Commissioner, which approval may be granted or withheld by the Commissioner, in its sole and absolute discretion. Prohibited uses expressly agreed to include the following: (a) foreign currency exchange services; (b) banking and other financial services; (c) automated teller machines; (d) display of revenue generating advertising by Tenant or its Subtenants in a manner inconsistent with the City’s advertising program then in effect; (e) luggage cart services; (f) luggage services; (g) public telephone and communication or coin-operated telephone services; (h) WI-FI internet services/access; (i) parking; G) ground transportation services; (k) catering (both in-flight and for airline clubs); (I) in-flight duty-free retailing; and (m) coin operated vending machines (collectively, the “Prohibited Uses”). With respect to advertising, the foregoing shall not prohibit Tenant from marketing and promoting the Concession Program within the Terminal (including, but not limited to concession directories, maps and brochures) as well as the Subtenants advertising within the Subtenant Premises.

2.6Appurtenant Rights. Tenant, its Subtenants and their respective employees, agents and contractors shall have the right as appurtenant to the Premises, subject, however, to Tenant’s compliance with the terms and conditions of this Lease, including, without limitation, Tenant’s maintenance and repair obligations set forth in Section 8.3, Tenant’s insurance and indemnification obligations set forth in Article 11, the limitations on Tenant’s use set forth in Article 6, and Tenant’s compliance with all applicable non-discriminatory rules and regulations established from time to time by the City including those set forth herein, to the non-exclusive use, in common with others, of the Common Areas (those which are not a part of the Premises), subject to the exclusive control and management thereof at all times by the City, for the purposes of moving to and from the Premises to engage in the uses of the Premises permitted in this Lease, provided that the City reserves the right to make any changes which it deems appropriate to said Common Areas, including without limitation, relocation or elimination of all or any part of said Common Areas in the City’s sole discretion, to assure public safety and convenience or to assure efficient operation of the Terminal and/or the Airport. The City shall use reasonable efforts so as to not prevent access and/or substantially impair access to the Premises in connection with any such changes to the Common Areas.

2.7

Rights Regarding Personal Property in the Premises. Tenant and its Subtenants shall retain title and ownership to all of Tenant’s and its Subtenants’ personal property in the Premises except in the event of deemed abandonment. The City owns all other property at the Premises, including the Shell and Core and Improvements and all base building utility facilities and associated infrastructure but Tenant and its Subtenants shall have a leasehold interest in all Improvements so constructed by Tenant and its Subtenants during the Term of this Lease.

ARTICLE 3

SUBLEASING TO SUBTENANTS

3.1.

Nature of Subtenants. It is the intention of the parties hereto that Tenant shall enter into Subleases with approved Subtenants in accordance with the terms of this Lease. Subtenants shall be capable of running a first-class operation and servicing international customers, and shall include a mix of nationally and regionally recognized and local entities.

3.2

Selection of Initial Operators. The City hereby consents to Tenant’s proposed list of the Subtenants set forth in Exhibit B as the “Initial Operators” of those Concession Program operations listed therein, identified as to type and location. Any replacement of a Subtenant or change in the character of a Subtenant’s business is subject to the prior approval of the Commissioner, such approval to be determined on a commercially reasonable basis. The City also consents to the existing operators and any Initial Operators who may operate concessions in the Transition Premises during the Redevelopment.

3.3

Selection of Other Subtenants. With the exception of the Initial Operators and existing operators, all Subtenants shall be selected by Tenant from a list of qualified Subtenants developed by Tenant from time to time. Selection of such qualified Subtenants shall be based on a merit-based qualification system involving a fair competitive evaluation process managed by Tenant (such process shall not be required to be a public request for proposal process) or pursuant to terms otherwise approved in the Commissioner’s sole but reasonable discretion. It is understood and agreed that names of prospective Subtenants may be added to or deleted from said list from time to time and that the inclusion of any given party on said list shall not provide any assurance that said party will in fact be selected as a Subtenant. The Commissioner’s consent to any given Subtenants shall not exempt said Subtenants from the foregoing qualification process with respect to any additional space other than the space then subleased to said Subtenants (other than expansion space added pursuant to an expansion option contained in said Subtenant’s Sublease), or with respect to any extension or renewal of the term of said Subtenant’s Sublease beyond the initial term of said Subtenant’s original term and any renewal periods contained therein. The selection process, the proposed type of business and all Subtenants are subject to prior written approval by the Commissioner, which approval shall not be unreasonably withheld, conditioned or delayed taking into consideration both the goals of the City and the goals of Tenant, and the purpose of this Lease. Tenant shall obtain and provide copies of any required Economic Disclosure Statements from prospective Subtenants as part of the Commissioner’s approval process.

3.4	Standard Sublease Agreement.

(a)Tenant shall prepare a standard sublease agreement (“Sublease”) in accordance with the terms and conditions of this Lease. The Sublease shall not prejudice or conflict with any of the City’s rights under this Lease, or applicable laws, rules or regulations. To the extent that Tenant is required under this Lease to cause any Concession Program operations to be operated in a certain manner or wherever, in order to give effect to Tenant’s obligations hereunder, it shall be necessary or desirable to impose corresponding obligations directly upon the Subtenants, said obligations shall be incorporated in the Sublease as may be determined from time to time in the sole discretion of Tenant.

(b)The Sublease shall provide that each Sublease is and shall be subject and subordinate to this Lease and in the event of any conflicts between the terms and provisions of any Sublease and this Lease, this Lease shall be controlling. In the event any approved Sublease shall extend (either by virtue of its term or by virtue of holding over with City consent) beyond the expiration or earlier termination of this Lease, Tenant shall all assign of its right, title and interest in and to all of the Subleases to the City or such third party designated by the Commissioner as of the effective date of any such expiration or termination of this Lease and the City or such third party designated by the Commissioner may assume such right, title and interest in and to all of such Subleases as of the date thereof pursuant to a mutually satisfactory assignment and assumption agreement between the Parties. Further, if this Lease is terminated due to a default by Tenant under this Lease, prior to expiration of the term of the Subleases (the date of such termination is referred to herein as the “Termination Date”), then Tenant shall be required to assign all of the Subleases to the City or any other third party selected by the City, to assume the rights and obligations of Tenant under such Subleases. In such event, the rights and obligations of Tenant under each such Sublease shall be deemed to have been assigned and transferred to the City or such other third party designated by the Commissioner as of such Termination Date and said Subtenant shall be deemed to have made full and complete attornment to the City or such other third party for the balance of the term of such Sublease without any action or confirmation from Subtenants and, further, in such event, upon request from the Commissioner, said Subtenants shall enter into a new Sublease with the City or such other third party on the same terms and conditions as the Sublease that has been transferred.

(c)The Sublease shall also provide that, if the City assumes the rights and obligations of Tenant under any Sublease, the City shall have the right at any time, by providing written notice thereof to the Subtenants, to assign its rights, title and interest under such Sublease to a third party selected by the City, and from and after the effective date of such assignment, the City shall no longer have any obligation or liability under the Sublease.

(d)The Sublease shall further provide that, in no event shall the City or such other third party designated by the Commissioner to assume Tenant’s rights and obligations under the Sublease Agreement be liable for (i) any prior acts or defaults of Tenant under the Sublease, (ii) completion of any Improvements relating to said Subtenant’s Premises, or (iii) return of any security deposits of said Subtenant except to the extent said sums (specified as such with specific reference to the Sublease pursuant to which it was deposited) have been transferred to the City or such other third party.

(e)Tenant agrees that it shall not require any Subtenants to pay the monthly rental or license payments under its Sublease more than two (2) months in advance of its respective due date. The Sublease shall provide for the obligation of the Subtenants to pay the greater of: (A) a minimum annual guarantee fee (each such fee being referred to herein as a “Subtenant’s Guarantee Fee”), or (B) a Percentage Rent (“Subtenant Percentage Rent”) based on the Gross Receipts of the applicable Subtenant Premises, and shall contain restrictions similar to the restrictions on Transfers set forth in this Lease or as provided for otherwise in an approved Sublease. The Sublease may provide for the pass-through of Operating Costs to Subtenants and Subtenants’ contributions to the capital improvements costs to be incurred by Tenant for the Redevelopment (also known as “key money” contributions in the industry), if any, which shall be retained by Tenant and not considered to be Rent hereunder. Those additional charges which Tenant shall be entitled to include in Operating Costs shall include:

(i)Marketing Fee. A Marketing Fee in the amount of one-half of one percent (0.5%) of each Subtenant’s monthly Gross Receipts (the “Marketing Fee”) for the purposes of advertising, publicity, promotional materials, events, directories, customer service training and other activities appropriate for marketing the Concession Program at the Terminal as determined by Tenant from time to time (the “Marketing Program”) shall be collected by Tenant from each Subtenant and shall be retained by Tenant for such use. Tenant shall prepare and submit an annual budget and plan for the Marketing Program which shall be subject to the prior written consent of the City, such consent not to be unreasonably, withheld, conditioned or delayed. Tenant shall have the right to negotiate specific contributions for any Subtenant as long as the amount contributed does not exceed one-half of one percent (0.5%) of monthly Gross Receipts.

(ii)CAM Fund. A pro rata share of Common Area maintenance costs and real estate taxes associated with any common areas of the Premises not sublet to Subtenants as well as any centralized charges for services rendered by third party vendors which Tenant may determine to have provided for all Subtenants for items such as storefront cleaning, trash removal, pest control, grease trap cleaning and other miscellaneous services (the “CAM Fund”). To the extent there is a shortfall in the CAM Fund following any annual reconciliations of the each Subtenants share of the total costs and expenses incurred, such shortfall shall be Tenant’s sole responsibility. Tenant may require the Subtenants in the food court to perform the cleaning and maintenance thereof in lieu of charging such Subtenants a pro rata share of such costs for the CAM Fund.

(iii)Utilities. Subtenants shall be required to pay for the installation of separate meters or check meters for the Subtenant Premises and for the consumption of all utilities used in connection with the operations of the Subtenant in the Subtenant Premises.

(iv)Impositions. A pro rata share of Impositions that may be levied or assessed from time to time with respect to the Premises, Tenant’s or the Subtenants leasehold interests in the Premises and with respect to the conduct of any operations under this Lease.

(v)City Charges. A pro rata share of any other sums charged by the City to Tenant pursuant to this Lease such as costs for security badges and any logistical support or distribution fees, for example.

Tenant shall negotiate the terms of the respective Subleases in such a manner that the obligations to pay for all pass-through items shall be apportioned on an equitable basis among similarly-situated Subtenants, to the extent that such items are not metered and billed separately to said Subtenants: Tenant shall not charge a separate management fee to the Subtenants separate from the Subtenant rent.

(f)The Sublease shall also grant to the City the direct right to enforce the provisions of the Sublease in the event of an emergency or if the same involves life safety or Airport security issues at the Commissioner’s election in the place and stead of Tenant.

(g)The Sublease shall also provide that Tenant and its Subtenants will work cooperatively in attempting to retain existing concession employees working at the Transition Premises on the Earliest Date of Beneficial Occupancy. This will be accomplished by giving the existing concession employees working at the Transition Premises on the Earliest Date of Beneficial Occupancy preferential interviews for jobs that will be created and/or retained at the New Concession Premises.

3.5

Documentation of Agreement with Subtenants. All agreements with Subtenants shall be made in the form of the Sublease approved by the Commissioner. Any material modifications to the form of the Sublease negotiated with a particular Subtenant shall be subject to the Commissioner’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed, prior to Tenant entering into a such a Sublease with a Subtenant. The Commissioner’s approval of all of the proposed terms and conditions of the Sublease, including without limitation, the proposed rent, term, the nature of the proposed Subtenant’s business and the compatibility of the proposed use with the other Concession Program operations at the Terminal and with the objective of achieving an appropriate mix of Concession Program operations, shall be granted, withheld or conditioned by the Commissioner on a commercially reasonable basis. The amortization period applicable to any given Sublease shall be equal to either: (i) the term of the Sublease, or (ii) the useful life of the asset, whichever period is shorter. Tenant may make immaterial modifications to the Sublease without the approval of the Commissioner but shall identify in writing all such modifications to the Commissioner when the Sublease is submitted for approval. In order to facilitate the Commissioner’s review process, Tenant shall furnish the Commissioner with drafts of all proposed Subleases, marked to identify all variations, if any, from the standard form of Sublease and the Commissioner shall indicate his or her approval or disapproval to Tenant within thirty (30) days. Should the Commissioner fail to approve or disapprove the Sublease within such thirty (30) day period, then the Sublease shall be deemed approved and Tenant shall be permitted to enter into such Sublease. Tenant shall furnish the Commissioner with a copy of all such executed Subleases, and no such Sublease shall be amended to modify the Subtenant’s rent, the permitted use, Subtenant’s responsibilities and operating hours, ACDBE participation or any other material provisions of the Sublease without the prior written consent of the Commissioner, determined in his or her sole and absolute discretion. Other proposed non-material amendments shall also be subject to the prior written consent of the Commissioner, such approval not to be unreasonably withheld, conditioned or delayed.

3.6

Defaults Under Subleases. Tenant shall promptly notify the Commissioner of any default by any Subtenant involving the failure of such Subtenant to pay any sums when due under its Sublease or any other material events which, with the passage of time or the giving of notice, or both, would constitute a default on the part of any Subtenant under its Sublease, including but not limited to failure to comply with the ACDBE Special Conditions. Tenant shall provide the Commissioner with copies of all notices of default delivered to any Subtenant promptly following the delivery of any such notice to Subtenant. Tenant shall utilize commercially reasonable and diligent efforts to enforce Subtenant’s obligations under said Sublease.

3.7Providing Continuous Concession Program Operations.

(a)In the event a Subtenant ceases operating for any reason, Tenant shall use commercially reasonable efforts to provide for interim operation of the affected Concession Premises such that said Concession Premises are re-opened as soon as reasonably possible under the circumstances (taking into consideration the level of Actual Enplaned Passengers in the Terminal at the time of any such cessation), but in any event within sixty (60) days unless Tenant reasonably demonstrates to the Commissioner’s satisfaction that the level of Actual Enplaned Passengers does not justify operations in that location. Tenant may, but shall in no event be obligated to, conduct such concession operations on an interim basis not to exceed six (6) months, during which time Tenant shall act diligently to procure a suitable substitute Subtenant. Alternatively, Tenant is entitled to have a Subtenant who already is operating at the Premises or any other suitable third party to operate such Concession Premises on an interim basis not to exceed one (1) year, during which time Tenant shall act diligently to procure a suitable substitute permanent Subtenant (which may include the Subtenant or other suitable third party conducting the interim operations). All such interim operations of such Concession Premises shall be subject and subordinate to the terms and provisions of this Lease and shall be in writing, the form and content of which is subject to the prior approval of the Commissioner, such approval not to be unreasonably withheld.

(b)In the event a Subtenant’s Premises are operated on an interim basis, the permanent replacement Subtenant shall be selected in accordance with this Lease. The occurrence of a default by any Subtenant under its Sublease, or the termination by a Subtenant of its concession operations, shall not release Tenant from any of its responsibilities hereunder, including, without limitation, those regarding compensation to the City and using good faith efforts to maintain ACDBE compliance.

(c)In the event: (a) Tenant fails use commercially reasonable efforts to enforce Subtenants’ obligations to continuously provide concession operations pursuant to the Sublease, or (b) the interim agreements described in this paragraph last for a period in excess of one (1) year without the consent of the Commissioner, the parties have agreed that if any portion of the Concession Premises is not being thereafter operated during the term of this Lease in accordance with this Lease, then, Tenant shall pay the City, as liquidated damages, and not as a penalty, the amount of $300.00 per day. Such liquidated damage payment shall continue from the date concession operations cease until the earlier of (i) the date concession operations resume, or (ii) the date of termination of this Lease. Said liquidated damages shall be paid monthly in arrears and shall be deemed Additional Rent.

(d)Notwithstanding anything to the contrary herein contained, in the case of the cessation of concession operations by any Subtenant for any reason during the final three (3) years of the Term, Tenant’s failure to procure a suitable permanent Subtenant in accordance with this Section shall not constitute a breach of Tenant’s obligations under this Lease provided Tenant shall have made, and shall continue to make, a commercially reasonable and diligent effort to procure a suitable Subtenant in accordance with this Lease and shall continue to cause concession operations to be conducted in the Concession Premises in question.

ARTICLE 4

TERM

4.1	Term.

[**]

terminated earlier in accordance with its terms. The Term shall not be extended beyond the expiration or earlier termination of this Lease due to the inclusion of any Additional Concession Premises which may be added from time to time during the Term. Once the Latest Date of Beneficial Occupancy is determined, the City and Tenant shall enter into a letter agreement confirming the Latest Date of Beneficial Occupancy and the expiration date of this Lease.

(b)Option to Extend. Upon mutual agreement of the Commissioner and Tenant, this Lease may be extended for one (1) additional period of five (5) years (“Extended Term”), on the same terms and conditions as set forth in this Lease. Should either Party not be in agreement to so extend the Term, such Party must give notice of its intent no later than twenty-four (24) months prior to the Expiration Date. If this Lease is not so extended and the City has not executed a new management agreement with a new manager before the Expiration Date, Tenant and the City shall negotiate in good faith to have Tenant continue to provide concession management services on a mutually agreeable fee basis until such new manager is in place.

(c)Automatic Extensions. Tenant shall automatically be entitled to the Extended Term as determined in Tenant’s sole discretion upon the occurrence of any of the following events. In such event, Tenant shall provide written notice of exercise of the Extended Term to the Commissioner within a reasonable period of time following the occurrence of any of the such events:

(i)	Reduction of New Concession Premises - Should the New Concession Premises be reduced by the Department to be less than 16,000 square feet at any time during the Term;
(ii)

Reduction in Actual Enplaned Passengers - Following the MAG Effective Date, if the Actual Enplaned Passengers in a Lease Year are five percent (5%) less than the Minimum Enplanement Threshold for a period of three (3) consecutive years at any time during the Term; or

(iii)

Restriction/Prohibition of Key Duty Free Products - The sale of either tobacco, liquor, perfumes and/or cosmetics (the “Key Duty Free Products”) on a duty free basis in the United States is materially impacted due to legislative requirements, changes in law, rules or regulations regarding the sale of any category of such Key Duty Free Products on a duty free basis, or to the extent the sale of any category of such Key Duty Free Products on a duty free basis in the Terminal is either prohibited or restricted at any time during the Term for a period in excess of twelve (12) consecutive months.

All of the terms and provisions of this Lease shall be applicable during the Extended Term and unless the context otherwise specifically requires, all references in this Lease to “Term” shall also include the Extended Term.

4.2

Termination. (a) Unless earlier terminated in accordance with its terms, this Lease shall terminate on the Expiration Date specified in Section 1.1, without the necessity of notice, and Tenant hereby waives all rights to any notice to terminate, vacate or quit the Premises except as may otherwise be expressly provided for in this Lease. Tenant hereby waives any and all rights of redemption, granted by or under any present or future Law (as hereinafter defined) in the event it is lawfully evicted or dispossessed for any lawful cause, or in the event the City obtains possession of the Premises in any other lawful manner. Such termination of the Lease, as provided herein, and the removal, restoration and surrender obligations of Tenant shall in no way give rise to any claims for or rights to payment to Tenant by the City, including without limitation, (i) any and all awards in the nature of land damages under applicable Laws, and (ii) any and all rights under the terms of this Lease, and (iii) incidental, consequential or severance damages on account of Tenant’s occupancy and/or abandonment of the Premises; and (iv) any reimbursement to Tenant or its Subtenants for any Improvements.

(b)(b) Notwithstanding anything to the contrary set forth in this Lease, following the tenth (10th) anniversary of the Latest Date of Beneficial Occupancy, the Commissioner shall have a one-time option, to terminate this Lease without cause for any reason, in the Commissioner’s sole discretion, upon one hundred eighty (180) days prior written notice to Tenant (“City’s Termination Notice”). For the Commissioner to exercise this one-time option to terminate this Lease, the Commissioner must give the City’s Termination Notice to Tenant no later than ninety (90) days following the tenth (10th) anniversary of the Latest Date of Beneficial Occupancy. Upon such notice, Tenant shall fulfill its surrender obligations in accordance with the applicable provisions of this Lease. If the City elects to terminate this Lease without cause as provided herein, this Lease shall automatically terminate upon the expiration of one hundred eighty (180) days after the date of the City’s Termination Notice (“Effective Termination Date”). Upon the Effective Termination Date, Tenant shall assign to the City, and the City shall assume from Tenant, all of the Subleases then in effect with respect to the concession program in the Terminal. If the City shall not elect to exercise or fail to timely exercise its option to terminate this Lease as provided in this Section 4.2(b) above, then this Lease shall remain in full force and effect in accordance with its terms and the City shall not have any further right of termination pursuant to this Section 4.2.

In the event of any such early termination by the City under this Section 4.2(b), the City shall pay to Tenant, a Lease Termination Payment (which shall be defined herein to include Tenant’s Unamortized Investment and Demobilization Fee as such terms are defined below) as follows: (i) a sum equal to the unamortized balance of the Tenant Certified Construction Costs in the amount previously approved by the City in accordance with Section 8.5, depreciated using the straight-line method over the Term, commencing on either the Latest Date of Beneficial Occupancy in the case of Tenant’s initial Base Building Improvements which are completed on or before the Latest Date of Beneficial Occupancy or commencing on the date first placed into service in the case of any refurbishments made to Tenant’s Base Building Improvements subsequent to the Latest Date of Beneficial Occupancy (collectively, “Tenant’s Unamortized Investment”); and (ii) a sum equal to one hundred ten percent (110%) of the rents payable by Subtenants to Tenant under the Subleases during the tenth (10th) year following the Latest Date of Beneficial Occupancy less amount of Premises Rent required to be paid by Tenant to the City as Rent hereunder for such tenth (10th) following the Latest Date of Beneficial Occupancy (“Demobilization Fee”). The City shall remit the Lease Termination Payment to Tenant on or before the Effective Termination Date. Following the receipt of the Early Termination Payment by the City to Tenant and the assignment and assumption of the Subleases as contemplated by this Section 4.5, the City and Tenant shall thereafter be released from any and all obligations under this Lease except for any the Parties’ respective obligations which shall have accrued or which shall be arising out of events occurring prior to the Effective Termination Date or which are expressly stated to survive the expiration or earlier termination of this Lease.

4.3	Holding Over.

(a)Without Commissioner Objection. Except as provided in (b), any holding over following expiration or termination shall constitute a tenancy from month-to-month on the same terms and conditions as this Lease, including payment of the Rent attributable to the portion of the Premises Tenant and its Subtenants continue to occupy. Tenant and its Subtenants must surrender and vacate any portion of the Premises no later than thirty (30) days following written notice from the Commissioner that the month-to-month tenancy is being terminated.

(b)Despite Commissioner Objection. If the Commissioner notifies Tenant in writing that holding over is not allowed, or if the Commissioner notifies Tenant that any holdover month-to-month tenancy is being terminated as to any portion of the Premises, and Tenant continues to hold over after receipt of such written notice, Tenant must thereafter pay Rent at one hundred fifty percent (150%) the annual rate of the Rent payable, on a per diem basis, during that portion of the last calendar year falling within the Term of this Lease.

(c)No occupancy of the Premises by Tenant after the expiration or earlier termination of this Lease (in its entirety or as to the portion of the Premises in question) extends the Term of this Lease with respect to the portion of the Premises, except as a holdover tenancy. Tenant and its Subtenants shall be required to vacate and surrender any portion of the Premises during the holdover tenancy in accordance with notices from the Commissioner from time to time to accommodate any of the City’s replacement tenant’s construction and commencement of operations. In the event of any unauthorized and willful occupancy after such expiration or termination, Tenant must indemnify the City against all damages arising out of the retention of occupancy, and all insurance policies and letters of credit required to be obtained and maintained by Tenant as set forth in this Lease must continue in effect.

4.4	Surrender.

(a)At the termination or expiration of this Lease as to any portion of the Premises, Tenant and its Subtenants shall promptly, peaceably, quietly and in good order quit, deliver up and return the Premises (or that portion as to which the Lease has terminated, in the case of a partial termination) in good condition and repair, ordinary wear and tear and damage by fire or other casualty excepted. Except as provided below, Tenant and its Subtenants must remove all of Tenant’s personal property from the Premises or the affected portions of the Premises within three (3) days following the date of termination or expiration of this Lease. All Improvements installed by or for Tenant and each of its Subtenants shall remain in the Premises and shall in no event shall be required to be removed by Tenant or its Subtenants. Tenant shall or shall cause its Subtenants to repair any damage to the Concession Premises caused by Tenant’s or its Subtenant’s removal of personal property, trade fixtures and other items which Tenant or its Subtenants are permitted to remove. All the removal and repair required of Tenant under this Section are at Tenant’s sole or its Subtenant’s cost and expense.

(b)If Tenant or its Subtenants fail to perform any of their obligations, then the Commissioner may cause the obligations to be performed and Tenant shall pay the cost of the performance, together with interest thereon at the Default Rate from and after the date the costs were incurred until receipt of full payment therefor. Tenant shall be permitted to pass through any such costs and expenses to applicable Subtenants as the case may be. Any property of Tenant not or its Subtenants removed by Tenant or its Subtenant’s in accordance herewith is deemed abandoned and the Commissioner may dispose of it as she sees fit, without any liability to Tenant or any other person.

(c)Any Improvements remaining in the Premises shall become property of the City, except that all of Tenant’s or its Subtenant’s trade dress, service marks, trademarks and trade names must be removed, obliterated or painted out in a commercially reasonable manner at Tenant’s or its Subtenant’s cost, within three (3) days following the expiration or termination of the Term.

4.5	Intentionally omitted.
4.6

Termination Due to Change in Airport Operations. This Lease is subject to termination by either party on sixty (60) days written notice in the event of any action by the Federal Aviation Administration (“FAA”), the TSA or any other governmental entity or the issuance of an order by any court of competent jurisdiction which prevents or restrains the use of the Airport, the Terminal or a portion thereof for commercial aviation purposes that renders performance under this Lease by either Party impossible, and which governmental action or court order remains in force and is not stayed by way of appeal or otherwise, for a period of at least ninety (90) days, so long as the action or order is not the direct and specific result of any Event of Default of Tenant.

ARTICLE 5

RENT, REPORTS AND AUDITS

5.1Rent

(a)Rent. In consideration of Tenant’s use of the Premises and the right to develop sublease, market and manage the Concession Program in the Terminal and the associated rights and privileges granted in this Lease, Tenant shall pay to City as Rent for each Lease Year the following:

[**]

[**]

(d)Additional Rent. The following items shall be considered as Additional Rent hereunder:

(i)Distribution Fee. During the Term of this Lease, the City shall have the right, but not the obligation, to establish a central receiving and distribution facility for Subtenant concession operations at the Airport. In the event such central facility is established, Tenant shall require Subtenants to pay their proportionate share of the costs of developing, operating and maintaining such facility and the costs of transporting such deliveries from the facility to one or more designated locations within the Terminal (the “Distribution Fee”). To the extent there is a shortfall in the amount collected by Tenant from the Subtenants to cover such proportionate share following any annual reconciliations of the amount of the Distribution Fee, such shortfall shall be Tenant’s sole responsibility to pay to the City.

(ii)Impositions. Tenant must timely pay, as and when due, any and all taxes, assessments, fees, and charges levied, assessed or imposed by a governmental unit upon this Lease, the Premises, Tenant’s leasehold or upon Tenant’s personal property, including but not limited to all permit fees and charges of a similar nature for Tenant’s conduct of any business or undertaking in the Premises (collectively, “Impositions”). Tenant must provide Commissioner a copy of all notices relating to leasehold taxes on the Premises within thirty (30) days after receipt and must provide the Commissioner with a receipt indicating payment of leasehold taxes on the Premises when due. Nothing in this Lease precludes Tenant from contesting the amount of an Imposition, including those taxes or charges enacted or promulgated by City; but Tenant must not contest the applicability of an Imposition in connection with the Premises. Failure of Tenant to pay any Imposition when due, except to the extent that Tenant is contesting the amount of the Imposition, will constitute an Event of Default. Tenant shall include this provision in all Subleases.

(iii)Any other amounts expressly identified as Additional Rent in this Lease.

Tenant shall be entitled to charge a proportionate share of Additional Rent to its Subtenants in an equitable and non-discriminatory manner.

5.2	Time of Payments.

(a)Commencing on the Earliest Date of Beneficial Occupancy, Tenant shall pay to the City on or before twentieth (20th) day following the expiration the preceding calendar month commencing with the second (2nd ) month following the Earliest Date of Beneficial Occupancy:

(i)	Percentage Rent for the preceding calendar month; and
(ii)	the Additional Rent attributable to the preceding calendar month;

Tenant shall also pay Impositions if and when due following the Earliest Date of Beneficial Occupancy to the appropriate governmental agencies and shall continue to pay Impositions throughout the Term of this Lease.

(b)Commencing on the MAG Effective Date, Tenant shall pay to the City:

[**]

5.3

No Waiver or Setoff. Payment of Rent other than Impositions by Tenant to the City shall not be considered to be a tax and shall be in addition to and exclusive of all license fees, taxes, or franchise fees which Tenant may now or in the future be obligated to pay to the City. Tenant’s obligations to pay Rent hereunder is independent of each and every other covenant and agreement contained in this Lease and Tenant shall pay all Rent without any setoff, abatement, counterclaims or deduction whatsoever except as otherwise expressly provided in this Lease. Tenant’s obligation to pay Rent shall be absolute and unconditional. Acceptance by the City of any payment or partial payment of Rent, liquidated damages or other fees or charges shall not constitute a waiver of any right on the part of the City. No such payment shall be deemed to be other than a payment on account of the earliest Rent then due, nor shall any endorsement of any check or payment be deemed an accord and satisfaction unless specifically agreed to in writing by the City, and the City may accept such check or payment without prejudicing in any way its right to recover the balance of such Rent.

5.4

Material Underpayment or Late Payment. Without waiving any other remedies available to the City, if: (i) Tenant underpaid Rent due in any calendar year by more than 5%; or (ii) Tenant failed to make any Rent payments within ten (10) days following notice of such nonpayment from the City, then, in either such event, Tenant shall pay, in addition to the amount due the City as Rent, interest on the amount of underpayment or late payment at the Default Rate. Interest on the amount underpaid accrues from the date on which the original payment was due until paid in full and shall be considered Additional Rent. The provision for the payment of interest does not constitute an authorization by the City of underpayment or late payment.

5.5	Security Deposit
(a)	Form of Security Deposit.

[**]

Occupancy, this Letter of Credit shall be amended to reflect an amount equal to three (3) months of the first Lease Year’s Minimum Annual Guarantee. The Letter of Credit and any replacements or renewals of it must be issues with an expiry date of at least one (1) year after the respective dates of issuance or renewal and must be maintained by Tenant, through and including the date that is ninety (90) days after the expiration of the Term. The Letter of Credit must be in the form set forth in Exhibit G or as otherwise approved by the City’s Corporation Counsel.

(ii)

In lieu of the Letter of Credit, Tenant may provide cash or a cashier’s check in the same amount for immediate deposit in the City’s accounts. The Letter of Credit, cash or cashier’s check, as applicable, is referred to in this Lease as the “Security.” The Security secures the faithful performance by Tenant of all of Tenant’s obligations under this Lease. The Commissioner is entitled to draw on any such Letter of Credit unless proof of renewal of the Letter of Credit or a replacement Letter of Credit in form and substance satisfactory to the Corporation Counsel has been furnished to the Corporation Counsel at least thirty (30) days before its expiration date. The City will hold the proceeds as a cash Security to secure the full and faithful performance of Tenant’s obligations under this Lease. The Commissioner is not obligated to pay or credit Tenant with interest on any Security.

(iii)

The Commissioner also is entitled to draw on the Letter of Credit in whole or in part upon the occurrence of an Event of Default, in which event the Commissioner is entitled to apply all or any part of the proceeds of it or any cash or other Security deposited by Tenant and held by the City for the payment of any obligation of Tenant arising before or after the Event of Default.

(iv)

The Letter of Credit must provide that the Commissioner may draw upon the Letter of Credit in whole or in part upon the delivery by the Commissioner to the issuer of the Letter of Credit of a demand for payment, purportedly signed by the Commissioner, together with a written statement that the Commissioner is entitled to draw upon the Letter of Credit under the terms of this Lease. If amounts are drawn upon the Letter of Credit or amounts of a cash Security are applied by the Commissioner in accordance with the terms of this Lease, Tenant must reinstate the Letter of Credit or cash Security to its full amount required in this Lease within ten (10) days following receipt of written notification by the Commissioner of the City’s draw upon the Letter of Credit or use of the cash Security. The rights reserved to the Commissioner or the City under the Letter of Credit or any cash Security are in addition to any rights they may have under this Lease or under law.

(b)Qualified Issuers. The Letter of Credit called for in this Lease must be issued by companies or financial institutions having a rating of “A” or better as determined by standard and Poor’s or by Moody’s Investors Service, Inc., or a net worth of at least [**] unless otherwise approved in writing by the Commissioner. If any draw requires personal appearance by a City representative, such shall occur at a location in Chicago or, if the issuer does not have an office in Chicago, the City shall be entitled to draw on the Letter of Credit for any travel expenses incurred by the City.

(c)Right to Require Replacement of Letter of Credit. If the financial condition of the institution issuing the Letter of Credit materially and adversely changes, the Commissioner may, at any time, require that the Letter of Credit be replaced with a Letter of Credit from another institution and in accordance with the requirements set forth in this Section.

(d)No Excuse from Performance. None of the provisions contained in this Lease nor in the Letter of Credit required under this Lease excuse Tenant from faithfully performing in accordance with the terms and conditions of this Lease or limit the liability of Tenant under this Lease for any and all damages in excess of the amounts of the Letter of Credit.

(e)Non-Waiver. Notwithstanding anything to the contrary contained in this Lease, the failure of the Commissioner to draw upon the Letter of Credit required under this Lease or to require Tenant to replace the Letter of Credit at any time or times when the Commissioner has the right to do so under this Lease does not waive or modify the Commissioner’s rights to draw upon the Letter of Credit and to require Tenant to maintain or, as the case may be, replace the Letter of Credit, all as provided in this Article 5.

5.6	Reports.

(a)Monthly. Tenant must furnish to the Commissioner on or before the twentieth (20th) day of each calendar month falling wholly or in part within the Term of this Lease a complete statement, certified by a authorized representative of Tenant, showing in all reasonable detail, the amount of Gross Receipts derived from each Subtenant’s Concession Premises and by category of concession during the preceding month and the Minimum Annual Guarantee, Percentage Rent and Additional Concession Percentage Rent due from Tenant for the preceding calendar month (the “Monthly Certified Statement”).

(b)Annually.

(i)Tenant also must furnish to Commissioner no later than one hundred twenty (120) days following the end of each Lease Year and within one hundred twenty (120) days after the expiration or termination of this Lease, a complete statement of the amount of Premises Rent payable by Tenant for such Lease Year certified by an independent certified public accountant engaged by Tenant, showing in all reasonable detail the amount of the Minimum Annual Guarantee, Percentage Rent and Additional Concession Percentage Rent due from Tenant for the preceding Lease Year (the “Annual Certified Statement”). The Commissioner may, from time to time, reasonably require upon not less than thirty (30) days prior written notice to Tenant, copies of all Subtenant returns and other information filed with respect to Illinois sales and use taxes as well as such copies of the respective annual certified statements received from Subtenants, and other reasonable financial and statistical reports as requested.

(ii)Tenant’s Annual Certified Statement must include a breakdown of Subtenant Gross Receipts generated by the Concession Program for each Subtenant by location. Tenant’s Annual Certified Statement shall include a standard non-qualified opinion of an independent certified public accountant as to the accuracy of the Annual Certified Statement.

(iii)Tenant shall require each Subtenant’s annual certified statement to be opined by an independent certified public accountant which shall include the following language, or language of similar purport:

“We, a firm of independent certified public accountants, have examined the accompanying financial statement of [Subtenant] for the year ended                            relating to its operations at the Terminal pursuant to a Sublease dated                                          , 20    . Our examination was made in accordance with generally accepted accounting principles and, accordingly and, includes such tests of the accounting records and such other procedures as we considered necessary in the circumstances.

In our opinion, the accompanying financial statement presents accurately the amount of [Subtenant] Gross Receipts and the total Rentals due as defined in the Sublease for the year ended                             .”

(c)All such reports and statements described in this Article 5 shall be prepared on a form approved by the Commissioner, such approval not to be unreasonably withheld. If Tenant fails to timely furnish to the Commissioner any Monthly Certified Statement or Annual Certified Statement required under this Lease or if the independent certified public accountant’s opinion is qualified or conditioned in any material manner, the Commissioner has the right (but is not obligated) without notice, to conduct an audit of Tenant’s and, as needed, Subtenants’ books and records and to prepare the statements at Tenant’s sole cost and expense. Tenant must also provide the Commissioner with such other reasonable financial or statistical reports and information concerning the Concession Program or any part thereof, in the form as may be reasonably required from time to time by the Commissioner.

5.7

Adjustments Based Upon Annual Certified Statements. In the event that the Annual Certified Statement required under Article 5 indicates an underpayment for any Lease Year or portion thereof of the Term, Tenant shall pay the difference between the amounts paid under Article 5 and the amount due based on the Annual Certified Statement and if such underpayment is in excess of two percent (2%), Tenant shall also pay interest thereon at the Default Rate from the date or dates when such amounts were originally due. Such payment shall be made no later than fifteen (15) days from the time that the Annual Certified Statement is due. In the event that the Annual Certified Statement indicates an overpayment for any Lease Year or portion thereof during the Term, the City, upon approval of such Annual Certified Statement, shall reimburse Tenant, for the difference between the amounts paid by Tenant under Article 5 and the amount due based upon the Annual Certified Statement or as a credit against future payments of Rent hereunder until fully applied. In the event that this Lease is terminated in accordance with the terms hereof, such reimbursement shall be made as a lump sum payment within ninety (90) days after the expiration or earlier termination of this Lease.

5.8	Books, Records and Audits.

(a)Except as provided below, Tenant shall cause its Subtenants to prepare and maintain at their respective principal business offices located in the United States and to make the same available for inspection in Chicago full, complete and proper books, records and accounts in accordance with generally accepted accounting procedures relating to and setting forth the Gross Receipts, both for cash and on credit, and must require and cause its operations personnel to prepare and keep books, source documents, records and accounts sufficient to substantiate those kept by the Subtenants. The books and source documents to be kept by the Subtenants shall include true copies of all federal, state and local tax returns and reports, daily receipts from all sales and other pertinent original sales records and records of any other transactions conducted in or from the Concession Premises by anyone conducting business in or from the Concession Premises. Pertinent original sales records for Subtenants are to include: (i) cash register tapes, including tapes from temporary registers; (ii) sequentially numbered transactions; (iii) original records indicating that merchandise returned by customers was purchased at each Subtenant Premises by the customers; (v) detailed original records of any exclusions or deductions from Gross Receipts; (vi) sales tax records; and (viii) such other sales records, if any, that would normally be examined by an independent accountant under accepted auditing standards in performing an audit of the Gross Receipts. Tenant or its Subtenants (as the case may be) must maintain any such books, records, and source documents in a secure location for a period of five (5) years following the expiration of each Lease Year during this Lease and for the same period following the final Lease Year.

(b)Tenant shall cause each of its Subtenants to record at the time of each sale or other transaction, in the presence of the customer, all receipts from the sale or other transaction, whether for cash, credit or otherwise, in a POS System having a cumulative total that must be sealed in a manner approved by the Commissioner and that must possess such other features as reasonably required by the Commissioner. The books, records and accounts, including any sales tax reports that Tenant and its Subtenants may be required to furnish to any government or governmental agency, must at all reasonable times be open to the inspection (including the making of copies or extracts) of the Commissioner, the Commissioner’s auditor or other authorized representative or agent at Tenant’s or the applicable Subtenant’s principal business office located in the United States (with copies thereof to be made available for inspection within the City of Chicago, if so requested by the Commissioner) for a period of at least three (3) years after the expiration of each calendar year falling wholly or in part within the Term. All of the costs and expenses incurred in any such examination or inspection by the City shall be at the City’s sole cost and expense except as otherwise provided in this Lease. Tenant shall conduct audits of the books and records of its Subtenants from time to time as Tenant deems necessary or desirable and shall conduct such an audit of each Subtenant at least once every three (3) Lease Years. Notwithstanding the foregoing, Tenant shall not be required to audit the books and records of any Subtenant more often than once per Lease Year and not more often than two (2) times over a period of three (3) Lease Years.

(c)The acceptance by the Commissioner of payments of any Premises Rent is without prejudice to the Commissioner’s right to conduct an examination of the Tenant’s books and records related to Rent and/or its Subtenant’s books and records relating to Gross Receipts at the Concession Premises, in order to verify the amount of Rent due hereunder and to verify the amount of Gross Receipts made in and from the Concession Premises.

(d)After providing Tenant at least three (3) days prior written notice, the Commissioner may inspect the books and records of any Subtenant but shall provide five (5) days prior written notice in the case of inspection of Tenant’s books and records. Further, at its option, the Commissioner may at any reasonable time, upon no less than ten (10) days prior written notice to Tenant cause a complete audit to be made of Tenant’s entire records relating to the Concession Premises for the period covered by any statement issued by Tenant as above set forth. If the audit discloses that Tenant’s statement of Rent is understated to the extent of:

(i)

Three percent (3%) or more, Tenant must promptly pay the City the cost of the audit in addition to the deficiency (and any interest on the deficiency at the Default Rate), which deficiency is payable in any event; and if

(ii)

Five percent (5%) or more due to Tenant’s fraudulent or willful misconduct, an Event of Default is considered to have occurred, and the City shall have in addition to all other remedies available under this Lease, at law, or in equity, the Commissioner has the right to terminate this Lease immediately upon giving notice to Tenant, without any opportunity for Tenant to cure.

In addition to the foregoing, and in addition to all other remedies available to the City, if Tenant or the City’s auditor schedules a date for an audit of Tenant’s records and Tenant fails to be available or otherwise fails to comply with the reasonable requirements for the audit, Tenant must pay all reasonable costs and expenses associated with the scheduled audit.

5.9

Lien. In addition to any liens as may arise under Illinois law, the City has a contractual lien under this Lease on all property, including Tenant’s personal property located on the Premises, as security for non-payment of any Rent due.

ARTICLE 6

TRANSFERS OTHER THAN SUBLEASES

6.1	City.

The City expressly reserves the right to sell, assign or otherwise transfer all or any part of its interest under this Lease, at any time and to any third party. Upon the effective date of such a sale, assignment or transfer, the City is forever relieved, from and after such date of any and all obligations arising under or out of this Lease, to the extent such obligations are assumed by the buyer, assignee or transferee.

6.2	Tenant.

(a)Transfers. Except as expressly provided elsewhere in this Lease, neither this Lease nor any interest of Tenant in this Lease or the leasehold created hereby shall be directly or indirectly sublet, sold, assigned, transferred, mortgaged, pledged or otherwise disposed of or encumbered (each considered a “Transfer”) without the express written consent of the City. A change in ownership or control of Tenant, either directly or indirectly, shall be deemed a Transfer.

(b)City Consent. Whenever City consent is required, a Transfer of all of Tenant’s interest in this Lease or the leasehold created hereby shall require consent of the City Council of the City of Chicago, which may be withheld in the sole discretion of the City Council, and a Transfer of less than all of Tenant’s interest shall require consent of the Commissioner. In determining whether or not to consent to a Transfer, City will take into account, without limitation, the promotion of a competitive environment at the Airport in light of the then-existing circumstances, the proposed use of the Premises by any transferee, the balanced utilization of the Airport facilities, operational considerations relating to the characteristics of the proposed transferee, the financial condition of the proposed transferee and the impact on City”s ability to exercise control over the Airport. Consent by City to any type of Transfer shall not in any way be construed to relieve Tenant from obtaining further authorization from City for any subsequent Transfer of any nature whatsoever.

(c)Transfers not requiring City Consent..

(i)Transfers to Affiliates. Tenant may effect a Transfer to an Affiliate of Tenant without City consent with sixty (60) days’ prior notice to the City, provided that: (i) the proposed transferee Affiliate is in compliance with all of the legal requirements of this Lease, (ii) the proposed transferee Affiliate is sufficiently financially responsible, experienced and capable to perform Tenant’s obligations under this Lease, (iii) the proposed transferee Affiliate assumes all of Tenant’s obligations under this Agreement, (iv) in the Commissioner’s reasonable opinion, the Transfer will not have a material adverse effect upon the Airport or operation of the Terminal, (v) no Event of Default then exists and (vi) the transferee Affiliate executes the City’s EDS form and certifies therein compliance with all laws and ordinances referenced.

(ii)Transfers Due to Trading on a National or International Exchange. Transfers that are changes in ownership of Tenant due to trading in or issuance of a parent company’s stock or other forms of ownership interests on a national or international exchange shall not be subject to City consent; however, Tenant shall promptly notify the City of any such change in ownership which would require disclosure of a new owner or disclosure of other changes in percentage ownership on the then-current version of the City’s EDS form, and Tenant shall submit revised EDS form(s) accordingly. As used in this provision, “national or international exchange” means the New York Stock Exchange, the American Stock Exchange, or their foreign equivalent.

(d)Tenant to Remain Primarily Liable. Notwithstanding any Transfer, with or without City consent, Tenant shall remain fully liable for the payment of all of its fees and fully responsible for the performance of all of its other obligations hereunder, except where the City Council consents to the Transfer and expressly relieves Tenant of such liability and responsibility.

(e)Requests for City Consent. Any and all requests by Tenant for City consent to a Transfer shall be made in writing to City. Upon request by City, Tenant shall provide copies of the proposed documents of Transfer. Requests for City consent to a Transfer shall completely disclose any and all monetary and non-monetary considerations made or to be made to Tenant for said Transfer and shall include completed EDSs from the proposed transferee. Any or all of the requests by Tenant for consents under this Section must be made in writing and provided to the Commissioner (a) at least 60 days prior to the proposed Transfer if the Commissioner’s consent is required; and (b) at least 120 days prior to a proposed Transfer if the City Council’s consent is required, unless the City determines that more time is required.

(f)City’s Right to Collect from Transferee. If any Transfer shall occur, with or without City consent, City may collect fees and other sums to be paid under the Lease from any assignee, sublessee or other transferee of Tenant, and in such event shall apply the net amount collected to the fees and other sums payable by Tenant hereunder without such action by City releasing Tenant from any of its obligations hereunder. If any Transfer requiring City consent shall occur without City consent, and if City collects fees and other sums from the transferee and applies the net amount collected in the manner described in the preceding sentence, such actions by City shall not be deemed to be a waiver of the consent requirement or constitute acceptance of such transferee.

(g)Transfers Without City Consent Void. Any Transfer requiring City consent made without such City consent shall be void and of no effect. Further, any such Transfer shall constitute an Event of Default subject to all remedies, including termination of this Lease at the City’s option, and does not relieve Tenant of any of its obligations under this Lease for the balance of the Term. This Section applies to prohibit a Transfer, such as an assignment by a receiver or trustee in any federal or state bankruptcy, insolvency or other proceedings or by operation of law. Under no circumstances will any failure by the Commissioner to act on or submit any request by Tenant or any Subtenant to City Council or to take any other action as provided in this Lease be deemed or construed to constitute consent to the Tenant’s or any Subtenant’s request by the Commissioner or by the City Council.

(h)Excess Rent. In the event of a permitted Transfer of all or any portion of the Premises or Transfer of all or any portion of the Term, where the fees or rent payable to Tenant exceed the Rent or pro rata portion of the Rent payable by Tenant to City under this Lease, as the case may be, for the Premises or Term, Tenant must pay the City monthly, as Additional Rent, at the same time as the monthly installments of other Rent under this Lease that are payable in monthly installments, the excess of the fees or rent payable to Tenant pursuant to the Transfer over the Rent payable to the City under this Lease.

(i)City Expenses. All reasonable costs and expenses actually incurred by the City in connection with processing its consent to a proposed Transfer shall be payable to the City as Additional Rent.

(j)Subleases. Although Subleases are not considered Transfers for purposes of this Article, similar restrictive provisions on Transfers will be included in every Sublease so that Subtenants may not Transfer their Subleases or their interests in them without Tenant and City consent.

ARTICLE 7

CONCESSION MANAGEMENT AND OPERATIONS

7.1Concession Plan. Tenant shall develop, market, manage and sublease the Concession Program so as to provide a first-class, high-quality customer service oriented Concession Program in accordance with the Concession Plan. The initial Concession Plan shall be deemed to be the plan for operation of the Terminal’s concessions as contained in the Tenant’s Proposal. Tenant may propose amendments or modifications to the Concession Plan from time to time, subject to the approval of the City which may be granted or withheld in its sole and absolute discretion. Further, the City shall have the right to direct Tenant to alter or modify the Concession Plan as it deems reasonably necessary or appropriate to meet the demonstrated needs of Actual Enplaned Passengers in the Terminal.

7.2	Tenant’s Concession Management Program Responsibilities. In managing and operating the Concession Program, Tenant shall, without limitation, perform the following duties:

(a)Develop, market, manage, and sublease the Concession Program pursuant to the terms of this Lease;

(b)Enter into Subleases of the Concession Premises and any Storage Premises, as the case may be, in accordance with the Concession Plan. All Subtenants (other than the Initial Operators and the existing operators as defined in Article 3) shall require the written consent of the City, and their Subleases shall be subject to and subordinate to this Lease. As provided in Article 3, Subleases shall contain similar enforcement clauses (including, without limitation, default and penalty clauses) to those contained in this Lease, shall be consistent with this Lease and shall be otherwise substantially similar to the Sublease form submitted by Tenant and approved by the City pursuant to Section 3.4 hereof;

(c)Bill and use its best efforts to collect all amounts payable to Tenant by each and every Subtenant pursuant to the terms of the respective Subleases;

(d)	Monitor the sales activity of each and every Subtenant;

(e)Ensure that the Subtenants operate in a manner comparable to retailers in first-class dining and retail projects in the Chicago metropolitan area and so as to not interfere with Airport operations or create any hazardous situation;

(f)Conduct audits of Subtenant compliance with the Service and Performance Operating Standards as provided below;

(g)Continuously manage the Concession Plan and Concession Program and cause its Subtenants to continuously operate in accordance with this Lease;

(h)Monitor and use commercially reasonable and good faith efforts to enforce the compliance by all Subtenants of all ACDBE requirements as set forth in this Lease;

(i)Use good faith efforts to assist the City’s Construction Manager to monitor and report Tenant’s and Subtenants’ compliance with their respective MBE/WBE Participation Plans;

(j)Maximize the financial return to the City and Tenant and, in addition, provide quality services to the public in accordance with the pricing policies set forth in this Lease;

(k)Understand and implement those changing trends in the retail, food and beverage, news & gifts and service industries, to the extent permitted to do so under the Subleases;

(l)Attend meetings at the request of the Commissioner with respect to Tenant’s obligations under this Lease and issues related to the Concession Plan and Concession Program. Tenant shall cause members of its Operational Staff as defined below or senior employees or staff (and, if needed, Subtenant representatives) to attend such meetings as may be reasonably requested by the Commissioner;

(m)Provide the City with such data and information with respect to the Concession Plan and Concession Program as the City may reasonably request from time to time, including sales forecasts; and

(n)Oversee, manage, and use diligent efforts to enforce all obligations by Subtenants with the provisions of this Lease and the respective Subleases. Tenant shall not unjustly discriminate among Subtenants in the enforcement of their Subleases.

7.3

Service to the Public. Tenant acknowledges and agrees that the Concession Program operations are an important service to users of the Terminal and vital for the economic development of the City, and that therefore Tenant and the Subtenants shall conduct themselves in a first-class, businesslike, efficient, courteous and accommodating manner. Tenant shall, and shall cause the Subtenants to, render those public services generally performed by parties providing concession operations at the Airport, including, without limitation, making reasonable change, giving directions, welcoming and assisting international travelers and assisting the public generally. Tenant shall have the authority to manage and administer the Concession Program, subject to the rights of the City specified herein to direct Tenant in order to ensure that the Airport operates in the most effective and efficient way possible, and to supervise the performance of Tenant and the Subtenants as provided in this Lease.

7.4

Maximization of Business. Tenant covenants to take all reasonable measures to maintain, develop and facilitate the increase of the business conducted by the Subtenants and, in addition, shall provide quality services to the public in accordance with the pricing policies set forth in this Lease. Tenant further covenants that it will not divert or cause or allow to be diverted any business from the Concession Premises to other locations outside of the Terminal.

7.5

Obligation to Discontinue. Tenant agrees to promptly discontinue or remedy any practice of the Concession Program operations or the sales of any items or the offering of any services which are objectionable to the Commissioner and shall use commercially reasonable efforts cause the Subtenants to do likewise. Live entertainment in the Terminal is prohibited without the advance written approval of the Commissioner.

7.6

Annual Marketing Plan. Tenant shall no later than forty-five (45) days prior to the expiration of each Lease Year of the Term, present an annual marketing plan describing the Tenant’s strategy for concession operations for the subsequent Lease Year (“Annual Marketing Plan”) to the Commissioner for review and approval which approval shall not be unreasonably withheld, conditioned or delayed. Such Annual Marketing Plan shall contain a summary on proposed advertising events, sales promotions, public relations, customer service training for Subtenants and results of Subtenant secret shops and Subtenant employee incentive contests and other items.

7.7	Standards of Service. Tenant shall comply with the following standards of service in the management of the Concession Program.

(a)Staffing/Personnel. Tenant shall employ a full-time trained professional staff (“Operating Staff’) at all times during the Term of this Lease of sufficient size, expertise, ability, suitability, and experience in retail, customer service and lease management to carry out all of its obligations and responsibilities under this Lease and Tenant shall maintain a sufficient number of Operating Staff on-site at the Premises during the normal business hours of 8:30 am to 5:30 pm local time (but such Operating Staff shall be available at other times as provided below) in accordance with the staffing plan submitted by Tenant (the “Staffing Plan”). Such Staffing Plan, upon approval by the City, shall be modified upon the reasonable request of the City. The Parties hereby agree that the Staffing Plan reflects that Tenant’s Operating Staff shall be limited to a General Manager, Assistant General Manager - Marketing and Operations and an administrative assistant unless otherwise mutually agreed to in writing by the Parties. Tenant shall cause its Subtenants to maintain a sufficient number of personnel including, without limitation, cashiers, management and supervisory personnel to fully meet the needs of customers during the Service Hours. Tenant’s Operating Staff on the Premises shall be available by telephone and/or such other communication device as the City may require during the Service Hours.

(b)Service Hours. The Airport is open for business every day, three hundred sixty-five (365) days per year and is busy during non-traditional working and shopping hours. Accordingly, “Service Hours” shall include the hours the Concession Program shall be open as directed by the City from time to time, including without limitation, the hours necessary to provide service for the earliest daily incoming and outgoing flights (including the provision of service to passengers who arrive in advance of same) and the latest daily incoming and outgoing flights, including non-scheduled activity by charter airlines. To that end, Tenant shall cause its Subtenants to open and operate the Concession Program, during hours directed by the City; provided that, if passenger traffic conditions, flight scheduling, flight delays or other considerations make it necessary, in the reasonable opinion of the City, the Concession Program shall be open at times not then scheduled. The City reserves the right to direct Tenant to change or adjust the Service Hours, and Tenant agrees and covenants to cause the Subtenants to open and adequately staff the Concession Program during the hours directed by the City. The City shall give Tenant at least thirty (30) days notice of any permanent adjustment in Service Hours. In addition, in an emergency, as determined by the City, Tenant shall use commercially reasonable efforts to cause the Subtenants operating essential concessions (such as newsstands and food & beverage concessions) to open or keep open the Concession Program or portions thereof upon two (2) hours prior verbal notice. The Service Hours and the need for flexibility as described herein shall be included in all Subleases.

(c)Customer Service. Tenant’s and Subtenant’s employees shall provide a high level of customer service consistent with a first class concession program. Tenant’s and its Subtenant employees shall be courteous, neat in appearance, appropriately attired and shall use skill and diligence in the conduct of business. Tenant’s and Subtenant’s employees shall have sufficient knowledge of the Terminal and of the Airport to promptly and courteously direct and assist passengers in and around the Terminal and the Airport, including, without limitation, to airlines, Gates, customer information booths or customer information personnel, baggage carts, ATMs, other concession locations, telephones, rest rooms, escalators and elevators, exits and access to other terminals and ground transportation. No employee of Tenant or its Subtenants shall act in a loud, offensive or otherwise objectionable manner or in a manner detrimental to the best interests of the City. Each Concession Premises shall accept all major credit cards and shall provide change-making services without charge upon request. Tenant shall provide initial and on-going customer service training to its and its Subtenants employees in order to ensure compliance with the specific Service and Performance Operating Standards and to provide a high level of customer service, consistent with a first class food and beverage operation in general. All costs and expenses associated therewith shall be paid from the Marketing Fund.

(d)Concession Premises Facilities and Equipment. Tenant shall cause its Subtenants to operate the Concession Premises in a well-organized, safe, professional, clean and attractive manner and condition. All Operating Equipment shall be maintained in good condition and repair.

(e)Customer Complaints. In the event that Tenant or any of its Subtenants receive any written complaint concerning the Concession Program or any concession operations therein, Tenant shall within twenty-four (24) hours of receipt of such complaint by Tenant forward a copy of the complaint to the Commissioner and Tenant shall or shall cause its Subtenants to respond to such complaint in writing within three (3) days after receipt thereof and shall make a good faith effort to explain, resolve or rectify the cause of such complaint. Tenant shall submit a copy of its response to complaint to the Commissioner upon issuance of said response if from Tenant or upon receipt of said response if from a Subtenant. If the City receives a written complaint regarding the Concession Program or any concession operations therein, the City shall forward a copy of the same to Tenant and Tenant shall respond as set forth herein.

(f)Resident General Manager/Emergency Contact. In order to assure compliance with the terms, covenants and conditions of this Lease, Tenant shall retain a qualified competent manager suitably experienced and acceptable to the City to provide on-site management of the Concession Program on a full-time basis to manage all of Tenant’s obligations and responsibilities under this Lease (the “Resident General Manager”). Tenant shall notify the City of the identity of its Resident General Manager and of any changes in such identity. Tenant shall assure that the Resident General Manager or his or her designee, acceptable to the City, is available, by telephone and such other communication device as the City may require, on a 24 hour per day, seven (7) days per week basis to respond to the City on day to day issues and in the event of emergencies. Tenant shall notify the City of the name and telephone number of such representative and shall update such information as necessary. If any Resident General Manager, in the City’s reasonable judgment, does not perform up to standards consistent with the fulfillment of Tenant’s obligation and responsibilities under this Lease, Tenant, in good faith, shall promptly take steps to remedy any such failure in performance.

(g)Continuous Operation. As provided in Article 3, Tenant hereby covenants that it shall continuously sublease, market, and manage any available Concession Premises pursuant to the terms of this Lease and shall from and after the Latest Date of Beneficial Occupancy cause its Subtenants to continuously and uninterruptedly occupy and use the Concession Premises for the Concession Program and shall keep the Concession Program open for business during the Service Hours, except as may otherwise be permitted under this Lease or to the extent Tenant or any of its Subtenants may be prevented therefrom by Force Majeure, or occasioned by the City’s negligence or willful misconduct. Tenant acknowledges that the Concession Program are essential services at the Terminal and Tenant’s failure to cause its Subtenants to provide continuous operation of the Concession Program or any portion thereof will result in damages to the City that are difficult to quantify in light of airport operational and customer service factors. Therefore, in addition to any other remedies set forth herein, the City may assess, and if so assessed, Tenant shall pay to the City as liquidated damages and not as a penalty, the amount of Three Hundred Dollars ($300.00) each day the Concession Program is not continuously operated.

7.8	Concession Monitoring.

Performance Standards and Audits. Tenant acknowledges the desire of the City to provide first class, customer service oriented concessions to the traveling public and other customers of the Terminal, consistent with the provisions of this Lease. Tenant shall use commercially reasonable efforts to cause its Subtenants to maintain the Concession Premises in a clean, neat, sanitary and safe condition in accordance with the service and operating standards which have been reviewed and approved by the City and attached hereto as Exhibit M (“Service and Performance Operating Standards”) and in accordance with the provisions of this Lease. Tenant shall work with its Subtenants to achieve and maintain compliance with such requirements, including but not limited to, conducting daily walk through inspections and periodic meetings with Subtenants on an as needed basis.

In addition, Tenant shall conduct formal performance audits of a selection of the Concession Premises on a quarterly basis and more frequently as needed, without notice to any Subtenant, to ensure that all requirements of this Lease and the Subleases are met. Such audits shall be conducted by Tenant or by consultants hired by Tenant, at no expense to the City, but payments for any third party consultants shall be permitted from the Marketing Fund contributions from the Subtenants. The City reserves the right to participate in such audits, at its discretion and at its own expense, to conduct its own audits in accordance with the provisions hereof; without notice to any Subtenant and to request that Tenant conduct an audit at a time not then scheduled. The City may enter any Concession Premises for the purposes described hereunder, at any time, without notice to Tenant or any Subtenant.

Tenant shall notify each Subtenant of any deficiencies and of any failure to meet a Minimum Performance Standard (as defined in the Service and Operating Performance Standards) and shall use commercially reasonable efforts to cause the Subtenant to correct the deficiency and Tenant shall assess and collect the appropriate liquidated damages. Tenant may, in its reasonable business judgment and in light of the circumstances then present in the Terminal, use such judgment and circumstances in determining whether liquidated damages shall be assessed and collected whenever a Minimum Performance Standard is not met. Such deficiencies and the amount of the liquidated damages imposed shall be reported to the City. If the deficiency is not corrected within the applicable grace period, Tenant may impose and collect the appropriate additional liquidated damages or Tenant may pursue other remedies provided in the Sublease or available at law or in equity. If assessed, liquidated damages imposed for failure to correct a deficiency within the applicable grace period or for failing to meet a Minimum Performance Standard shall accrue on a daily basis until the deficiency is corrected and shall be reported by Tenant to the City. All liquidated damages collected under this Section shall be retained by Tenant to cover its overhead administrative expenses.

If the City determines that a Subtenant has failed to properly correct any deficiency after receiving notice from Tenant, the City shall have the right, but not the obligation, to so notify the Tenant in writing as to the steps to be taken by Tenant and Subtenant and Tenant shall thereafter pursue any and all other appropriate remedies available pursuant to the Sublease, and at law or in equity.

The City expressly reserves the right to establish its own concession monitoring program and Tenant agrees to comply with and to cause its Subtenants to comply with the provisions of the City’s concession monitoring program following sixty (60) days prior written notice to Tenant by the City.

7.9

Street Pricing. Tenant shall provide in the Subleases that Subtenants shall not be permitted to charge prices in excess of one hundred and ten percent (110%) of Street Prices, as hereinafter defined, for all types of merchandise sold and services rendered by Subtenants from the Concession Premises. The Street Price shall be determined as follows:

(a)If a Subtenant conducts business in non-Airport locations, the Street Price is the price charged for the same merchandise or service at the nearest non-Airport location (provided, however, if a Subtenant operates in downtown Chicago, then any such location shall be used for comparison and such pricing shall prevail over other Subtenant prices), excluding short-term promotional and other sale prices.

(b)If a Subtenant does not operate in non-Airport locations, the Street Price for all and the same merchandise and services (except as provided in subsection (c) of this Section with respect to food and beverages sold for immediate consumption by restaurant, snack bar or other food and beverage concessions), is the average price charged for such goods and services by three (3) comparable businesses in the metropolitan Chicago area where comparable merchandise or services are sold. Notwithstanding subsection (c) of this Section, this subsection (b) is intended to govern the Street Price of packaged food including, without limitation, candy, gum, pre-packaged snack items and other food and beverages sold for consumption off Premises.

(c)If a Subtenant does not operate in non-Airport locations, the Street Price for all food and beverage merchandise (including alcoholic beverages) sold for immediate consumption by any restaurant, snack bar, or other food and beverage concession shall be based on menu prices or price lists of three (3) comparable businesses or restaurants operating in the Chicago metropolitan area (as mutually and reasonably agreed to by Tenant and the City, taking into account variations in quality, service, portion size and ambiance at such comparable establishments).

(d)If the product or service offered is neither sold by the Subtenant in non-Airport locations nor readily available from comparable businesses in the Chicago metropolitan area, and does not fall within any other category described in this Section, the Street Price shall be based on reasonable comparisons mutually agreed to by the Parties.

(e)If the Subtenant sells duty free merchandise, then the Street Price of such duty free merchandise shall be based on reasonable comparisons with other duty free airport concessions operating in large urban airports located in major cities (top twenty in total population) in the United States.

From time to time but not less than once per year, Tenant shall conduct a sampling survey of Subtenants’ prices to determine a Subtenant’s compliance with this Section and the costs of such surveys shall be paid from the Marketing Fund.

7.10

Other Pricing Policy. The Commissioner may adopt other reasonable pricing policies, with which Tenant and Subtenants shall comply, to restrict overcharging and price gouging by Subtenants due to their dominant market position and any exclusive rights granted, but in no event shall the Commissioner require prices lower than the Street Prices.

7.11

Subtenant Sales. Tenant shall monitor the sales activity of each and every Subtenant and shall develop an action plan (with respect to merchandising, management and marketing efforts) for Subtenants who do not meet sales projections and work with Subtenants to improve performance. Tenant shall inform the City of such failures and shall propose corrective action to be taken and the time frame during which such steps shall be taken to improve Subtenants’ sales performance for the City’s approval. The City may modify, alter or amend such corrective action plan and may direct Tenant to take other reasonable measures if the Subtenant’s performance does not improve within such time frame as permitted under the Sublease, and at law or in equity. The foregoing shall not be applicable if the failure of a Subtenant to meet its sales projections results primarily due to factors beyond the Subtenant’s control, such as a decrease in airlines operating from the Terminal or a decrease in the Actual Enplaned Passengers in the Terminal, for example.

7.12

Vendors, Suppliers and Contractors. Except as otherwise provided herein, Tenant and its Subtenants shall have the right to obtain supplies or services from suppliers, vendors or contractors of their own choice for their operations at the Airport, provided that the City reserves the right to license and regulate all persons or companies doing business on the Airport and to prohibit persons from engaging in aeronautical activities, the provision of ground transportation services or any commercial activities at the Airport except in accordance with this Lease and agreements, concession contracts, permits or operating agreements entered into between the City and said persons.

7.13

Access for Delivery and Removal. Tenant shall not and shall not allow its Subtenants to receive or remove supplies, material, equipment, rubbish or debris through any Common Areas or service areas or otherwise utilize said areas, except at such times and in such manner and by such route as may from time to time be designated by the City. In connection with the Redevelopment and the new Concession Program, Tenant shall upon request submit to the City a plan for the removal of rubbish and for the delivery and removal of supplies, material and equipment, subject to approval by the City in its sole and absolute discretion. The City reserves the right to require Tenant and its Subtenants to participate in the City’s recycling program.

7.14

Efficient Use of Space. Tenant acknowledges that a portion of the Concession Premises is to be used by the traveling public. Tenant shall make and shall cause its Subtenants to make available such space to the traveling public on a nondiscriminatory basis and shall coordinate its activities and operations with abutting tenants and the City so as to maximize efficient use of available space.

7.15

No Waste or Nuisance. Tenant covenants and agrees that it shall not and shall not allow its Subtenants to injure, deface or otherwise harm the Premises or use the Premises in any manner that will constitute waste, and that it shall not cause or permit any unlawful conduct, unreasonable annoyance or nuisance to exist on the Premises, nor permit any activity or omission which constitutes or results in unlawful conduct, unreasonable annoyance or nuisance nor permit the emission of any objectionable noise, vibration or odor nor overload the floor of the Premises, nor permit any use of the Premises which will invalidate or increase the premiums on any of the City’s insurance.

7.16

Signs/Corporate Identification/Promotional Materials. Tenant shall not place or allow its Subtenants to place on the exterior walls of the Premises (including both interior and exterior surfaces of windows and doors) or on any part of the Terminal outside the Premises, any signs, symbols, advertisements or the like visible from outside of the Premises without the prior written consent of the City in accordance with the City approval process, which consent may be withheld in the City’s sole and absolute discretion. Tenant acknowledges that a separate contract for advertising at all of the City’s facilities is in effect, and that all signage, including promotional material and activities of Tenant and Subtenants may be restricted by and subject to its provisions.

7.17

Cleaning, Janitorial and Pest Control. Tenant shall or shall cause its Subtenants to provide cleaning, janitorial and pest control services to the Concession Premises. Tenant shall be entitled to retain an independent third party to provide such cleaning, janitorial and pest control services and charge the actual costs incurred, without any administrative mark-up or profit to Tenant, proportionately to all Subtenants as Operating Costs.

7.18	Revenue Control.

(a)Upon the request of the Commissioner, Tenant shall use commercially reasonable efforts to make available monthly sales data by causing its Subtenants to provide sales and activity data reporting, and statistical analysis on a calendar month basis and by providing electronic cash control systems for each Concession Premises (“Point of Sale Data”), reflecting the amount of each sales transaction, items sold per transaction, time and date of the transaction, and specifying the sales category applicable to each item sold.

(b)At such time, if any, as computerized Point of Sale Data systems (“POS Systems”) have been developed to a point where there is an industry standard and the City installs infrastructure compatible with such industry standard, then Tenant shall upon request use commercially reasonable efforts to require each of its Subtenants, and at the Subtenants’ own expense, to install such a POS system in the Subtenant Premises or, if it already uses such a system, must use reasonable efforts to promptly cause the system to conform to the City’s POS Systems and permit the City to connect the City’s POS System to each Subtenant’s POS System using fiber optic cable or otherwise.

ARTICLE 8

CONSTRUCTION, MAINTENANCE AND REPAIR

8.1

City Improvements. On             ,2011, the City shall deliver the Premises in its AS-IS Condition and the City shall also permit Tenant to take over the responsibility for the overall management of the existing concessions in the Transition Premises including management of existing concession operators with respect to the operation of any concessions which shall continue to operate during the transition of the Concession Program and prior to the Redevelopment. The City shall not be obligated to make or cause to be made any improvements of any nature to the Premises except as and only to the extent expressly set forth in the Scope of Work. In the event that the City makes or causes any improvements to be made (“City Improvements”), the City shall own and maintain said City Improvements, unless otherwise agreed to in writing.

8.2

City Maintenance and Repair. The City shall repair and maintain in good condition the Common Areas, the exterior and the structural portions of the Premises and the Terminal, including the roofs and any building systems not required to be maintained by Tenant pursuant to this Article 8 as well as the overall Airport property including the Landing Area.

8.3	Tenant and Subtenant Improvements.

(a)General. All Tenant Base Building Improvements and Subtenant Fixed Improvements shall: (i) be constructed in accordance with Plans and Specifications approved in writing by the City; (ii) be constructed by Contractors pursuant to written construction contracts entered into between Tenant or Subtenants and the Contractor named therein; (iii) be constructed and installed in a good and workmanlike manner using only new (or recycled sustainable) materials; (iv) be constructed in compliance with all applicable statutes, ordinances, building codes, codes and rules, regulations, and directives of any local, state or federal entity having jurisdiction and all generally applicable procedures and requirements of the City including the City’s TDCPM; (v) be constructed at Tenant’s or Subtenant’s sole expense and at such times and in such manner as the City may from time to time reasonably designate without unreasonable interference with or disruption of the operations of tenants or other occupants of the Terminal and the Airport; and (vi) become part of the Premises unless the City elects otherwise in accordance with the TDCPM.

(b)Plans and Specifications. Subject to Force Majeure as defined in this Lease or to events beyond Tenant’s or any of its Subtenants’ reasonable control, Tenant shall use diligent efforts to submit in a timely manner and cause its Subtenants to submit in a timely manner complete Plans and Specifications to the City for Tenant’s Base Building Improvements and the Subtenant Fixed Improvements, including all storefronts and other designs in accordance with the requirements of the City approval process in a manner to allow for completion of construction of Tenant’s Base Building Improvements and the Subtenant Fixed Improvements in accordance with the proposed Completion Dates set forth in the Redevelopment plan. All of such Plans and Specifications shall be submitted for approval by the City in accordance with the City approval process prior to the commencement of any construction. The City shall use its best efforts to notify Tenant in writing of its approval, disapproval or comments upon any Plans and Specifications submitted in accordance with the City approval process within thirty (30) days of its receipt. Within one hundred eighty (180) days of the completion of construction of the Tenant’s Base Building Improvements or a Subtenant’s Fixed Improvements, Tenant with respect to Tenant’s Base Building Improvements shall deliver to and shall cause its Subtenants with respect to the Subtenant’s Fixed Improvements to deliver to the Commissioner final and complete “as-built” Plans and Specifications as outlined in the TDCPM.

The City’s approval of any Tenant or Subtenant Plans and Specifications may be withheld, granted or conditioned upon factors which it determines in its sole discretion has or may have an impact upon the City, the Airport, the Terminal or its efficient or productive operation thereof; including but not limited to, the removal of the proposed improvement, structure, alteration, modification, sign or addition upon termination or expiration of the Tenant’s or any Subtenant’s occupancy of the Concession Premises, if a Subtenant so desires to remove. The City shall notify Tenant in writing of its approval, disapproval or comments upon any request submitted in accordance with the TDCPM then in effect.

The City’s approval of any Plans and Specifications shall not be deemed or be construed to indicate or demonstrate adequacy of the design, construction or safety of the proposed improvement, structure, alteration, modification, sign or addition. Upon completion of the proposed improvement, structure, alteration, modification, sign or addition, Tenant shall or shall cause its Subtenants to deliver “as-built” drawings to the Commissioner.

8.4	Tenant and Subtenant Construction Process.

(a)Tenant shall make and shall cause its Subtenants to make any construction or renovation of any proposed improvement, structure, alteration, modification, sign or addition in conformance with the City’s TDCPM. Any request for the City’s approval of preliminary engineering, architectural plans or other information, shall be in accordance with the requirements of the TDCPM in effect from time to time during the Term.

(b)Tenant shall or shall cause its Subtenants to, at their own expense, remove from the Premises all trash and debris which may accumulate in connection with Tenant’s and Subtenant’s construction activities and, should Tenant fail to do so, the City may, in addition to any other right or remedy of the City, remove such trash and debris following one (1) days’ notice to Tenant, at Tenant’s expense, and the expenses so incurred by the City shall be due and payable by Tenant, as Additional Rent on demand. Tenant expressly acknowledges and agrees that Tenant shall be responsible for obtaining or causing its Subtenants to obtain all necessary permits, approvals and variances and for compliance with all applicable laws and regulations. Tenant shall be entitled to pass through such expenses for any Subtenants who fail to comply with this provision.

(c)All contracts for the construction or installation of Tenant’s Base Building Improvements and each Subtenant’s Fixed Improvements shall require:

(i)insurance coverage in accordance with Exhibit P and suretyship reasonably satisfactory to the City for the protection of the City, its laborers, suppliers, contractors, subcontractors and the public; and

(ii)that all Contractors comply with all applicable provisions of this Lease.

(d)Tenant and its Subtenants must comply in its design, construction, use, occupancy and operation of the Premises or any Subtenant Premises, at their own cost, with:

(i)all regulations and directives now or later promulgated by the FAA or TSA pertaining to Airport security, as such regulations and directives may be amended or modified from time to time during the Term of this Lease;

(ii)all federal, State of Illinois, and City laws, rules, regulations and ordinances, including all building, zoning and health codes and all Environmental Laws; and

(iii)the TDCPM and the Airport Concession Program Handbook.

Tenant and its Subtenants must complete or cause to be completed all of Tenant’s Base Building Improvements and the Subtenant Fixed Improvements in accordance with all rules, regulations and standards, including the TDCPM, and the approved Construction Documents for any Improvements. If there is a conflict between work requirements stated in this Lease and those set forth in the TDCPM, the terms and provisions of the TDCPM shall control. No construction must take place until the Commissioner has approved the Construction Documents.

8.5	Tenant and Subtenants Construction Costs.

(a)Tenant Base Building Improvements. Within one hundred eighty (180) days of the completion of Tenant’s Base Building Improvements or following any refurbishments made by Tenant to Tenant’s Base Building Improvements during the Term of this Lease Tenant shall furnish the City with a statement certified by an officer of Tenant subject to audit by the City, detailing the actual costs expended for the construction of Tenant’s Base Building Improvements or refurbishments made thereto, as the case may be, along with documentation of such expenditures, invoices and evidence of payment of such invoices and any other documentation the City shall reasonably request. Upon approval by the City, in accordance with the terms of this Lease, the approved amount for Tenant’s initial Base Building Improvements and/or any such refurbishments made thereto shall be deemed for all purposes of this Lease as the “Tenant Certified Construction Costs”.

(b)Subtenant Fixed Improvements. In connection with the Subtenants’ obligations to construct and install the Subtenant Fixed Improvements and Operating Equipment in the Subtenant Premises, Tenant shall cause the Subtenants to spend, in the aggregate, as to all of the Subtenant Premises, not less than the following amounts per square foot for such Subtenant Fixed Improvements and Operating Equipment hereafter set forth in accordance [**] of the completion of each Subtenant’s Subtenant Fixed Improvements, Tenant shall cause its Subtenants to furnish Tenant with a statement certified by an officer of each Subtenant subject to audit by Tenant and the City, detailing the actual costs expended for the construction of each Subtenant’s Subtenant Fixed Improvements, along with documentation of such expenditures, invoices and evidence of payment of such invoices and any other documentation the City shall reasonably request. Following review and approval of the Subtenant invoices by Tenant, Tenant shall furnish all such information to the City. Upon approval by the City, in accordance with the terms of this Lease, the approved amount shall be deemed for all purposes of this Lease as the “Subtenant Certified Construction Costs”.

(c)Only the following items shall be included in the Tenant Certified Construction Costs and Subtenant Certified Construction Costs:

(i)directly contracted construction, installation and fabrication costs with respect to Tenant’s Base Building Improvements and the Subtenant Fixed Improvements;

(ii)furniture, fixtures, decorative treatments and Operating Equipment purchased for and used in the Premises;

(iii)architectural, design, engineering and construction management costs, not to exceed twenty percent (20%) of the total approved cost of the items as defined in (A) and (B) above. The City reserves the right to require Tenant and Subtenants to provide a list of selected architects, interior designers, and construction managers for prior written approval by the City, which approval shall be timely and shall not be unreasonably withheld.

8.6

No Mechanics’ Liens. Tenant or its Subtenants must not permit any mechanics’ lien for labor or materials furnished or alleged to have been furnished to it to attach to any portion of the Premises, any Subtenant Premises, the Terminal or the Airport, Tenant’s leasehold interest, and Subtenant’s leasehold interest or this Lease in any way relating to any work performed by or at the direction of Tenant or Subtenant. Upon making payments to Contractors, Tenant shall use commercially reasonable efforts to obtain from each Contractor a waiver or mechanics’ liens against any portion of the Premises, any Subtenant Premises, the Airport, Tenant’s leasehold interest, and Subtenant’s leasehold interest or this Lease arising out of any work done by the Contractor and each and every of the Contractor’s materialmen and workmen. If, nonetheless, any such mechanics’ lien is filed upon any portion of the Premises, any Subtenant Premises, the Terminal or the Airport, Tenant’s leasehold interest, any Subtenant’s leasehold interest, or this Lease, Tenant, or its Subtenants, as the case may be, shall indemnify, protect, defend and save harmless the City against any loss, liability or expense whatsoever by reason of it and must promptly and diligently proceed with or defend, at its own expense, the action or proceedings as may be necessary to remove the lien. Tenant must deliver notice to the Commissioner of any such lien or claim within fifteen (15) days after Tenant has knowledge of it. Tenant or its Subtenants, as the case may be, may permit the mechanics’ to remain undischarged and unsatisfied during the period of the contest and appeal; provided that, if requested by the Commissioner, Tenant or its Subtenant must within thirty (30) days following the Commissioner’s request post a bond with the City equal to 100% of the amount of the lien. If the lien is stayed and the stay later expires or if by nonpayment of any lien any portion of the Premises, any Subtenant Premises, the Terminal or the Airport, Tenant’s leasehold interest, any Subtenant leasehold interest or this Lease will be, or is claimed to be, subject to loss or forfeiture, then Tenant or its Subtenants must immediately pay and cause to be satisfied and discharged the lien. If Tenant or its Subtenants fails to do so, the Commissioner may, in her sole discretion, draw on the bond and make such payment. If the Commissioner has not requested a bond, then the Commissioner may, in her sole discretion, make such payment out of legally available Airport funds and, in such event, the amount paid shall immediately be payable by Tenant or its Subtenants as Additional Rent. Failure to post a bond when requested by the Commissioner or pay such Additional Rent shall be an Event of Default.

8.7	City Resident Construction Worker Employment Requirement.

(a)Use of Residents. In connection with and during the construction of the Work, Tenant, its Subtenants and their respective Contractors must comply with the provisions of §2-92-330 of the Municipal Code of the City of Chicago (“Municipal Code”), as amended from time to time concerning the minimum percentage of total construction worker hours performed by qualified actual residents of the City. At least 50% of the total construction worker hours worked by persons on the site of the Work must be performed by actual residents of the City. Tenant or its Subtenants may request a reduction or waiver of this minimum percentage level of Chicagoans in accordance with standards and procedures developed by the Chief Procurement Officer of the City. In addition to complying with this percentage, Tenant, its Subtenants and any of their respective Contractors are required to make good faith efforts to utilize qualified actual residents of the City in both unskilled and skilled labor positions. “Actual residents of the City” means persons domiciled within the City. The domicile is an individual’s one and only true, fixed and permanent home. Tenant, its Subtenants and each of their respective Contractors (for purposes of this subsection, “Employer”) must provide for the maintenance of adequate employee residency records to ensure that actual Chicago residents are employed. Each Employer will maintain copies of personal documents supportive of every Chicago employee’s actual record of residence.

(b)Certified Payroll Reports. In connection with and during the construction of the Work, weekly certified payroll reports (U.S. Department of Labor Form WH-347 or equivalent) must be submitted to the Commissioner in triplicate and must identify clearly the actual residence of every employee on each submitted certified payroll. The first time that an employee’s name appears on a payroll, the date that the Employer hired the employee should be written in after the employee’s name.

(c)Inspection of Records. In connection with and during the construction of the Work, each Employer must provide full access to its employment records to the Chief Procurement Officer, the Commissioner, the Superintendent of the Chicago Police Department, the Inspector General or any duly authorized representative of any of them. Each Employer must maintain all relevant personnel data and records for a period of at least three (3) years after final acceptance of the Work. At the direction of the Commissioner, affidavits and other supporting documentation may be required of each Employer to verify or clarify an employee’s actual address when doubt or lack of clarity has arisen.

(d)Level of Effort. Efforts on the part of each Employer to provide utilization of actual Chicago residents that are not sufficient for the granting of a waiver request as provided for in the standards and procedures developed by the City’s Chief Procurement Officer will not suffice to replace the actual, verified achievement of the requirements of this Section concerning the worker hours performed by actual Chicago residents.

(e)Shortfalls; Liquidated Damages. When the Work is completed, in the event that the City has determined that Tenant has failed to ensure the fulfillment of the requirement of this Section concerning the worker hours performed by actual residents of the City or failed to report in the manner as indicated above, the City will thereby be damaged in the failure to provide the benefit of demonstrable employment to Chicagoans to the degree stipulated in this Section. Therefore, in such a case of non-compliance, it is agreed that 1/20 of 1% of the aggregate hard construction costs of the Improvement Costs (the product of .0005 x such aggregate hard construction costs) (as evidenced by approved contract value for the actual contracts) must be surrendered by Tenant to the City as liquidated damages, and not as a penalty, in payment for each percentage of shortfall toward the stipulated residency requirement. Failure to report the residency of employees entirely and correctly will result in the surrender of the entire liquidated damages as if no actual residents of the City were employed in either of the categories. The willful falsification of statements and the certification of payroll data may subject Tenant, its Subtenants and/or the Contractors to prosecution. The City may draw against the Security any amounts that appear to be due to the City under this provision pending the City’s determination as to the full amount of liquidated damages due on completion of the Work.

(f)Nothing set forth in this Section acts as a limitation upon the “Notice of Requirements for Affirmative Action to Ensure Equal Employment Opportunity, Executive Order 11246” and “Standard Federal Equal Employment Opportunity, Executive Order 11246,” or other affirmative action required for equal opportunity under the provisions of this Lease or related documents, as applicable.

(g)Inclusion in Contracts. Tenant and its Subtenants must cause or require the provisions of this Section to be included in all construction Contracts related to the Work.

8.8

Licensing of General Contractor. This Lease is subject to Chapter 4-36 of the Municipal Code which requires all persons acting as a general contractor (as defined in Chapter 4-36) to be licensed as a general contractor by the City. Tenant’s failure to ensure that any general contractor working on Tenant’s Base Building Improvements complies with Chapter 4-36 of the Municipal Code will be an Event of Default under this Lease. Tenant shall also include a similar provision in the Subleases to reflect that a Subtenant’s failure to ensure that any general contractor working on the Subtenant Fixed Improvements complies with Chapter 4-36 of the Municipal Code will be a default by the Subtenants under the Subleases.

8.9

Prevailing Wages. In connection with the construction, repair, and maintenance of Improvements, Tenant must comply with the applicable provisions of 820 ILCS 130/0.01 et seq. regarding the payment of prevailing wages, and the most recent Illinois Department of Labor schedule of prevailing wages, and any successors to them. Tenant and its Subtenants must insert appropriate provisions in all Contracts covering construction work under this Lease to ensure compliance of all construction Contractors with the foregoing wage statutes and regulations.

8.10

Contractor Certifications. Tenant and its Subtenants must require all Contractors performing Work in connection with this Lease to be bound by the following provision and Tenant must cooperate fully and shall cause its Subtenants to cooperate fully with the City in exercising the rights and remedies described below or otherwise available at law or in equity:

“Contractor certifies and represents that Contractor and any entity or individual that owns or controls, or is controlled or owned by, or is under common control or ownership with Contractor is not currently indebted to the City and will not at any time during the Term be indebted to the City, for or on account of any delinquent taxes, liens, judgments, fees or other debts for which no written agreement or payment plan satisfactory to the City has been established. In addition to any other rights or remedies available to the City at law or in equity, Contractor acknowledges that any breach or failure to conform to this certification may, at the option and direction of the City, result in the withholding of payments otherwise due to Contractor for services rendered in connection with the Lease and, if the breach or failure is not resolved to the City’s satisfaction within a reasonable time frame specified by the City in writing, may result in the offset of any such indebtedness against the payments otherwise due to Contractor and/or the termination of Contractor for default (in which case Contractor will be liable for all excess costs and other damages resulting from the termination.)”

8.11

Project Manager. Tenant shall act as the project manager for the Tenant’s Base Building Improvements and the Subtenant Fixed Improvements, including design and construction and any other Subtenant construction and shall coordinate same with the City pursuant to the City approval process. Tenant shall designate a full-time qualified construction project manager with experience in projects of similar size and scope (“Tenant’s Project Manager”) reasonably acceptable to the City to coordinate construction of the Subtenant Fixed Improvements and Tenant’s Base Building Improvements with the City. Tenant acknowledges that during construction of the Improvements, the Terminal will be operating and other tenants, the traveling public and others will be conducting business in and using the Terminal. Tenant acknowledges that it shall be the sole responsibility of Tenant to coordinate all aspects of construction of the Improvements in a diligent and timely fashion so as to ensure the completion of the Improvements on or before the proposed Completion Dates and the Final Completion Date set forth on the approved Redevelopment plan.

8.12

Periodic Refurbishment Reinvestment. During the Term of this Lease, Tenant shall cause the Subtenants to sufficiently maintain the Concession Premises in a first-class condition normal wear and tear excepted. Throughout the Term of this Lease but no less frequently than every seven (7) years after the opening of each Concession Premises, Tenant shall cause its Subtenants to refurbish and renovate the Concession Premises so that each Concession Premises shall be maintained a contemporary appearance and in a first-class condition at all times. All such refurbishments, alterations, additions or replacements shall be pursuant to a written plan, subject to the prior approval of the Commissioner. Any such refurbishments, alterations, additions, and replacements must be performed in accordance with the terms hereof. Following approval of the costs and expenses for any such periodic refurbishment reinvestment as provided in this Lease, the approved amounts shall be included in Tenant’s Certified Construction Costs or in each applicable Subtenant Certified Construction Costs, as the case may be.

8.13

Ownership of Improvements. Unless otherwise provided herein, Improvements and any alteration or modification thereto installed in the Premises by Tenant or any of its Subtenants shall become part of the Premises, and upon completion of the Improvements title thereto shall vest in the City (subject to Tenant’s and its Subtenants’ leasehold interest), except with respect to Operating Equipment and any other items of personal property in the Premises from time to time. Upon termination of Tenant’s or any of its Subtenant’s occupancy of the Premises or the expiration of the Term, Tenant shall or shall cause its Subtenants, upon request of the City, to remove any Operating Equipment and personal property repair any damage to the Premises caused by such removal, reasonable wear and tear and damage by casualty excepted. If Tenant does not promptly remove or cause the removal of such Operating Equipment and personal property upon request of the City, the City may, without any obligation to do so, enter the Premises and remove such Operating Equipment and personal property, hold the same for the owners thereof or may place the same in a public warehouse, all at the expense and risk of Tenant and/or the Subtenants, as the case may be. Tenant shall or shall cause its Subtenants to reimburse the City for any reasonable expense incurred by the City in connection with such removal, repair and storage. Tenant shall indemnify, release and hold harmless and shall also cause its Subtenants to indemnify, release and hold harmless the City (and Tenant, in the case of a Subtenant) from any and all damage, costs and expenses related to said removal, repair and storage. In addition, the City shall have the right, but not the obligation, to dispose of such property as waste or sell such stored property in accordance with law. In the event the actual and reasonable expenses of such removal, repair, storage, disposal and sale shall exceed the proceeds of such sale, Tenant shall pay or cause its Subtenants, as the case may be, to pay such excess to the City upon demand.

8.14

Tenant Maintenance and Repair. Tenant shall, at Tenant’s sole cost and expense, keep, maintain and repair or shall cause its Subtenants to keep, maintain and repair the Premises and each and every part thereof; including all Improvements, fixtures, facilities, equipment and interior window glass therein (and including any portion of building systems located outside of the Premises but exclusively serving the Premises) in first class, safe, clean, neat, sanitary and lawful order, condition and repair, excepting only (a) reasonable wear and tear that does not negatively affect the appearance of the Premises and any Improvements thereon, (b) damage caused by fire or other casualty or resulting from the exercise of the power of eminent domain, (c) those repairs expressly required to be made by the City and (d) any condition caused solely by an act, neglect, fault, omission, negligence or willful misconduct of the City, or any agent, contractor or employee of the City.

Tenant shall not and Tenant shall not allow its Subtenants to place or construct any Improvements, structures, alterations, modifications, signs, communications equipment, wiring or additions or Operating Equipment in, to, or upon the Premises without the prior written approval of the City, in accordance with the City approval process, which may be withheld in the City’s sole and absolute discretion. In the event Tenant fails to obtain the City’s prior written approval, the City may, without limiting other remedies available to it, direct in writing that Tenant or its Subtenants modify, reconstruct or remove any work done without the approval of the City.

8.15

Performance of Improvements, Maintenance and Repairs. At no cost to the City, Tenant shall promptly or shall cause its Subtenants to promptly make all repairs, replacements and restorations to the Tenant’s Base Building Improvements and Subtenant Fixed Improvements and to the Premises (other than City’s maintenance and repair obligations pursuant to this Article 8), whether ordinary or extraordinary, foreseen as well as unforeseen. Tenant shall perform all construction of Tenant’s Base Building Improvements, and shall cause its Subtenants to perform all construction of the Subtenant Fixed Improvements, alterations, maintenance or repairs in conformance with all applicable statutes, ordinances, building codes, rules, regulations and directives of any local, state or federal entity having jurisdiction, and in good and workmanlike manner, in accordance in all material respects with the drawings and specifications as may be approved by the City pursuant to the TDCPM Process, as it may be amended from time to time. The Tenant and its Subtenants shall bear any and all costs of compliance with the requirements of this Section.

8.16	Certain Rights Reserved by the City. In addition to those rights reserved by the City in Article 13 and otherwise contained herein, the City reserves the following rights:
(a)

If Tenant or its Subtenants do not, upon reasonable notice and opportunity to Tenant to cure, considering the nature of the maintenance or repair, commence such maintenance and repairs as set forth herein or fails to diligently continue to complete such maintenance or repairs, then the City, in addition to any other remedy which may be available to it, may enter the Premises upon reasonable advance notice to Tenant and any applicable Subtenant and perform such maintenance or repair, as the City determines, in its sole and absolute discretion, is required.

(b)

Except as expressly provided otherwise in this Lease, the City has the rights set forth below, each of which the City may exercise with notice to Tenant and without liability to Tenant or its Subtenants for damage or injury to property, persons or business on account of exercising them (unless such damage is determined to be due to the intentional tortuous act or willful misconduct of the City); the City’s exercise of any such rights is not deemed to constitute a breach of this Lease or a disturbance of Tenant’s or its Subtenant’s use or possession of the Premises; the City’s exercise does not give rise to any claim, including for set-off or abatement of Rent; the City’s exercise also does not relieve Tenant of any obligation to pay all Rent when due. The rights include the rights to:

(i)	Install, affix and maintain any and all signs on the exterior and on the interior of the Terminal;
(ii)

Decorate or to make repairs, inspections, alterations, additions, or improvements, whether structural or otherwise, in and about the Terminal, or any part of them, and for such purposes to enter upon the Premises, and during the continuance of any of the work, to temporarily close doors, entryways, public space and corridors in the Terminal, and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations under this Lease, so long as the Premises is reasonably accessible and usable;

(iii)

Require Tenant or its Subtenants to furnish the City door keys for the entry doors of the Premises or any portion thereof, where applicable, and to retain them at all times, and to use in appropriate instances, keys, including master keys and passkeys, to all doors within and into the Premises or any portion thereof, but the keys will at all times be kept under adequate and appropriate security by the Commissioner. Tenant and its Subtenants must purchase only from the City additional duplicate keys as required, and must not change any locks, nor affix locks on doors without the prior written consent of the Commissioner.

Notwithstanding the provisions for the City’s access to the Premises or any portion thereof Premises, Tenant releases and shall cause its Subtenants to release the City from all responsibility arising out of theft, robbery, pilferage and personal assault unless the same results from the City’s negligence or willful misconduct.

Upon the expiration of the Term of this Lease or Tenant’s or its Subtenant’s right to possession of the Premises or any portion thereof, Tenant must return and cause its Subtenants to return all keys to the Commissioner and must disclose to the Commissioner the combination of any safes, cabinets or vaults left in the Premises;

(iv)

Approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Terminal so as not to exceed the legal load per square foot designated by the structural engineers for the Terminal, and to require all such items and furniture and similar items to be moved into or out of the Terminal and the Premises only at the times and in the manner as the Commissioner directs in writing. Tenant or its Subtenants must not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s or its Subtenant’s ordinary use of the Premises without the prior written consent of the Commissioner. Movements of Tenant’s or any Subtenant’s property into or out of the Terminal or the Premises and within the Terminal is entirely at the risk and responsibility of Tenant or its Subtenants, and shall be in accordance with the requirements of the TDCMP, the TDCMP Process and the Airport Concession Program Handbook;

(v)	Establish controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Terminal and the Premises;
(vi)

Regulate delivery and service of supplies and the usage of the apron area, loading docks, receiving areas and freight elevators and designate the times within which, and the locations at which, deliveries may be made to or by Tenant or its Subtenants;

(vii)

Show the Premises to prospective tenants at reasonable times during the final Lease Year or upon earlier termination of this Lease and, if any portion of the Premises is vacated or abandoned, prepare such portion of the Premises for re-occupancy;

(viii)

Erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances to them, in and through the Premises at reasonable locations which do not materially impact Tenant’s and its Subtenants use and possession of the Premises or materially interfere with the conduct of business in the Concession Premises;

(ix)

Enter the Premises for the purpose of periodic inspection for fire protection, maintenance and compliance with the terms of this Lease and exercise any rights granted to it in this Lease; except in the case of emergency, however, the right must be exercised upon reasonable prior notice to Tenant and with an opportunity for Tenant or its Subtenants to have an employee or agent present;

(x)

Grant to any person the right to conduct any business or render any service in or to the Terminal for the types of concessions permitted in the Concession Program under Article 6, except as may otherwise be provided in this Lease.

(xi)	Promulgate from time to time rules and regulations regarding the operations at the Airport;
(xii)

City reserves the right to perform any fire suppression system work and charge the Tenant for the actual and reasonable cost thereof and specify charges as Additional Rent under this Lease or to approve Tenant’s proposed contractor, at the City’s sole option. Tenant may pass through any such charges to any applicable Subtenants as part of the Operating Costs.

(xiii)	Maintain newspaper vending machines at any location in the Airport.
8.17	Visual Rights Act.

(a)Tenant and its Subtenants will cause any artist who creates artwork for the Premises or a Subtenant Premises, as the case may be, to waive any and all rights in the artwork that may be granted or conferred on any work of visual art (the “Artwork”) under Section 106A and Section 113 of the United States Copyright Act, (17 U.S.C. § 101 et seq.) (the “Copyright Act”). The waiver must include, but is not limited to, the right to prevent the removal, storage, relocation, reinstallation, or transfer of the Artwork. Tenant or its Subtenants shall acknowledge and will cause the artist to acknowledge that such removal, storage, relocation, reinstallation or transfer of the Artwork may result in the destruction, distortion, mutilation or other modification of the Artwork. Further, the Tenant or its Subtenants shall acknowledge and consent and will cause the artist to acknowledge and consent that the Artwork may be incorporated or made part of a building or other structure in such a way that removing, storing, relocating, reinstalling or transferring the Artwork will cause the destruction, distortion, mutilation or other modification of the Artwork.

(b)Tenant represents and warrants, and shall cause each Subtenant to represent and warrant, that such Tenant or its Subtenants will obtain a waiver of Section 106A and Section 113 of the Copyright Act as necessary from any employees and subcontractors, or any other artists. Tenant or its Subtenants, as the case may be, must provide City with copies of any such waivers required by Section 106A and Section 113 of the Copyright Act prior to installation of any Artwork in the Premises or any Subtenant Premises.

8.18	Casualty and Restoration.

(a)Insubstantial Damage. If Tenant’s Base Building Improvements or Subtenant’s Fixed Improvements to any of the Premises are damaged, in whole or in part, by fire or casualty, and there is no Major Damage (as defined below) to the portion of the Terminal served by the damaged Tenant Base Building Improvements or Subtenant’s Fixed Improvements, then the Commissioner must repair any damage to the Shell and Core at the City’s expense, and Tenant must repair the damage to Tenant’s Base Building Improvements as soon as reasonably possible (after completion of the Shell and Core) at Tenant’s expense and Subtenant must repair the damage to the Subtenant Fixed Improvements as soon as reasonably possible (after completion of the Tenant Base Building Improvements) at Subtenant’s expense.

(b)Major Damage.

(i)“Major Damage” means any damage or destruction that, based on reasonable estimates made by the Department within sixty (60) days after the occurrence of the damage or destruction, in order to be repaired to the condition existing before the damage or destruction:

a.would cost, with respect to the Improvements, in excess of fifty percent (50%) of the replacement cost value of all Improvements; or, if within the last five (5) years of the Term, in excess of twenty-five percent (25%) of such replacement cost; and

b.would cost, with respect to the Shell and Core, in excess of fifty percent (50%) of the replacement cost of the Shell and Core, or would require, in the sole judgment of the Commissioner, more than nine (9) months to complete.

(ii)If any part of the Terminal suffers Major Damage, whether or not including any portion of the Premises located in them, in whole or in part by fire or other casualty, the Commissioner has the right, for a period of six (6) months starting on the date of the occurrence, to elect not to repair the Major Damage as otherwise required under this Section, by giving written notice of the election to Tenant. If the Commissioner notifies Tenant of the Commissioner’s election not to repair the Major Damage, this Lease will terminate as to the affected Premises effective as of the date of the Major Damage, all Rent due under this Lease must be prorated to the date of termination, and Tenant must surrender the affected portion of the Premises to the City.

(iii)If any portion of the Premises suffers Major Damage, and if after the occurrence of the damage the Lease is not terminated, the Commissioner and the Airport architect will estimate the cost of restoration and the length of time that will be required to repair the damage and will notify Tenant of the estimate. If sufficient insurance proceeds are available to repair the damage and the damage can be repaired and the Improvements restored before the Term expires, then Tenant or its Subtenants, as the case may be, may elect to repair the damage and restore the Improvements. If Tenant determines in its reasonable business judgment not to elect to perform the repair and restoration, then Tenant shall pay to the City all insurance proceeds received as a result if such Major Damage and then this Lease terminates as to the impacted portion of the Premises as of the date of the Major Damage. The City shall have the right to restore and thereafter lease any such locations to other third parties.

(iv)If this Lease is not terminated in accordance with paragraphs (b)(ii) or (iii) and a casualty has damaged or destroyed any portion of the Shell and Core involving the Premises, the City will restore the Shell and Core to the condition existing on when possession was delivered by the City to Tenant, according to the original as-built plans and specifications. Upon completion of the City’s Shell and Core restoration work, if any, Tenant and Subtenant shall proceed to rebuild the Improvements as nearly as possible to the character of Improvements existing immediately before the occurrence.

(v)Before beginning to replace, repair, rebuild or restore Improvements, Tenant and its Subtenant must deliver to the Commissioner a report of an independent consultant acceptable to the Commissioner setting forth:

a.an estimate of the total cost of the Work;

b.the estimated date upon which the Work will be substantially completed; and

c.a statement to the effect that insurance proceeds are projected to be sufficient to pay the costs of the Work.

(vi)The Commissioner will use commercially reasonable efforts to provide suitable temporary Relocation Space during the period of restoration subject to the reasonable approval of Tenant or its Subtenants. Tenant or its Subtenants must relocate impacted operations to the temporary Relocation Space, and the costs associated with any such relocation, including moving expenses and the cost of reconstructing the Improvements in the temporary Relocation Space, shall be borne by Tenant and its Subtenants but only to the extent insurance covers any such costs.

(c)Tenant’s Option. If the Concession Premises or a portion of it is subject to Major Damage during the final three (3) years of the Term, Tenant has the right, for a period of sixty (60) days beginning on the date of the occurrence, to elect not to restore the affected Improvements as otherwise required under this Lease by giving the Commissioner written notice of the election, in which event this Lease will, as to the portion of the Premises, terminate upon the notice. If Tenant desires to rebuild the affected Premises, it may do so only upon the written approval of the Commissioner. If approved, Tenant will receive the unamortized Improvement Cost of the restoration upon termination or expiration of the Term, with amortization being calculated on a straight-line basis over a period of time equivalent to the original Term.

(d)Insufficient Insurance. In no event will the City, Tenant or any of its Subtenants be obligated to repair, alter, replace, restore, or rebuild any Improvements, or any portion of them, nor to pay any of the costs or expenses for them. If available insurance proceeds are not sufficient to cover the cost of the restoration as required under this Article 8, then this Lease shall terminate with respect to the portion of the Premise so damaged.

ARTICLE 9

UTILITIES

9.1	Utilities to Premises.

(a)The City shall allow Tenant and its Subtenants access to the various base building utility systems as they exist in the Terminal for those types of utilities which are necessary for the operation of the Concession Program. These include natural gas, water, sewage, telephone and data transmission and electricity. The amount and capacity of the various utilities for each of the New Concession Premises which the City shall provide is as set forth on the utilities matrix attached hereto as Exhibit N.

(b)Tenant or its Subtenants must pay for natural gas, water, sewage, telephone and data transmission and electricity furnished to the Premises, and Subtenants will be required to install separate meters or check meters in the Subtenant Premises to properly measure the consumption of all utilities. All other utilities shall be provided without charge to the Tenant or its Subtenants.

(c)Tenant or its Subtenant must maintain utility lines to the Premises or Subtenant Premises as the case may be as follows:

(i)

where the utility lines, including gas, electrical, telephone and data transmission, hot and cold water, fire sprinkler, gas, and sewer serve the Premises and other areas of the Terminal, Tenant or its Subtenants shall only be obligated to maintain those branch lines and facilities that are exclusively serving the Premises, whether located within or outside the Premises but only up to the connection point to the main lines or facilities; and

(ii)

where the utility lines are solely for the use of the Premises, Tenant or its Subtenants shall be obligated to maintain the utility lines from the Premises up to the main entry point to the Terminal. Alternatively, the City may, at the Commissioner’s sole discretion, maintain the lines and charge Tenant the reasonable cost of the maintenance. Tenant or its Subtenants must maintain all electrical cables, conduits, wiring, fire alarm systems, electrical panels and associated equipment exclusively serving the Premises.

(d)Telephone/Telecommunications. The City shall have no obligation to provide telephone or data communication services to the Premises but shall provide Tenants and Subtenants access to such services as they exist within the Terminal.

9.2

Tenant’s Acts. Tenant shall not and shall not allow its Subtenants to do or permit to be done anything which may interfere with the effectiveness or accessibility of any drainage and sewerage system, water system, ventilation, air-conditioning and heating systems, communications systems, key card access systems, elevators and escalators, electrical system, fire-protection system, sprinkler system, alarm system, fire hydrants and hoses and other utility and other systems, if any, installed or located on, under, in or adjacent to the Premises now or in the future.

9.3

No Constructive Eviction. The City shall make diligent efforts to supply Tenant with utility services as specified above; however, if the City makes such diligent efforts but fails to provide said utility services, said failure shall not constitute a constructive eviction, and the City shall not be liable to Tenant in damages, nor shall Tenant be entitled to any reduction in Rent except as otherwise provided herein, or otherwise: (i) if any utility shall become unavailable from any public utility company, public authority or any other Person or entity supplying or distributing such utility, or (ii) for any interruption in any service hereunder (including, without limitation, any heating, ventilation or air-conditioning) caused by the making of any necessary repairs or improvements, or (iii) by any cause beyond the reasonable control of the City which is not attributable solely to the negligence or willful misconduct of the City. In no event shall the City be liable to Tenant for indirect or consequential damages.

9.4

Energy Conservation. The City shall have the right to institute such policies, programs and measures as may be reasonably necessary or desirable, in the City’s discretion, for the conservation and/or preservation of energy or energy related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

ARTICLE 10

ENVIRONMENTAL

10.1	Environmental Laws. Tenant shall observe, obey and cause its Subtenants, employees, agents, Contractors, and licensees to observe and obey all applicable Environmental Laws.
10.2

Hazardous Substances. Tenant must not use or allow the Premises to be used for the release, storage, use, treatment, disposal or other handling of any hazardous substance, as defined in any Environmental Laws, except in full compliance with all Environmental Laws. Tenant must not use or allow the Premises to be used for the storage of any such hazardous substances except small amounts of cleaning fluids, business equipment materials (such as copy machine toner) and other small amounts of such hazardous substances customarily handled or used in connection with the concession operations, all of which must be stored and used in compliance with all applicable Environmental Laws. Upon the expiration or termination of this Lease, Tenant must surrender the Premises to the City free from the presence and contamination of any hazardous substances which were placed therein as a result of actions by Tenant or its Subtenants.

10.3	Environmental Representations and Warranties. Tenant hereby represents and warrants to the City as follows:

(a)Except as may be permitted by and only in compliance with applicable laws, including, without limitation Environmental Laws, Tenant shall not allow any Hazardous Materials to exist or be stored, located, discharged, possessed, managed, processed, or otherwise handled on the Premises, and shall strictly comply with and cause its Subtenants to strictly comply with all Environmental Laws affecting the Premises, including, without limitation, those laws regarding the generation, storage, disposal, release and discharge of Hazardous Materials. Without limiting the generality of the foregoing, Tenant has not been, is not, and will not become involved in or allow its Subtenants to become involved in operations at the Premises involving Hazardous Materials, except as expressly permitted by and only in compliance with applicable Environmental Laws. Tenant expressly warrants, represents and covenants that Tenant, its Subtenants, employees, agents, Contractors, and licensees shall strictly comply with the requirements of all Environmental Laws affecting the Premises and shall immediately notify the City of any release or threat of release of Hazardous Materials at, upon, under or within the Premises.

(b)No activity shall be undertaken on the Premises that would cause (i) the Premises to be considered a hazardous waste treatment, storage or disposal facility as defined under any Environmental Laws; (ii) a release or threatened release of Hazardous Materials into any watercourse, surface or subsurface water or wetlands; or (iii) the discharge into the environment of any Hazardous Materials in each case requiring a permit under any Environmental Laws and for which no such permit has been issued.

(c)Tenant shall immediately notify the City in writing of (i) any release or threatened release of Hazardous Materials or the occurrence of any other environmental problem or liability with respect to the Premises which could subject Tenant or the Premises to a claim under any Environmental Laws or to any restriction in ownership, occupancy, transferability or use of the Premises under any Environmental Laws; (ii) any lien filed, action taken or notice given of the nature described in subparagraph (b) above; (iii) any notice given to Tenant from any Subtenant or other occupant of the Premises authorized by the City pursuant to the terms of this Lease or any notice from any governmental authority with respect to any release or threatened release of Hazardous Materials; or (iv) the commencement of any litigation or any information relating to any threat of litigation relating to any alleged unauthorized release of any Hazardous Materials or other environmental contamination, liability or problem caused by Tenant or its Subtenants with respect to or arising out of or in connection with the Premises.

(d)Tenant shall not be responsible or liable in any manner to the City or otherwise for any remediation or removal of any Existing Contamination or for the release or threatened release of any Hazardous Materials (whether located within the Premises or elsewhere) unless such release or threatened release of Hazardous Materials is caused by the action, omission to act, negligence or willful misconduct of Tenant, its Subtenants and their respective agents, employees, Contractors or licensees.

10.4

Notices. Tenant shall provide the City with copies of any notices of release of Hazardous Materials which are given by or on behalf of Tenant or any Subtenant to any federal, state or local agencies or authorities with respect to the Premises in accordance with Article 18. Such copies shall be sent to the City concurrently with their being mailed or delivered to the governmental agencies or authorities. Tenant also shall provide the City with copies of any notices of responsibility or any other notices received by or on behalf of Tenant or any Subtenant from any such agencies or authorities concerning any non-compliance with Environmental Laws on or about the Premises, including but not limited to notices regarding Hazardous Materials or substances located on or about the Premises. In addition, in connection with any litigation or threat of litigation affecting the Premises, Tenant shall deliver to the City any documentation or records as the City may reasonably request in connection with all such notices, inquiries and communications, and shall give written notice to the City of any subsequent developments.

10.5

No Illegal Dumping. In accordance with Section 11-4-1600(e) of the Municipal Code of Chicago, Tenant warrants and represents that it has not violated and is not in violation of the following sections of the Municipal Code (collectively, the “Waste Sections”):

7-28-390 Dumping on public way-Violation-Penalty; 7-28-440 Dumping on real estate without permit;

11-4-1410 Disposal in waters prohibited;

11-4-1420 Ballast tank, bilge tank or other discharge;

11-4-1450 Gas manufacturing residue;

11-4-1500 Treatment and disposal of solid or liquid waste;

11-4-1530 Compliance with rules and regulations required;

11-4-1550 Operational requirements;

11-4-1560 Screening requirements; and

any other sections listed in Section 11-4-1600(e), as it may be amended from time to time.

During the period while this Lease is executory, Tenant’s violation of the Waste Sections, whether or not relating to the performance of this Lease constitutes a breach of and an Event of Default under this Lease, for which the opportunity to cure, if curable, will be granted only at the sole discretion of the Commissioner. Such breach and Event of Default entitles the City to all remedies under the Lease, at law or in equity. This Section does not limit the Tenant’s duty to comply with all Environmental Laws, in effect now or later, and whether or not they appear in this Lease. Non-compliance with these terms and conditions may be used by the City as grounds for the termination of this Lease, and may further affect the Tenant’s eligibility for future City agreements.

10.6

Sustainable Airport Practices. The City encourages Tenant and its Subtenants to incorporate sustainable design practices in the redevelopment of the Terminal’s Concession Program. The Sustainable Airport Manual attached hereto as Exhibit O (“SAM”) should be considered in every aspect of the Redevelopment and concession operations. Tenant and Subtenants should include a LEED (Leadership in Energy and Environmental Design) accredited professional on their respective design teams and should consider as part of their main objectives for sustainable design to avoid resource depletion of energy, water, and raw materials; prevent environmental degradation caused by facilities and infrastructure throughout their life cycle; and create built environments that are comfortable, safe and productive. Subtenants shall be encouraged to use recycled or recyclable materials for the packaging of products sold at the Airport. This shall include bags and boxes that are provided to customers at the time of sale. Further, Subtenants are encouraged to use recycled or recyclable materials for the pre-packaging of products and any temporary display materials used at the Airport.

ARTICLE 11

INSURANCE AND INDEMNITY

11.1	Tenant’s and Subtenants’ Insurance.

Tenant shall, and shall cause its Subtenants to, at their respective sole expense, procure and maintain at all times during the Term of this Lease, and during any time period following expiration or termination of this Lease during which Tenant or Subtenant is holding over or Tenant is required to return to the Premises for any reason whatsoever, the types of insurance set forth in Exhibit P covering all operations under this Lease, with insurance companies authorized to do business in the State of Illinois.

11.2	Indemnification.

(a)Except where this indemnity clause would be found to be inoperative or unenforceable under the Construction Contract Indemnification for Negligence Act, 740 ILCS 35/0.01 et seq. (“Anti-Indemnity Act”), Tenant must defend, indemnify, keep and hold harmless the City, its officers, representatives, elected and appointed officials, agents and employees, from and against any and all Losses, except for any Losses which are the result of the negligence or willful misconduct of the City, its employees, agents, contractors and subcontractors.

(b)“Losses” means, individually and collectively, liabilities of every kind, including losses, damages, and reasonable costs, payments and expenses (such as, but not limited to, court costs and reasonable attorneys’ fees and disbursements), claims, demands, actions, suits, proceedings, judgments or settlements, any or all of which in any way arise out of or relate to the acts or omissions of Tenant, its Subtenants and their respective employees, agents, and Contractors.

(c)At the City Corporation Counsel’s option, Tenant shall defend all suits brought upon all such Losses and must pay all costs and expenses incidental to them, but the City has the right, at its option, to participate, at its own cost, in the defense of any suit, without relieving Tenant of the foregoing indemnity obligations under this Section. Tenant must not make any settlement without the prior written consent to it by the City Corporation Counsel if the settlement requires any action on the part of the City or in any way involving the Airport.

(d)To the extent permissible by law, Tenant waives any limits to the amount of its obligations to indemnify, defend or contribute to any sums due under any Losses, including any claim by any employee of Tenant that may be subject to the Workers’ Compensation Act, 820 ILCS 305/1 et seq or any other related law or judicial decision (such as, Kotecki v. Cyclops Welding Corporation, 146 Ill. 2d 155 (1991)). The waiver, however, does not require Tenant to indemnify the City for the City’s own negligence or willful misconduct. The City, however, does not waive any limitations it may have on its liability under the Worker’s Compensation Act or under the Illinois Pension Code.

(e)The indemnities contained in this Section survive the expiration or earlier termination of this Lease, for matters occurring or arising during the Term of this Lease or as the result of or during the holding over of Tenant beyond the Term. Tenant acknowledges that the requirements set forth in this Section to indemnify, keep and save harmless and defend the City are apart from and not limited by the Tenant’s duties under this Lease, including the insurance and Security requirements.

ARTICLE 12

COMPLIANCE WITH LAWS

12.1

Compliance with Laws. Tenant shall, and shall cause its Subtenants, at all times observe and comply with all applicable laws, statutes, ordinances, rules, regulations, court orders and executive or administrative orders and directives of the federal, state and local government, now existing or later in effect (whether or not the law also requires compliance by other parties), including the Americans with Disabilities Act and Environmental Laws, that may in any manner affect the performance of this Lease (collectively, “Laws”), and must not use the Premises, or allow the Premises to be used, in violation of any Laws or in any manner that would impose liability on the City, Tenant or the Subtenants under any Laws. Tenant must notify the City within ten (10) days of receiving notice from a competent governmental authority that Tenant, its Subtenants or any of their respective Contractors may have violated any Laws. Provisions required by any Law to be inserted in this Lease are deemed inserted in this Lease whether or not they appear in this Lease or, upon application by either party, this Lease will be amended to make the insertion; however, in no event will the failure to insert the provisions before or after this Lease is signed prevent its enforcement. Without limiting the foregoing, Tenant covenants that it will comply with all Laws, including but not limited to those Laws identified in this Article 12.

12.2

Economic Disclosure Statements and Affidavits. In connection with Section 2-92-320 of the Municipal Code, Tenant has executed an Economic Disclosure Statement and Affidavit which is attached to this Lease as Exhibit H and which contains a certification as required under the Illinois Criminal Code, 720 ILCS 5/33E, and under the Illinois Municipal Code, 65 ILCS 5/8-10-1 et seq. Ineligibility under Section 2-92-320 of the Municipal Code continues for 3 years following any conviction or admission of a violation of Section 2-92-320. For purposes of Section 2-92-320, when an official, agent or employee of a business entity has committed any offense under the section on behalf of such an entity and under the direction or authorization of a responsible official of the entity, the business entity is chargeable with the conduct. If, after Tenant and any Subtenant enters into a contractual relationship with a Contractor, it is determined that the contractual relationship is in violation of this subsection, Tenant and its Subtenant, if applicable, must immediately cease to use the Contractor. All Contracts must provide that Tenant is entitled to recover all payments made by it to the Contractor if, before or subsequent to the beginning of the contractual relationship, the use of the Contractor would be violative of this Section.

12.3

Inspector General and Legislative Inspector General. It is the duty of Tenant and all officers, directors, agents, partners, and employees of Tenant to cooperate with the Inspector General and the Legislative Inspector General of the City in any investigation or hearing undertaken under Chapter 2-55 or Chapter 2-56 of the Municipal Code. Tenant understands and will abide by all provisions of Chapter 2-55 and Chapter 2-56 of the Municipal Code. Tenant must inform all Subtenants and Contractors of this provision and require under each Sublease and Contract compliance herewith by each Subtenant and Contractor all of their respective officers, directors, agents, partners and employees.

12.4

Section 2-92-586 of the Municipal Code. The City encourages Tenant to use Contractors that are firms owned or operated by individuals with disabilities, as defined by Section 2-92-586 of the Municipal Code of the City of Chicago, where not otherwise prohibited by federal or state law.

12.5	Airport Security.

(a)This Lease is expressly subject to the airport security requirements of Title 49 of the United States Code, Chapter 449, as amended (“Airport Security Act”), the provisions of which govern airport security, including the rules and regulations promulgated under it. Tenant is subject to, and further must conduct with respect to its Contractors and the respective employees of each, such employment investigations, including criminal history record checks, as the Commissioner, the TSA or the FAA may deem necessary. Further, in the event of any threat to civil aviation, as defined in the Airport Security Act, Tenant must promptly report any known information in accordance with those regulations promulgated by the United States Department of Transportation, the TSA and by the City. Tenant must, notwithstanding anything contained in this Lease to the contrary, at no additional cost to the City, perform under this Lease in compliance with those guidelines developed by the City, the TSA and the FAA with the objective of maximum security enhancement. The drawings, plans, and specifications provided by Tenant and its Subtenants under this Lease must comply with those guidelines for airport security developed by the City, the TSA and the FAA and in effect at the time of their submission.

(b)Further, Tenant shall comply with, and require compliance by its Contractors, suppliers of materials and furnishers of services and employees with all present and future laws, rules, regulations, or ordinances promulgated by the City, the TSA or the FAA, or other governmental agencies to protect the security and integrity of the Airport, and to protect against access by unauthorized persons. Tenant shall adopt procedures to control and limit access to the Airport and the Premises by Tenant and its Contractors, suppliers of materials and furnishers of services, employees, in accordance with all present and future City, TSA and FAA laws, rules, regulations, and ordinances. At all times during the Term, Tenant must have in place and in operation a security program for the Premises that complies with all applicable laws and regulations.

(c)Gates and doors located on the Premises, if any, that permit entry into restricted areas at the Airport must be kept locked by Tenant or its Subtenants at all times when not in use. Gate or door malfunctions must be reported to the Commissioner or the Commissioner’s designee without delay and must be kept under constant surveillance by Tenant or the applicable Subtenant, as the case may be, until the malfunction is remedied.

(d)In connection with the implementation of its security program, Tenant may receive, gain access to or otherwise obtain certain knowledge and information related to the City’s overall Airport security program. Tenant acknowledges that all such knowledge and information is of a highly confidential nature. Tenant covenants that no person will be permitted to gain access to such knowledge and information, unless the person has been approved by the Commissioner in advance in writing.

(e)To the extent any of Tenant’s employees require identification badges or security clearance for access at the Terminal, Tenant shall be responsible at its expense for securing such badges or clearance. Tenant will cause Subtenants to be similarly responsible for their personnel under the Subleases, and will monitor compliance by Subtenants with required badging and security clearances and the screening of Subtenant goods, products, equipment, materials and supplies to the extent required in the Terminal. Subtenants will deliver any badge applications for Subtenant employees to Tenant which shall forward them to the Department. Tenant will apply fines, penalties or default remedies under Subleases as required to remedy violations or other deficiencies by Subtenants, but shall not have any other responsibility or liability with respect to security issues relating to such Subtenant employee badging and security clearance requirements and the screening of any such Subtenant goods, products, equipment materials and supplies. Subtenants shall be billed directly by the City for all costs for such badging of personnel and security clearances. The City acknowledges that Tenant has no obligation to conduct screening or inspection of goods, products, equipment, materials or supplies brought to the Terminal, Premises or Airport by or on behalf of Subtenants.

(f)Tenant further must indemnify, hold harmless and defend the City from and against any and all claims, reasonable costs, reasonable expenses, damages and liabilities, including all reasonable attorney’s fees and costs, resulting directly from the breach of Tenant’s covenants and agreements as set forth in this Section.

12.6	Prohibition on Certain Contributions (Mayoral Executive Order No. 2011-4).

(1)Tenant, any person or entity who directly or indirectly has an ownership or beneficial interest in Tenant of more than 7.5 percent (“Owners”), spouses and domestic partners of such Owners, Tenant’s Contractors, any person or entity who directly or indirectly has an ownership or beneficial interest in any Contractor of more than 7.5 percent (“Sub-owners”) and spouses and domestic partners of such Sub-owners (Tenant and all the other preceding classes of persons and entities are together, the “Identified Parties”), shall not make a contribution of any amount to the Mayor of the City of Chicago (the “Mayor”) or to his political fund-raising committee (i) after execution of this bid, proposal or Agreement by Tenant, (ii) while this Lease or any Other Contract is executory, (iii) during the term of this Lease or any Other Contract between Tenant and the City, or (iv) during any period while an extension of this Lease or any Other Contract is being sought or negotiated.

(2)Tenant represents and warrants that since the date of public advertisement of the specification, request for qualifications, request for proposals or request for information (or any combination of those requests) or, if not competitively procured, from the date the City approached the Tenant or the date the Tenant approached the City, as applicable, regarding the formulation of this Lease, no Identified Parties have made a contribution of any amount to the Mayor or to his political fund-raising committee.

(3)Tenant agrees that it shall not: (a) coerce, compel or intimidate its employees to make a contribution of any amount to the Mayor or to the Mayor’s political fund-raising committee; (b) reimburse its employees for a contribution of any amount made to the Mayor or to the Mayor’s political fund-raising committee; or (c) bundle or solicit others to bundle contributions to the Mayor or to his political fund-raising committee.

(4)Tenant agrees that the Identified Parties must not engage in any conduct whatsoever designed to intentionally violate this provision or Mayoral Executive Order No. 2011-4 or to entice, direct or solicit others to intentionally violate this provision or Mayoral Executive Order No. 2011-4.

(5)Tenant agrees that a violation of, non-compliance with, misrepresentation with respect to, or breach of any covenant or warranty under this provision or violation of Mayoral Executive Order No. 2011-4 constitutes a breach and default under this Lease, and under any Other Contract for which no opportunity to cure will be granted. Such breach and default entitles the City to all remedies (including without limitation termination for default) under this Lease, under Other Contract, at law and in equity. This provision amends any Other Contract and supersedes any inconsistent provision contained therein.

(6)If Tenant violates this provision or Mayoral Executive Order No. 2011-4 prior to award of the Agreement resulting from this specification, the Chief Procurement Officer may reject Tenant’s bid.

(7)For purposes of this provision:

“Bundle” means to collect contributions from more than one source which are then delivered by one person to the Mayor or to his political fund-raising committee.

“Other Contract” means any other agreement with the City of Chicago to which Tenant is a party that is (i) formed under the authority of chapter 2-92 of the Municipal Code of Chicago; (ii) entered into for the purchase or lease of real or personal property; or (iii) for materials, supplies, equipment or services which are approved or authorized by the city council.

“Contribution” means a “political contribution” as defined in Chapter 2-156 of the Municipal Code of Chicago, as amended.

Individuals are “Domestic Partners” if they satisfy the following criteria: (a) they are each other’s sole domestic partner, responsible for each other’s common welfare; and (b) neither party is married; and (c) the partners are not related by blood closer than would bar marriage in the State of Illinois; and (d)each partner is at least 18 years of age, and the partners are the same sex, and the partners reside at the same residence; and (e) two of the following four conditions exist for the partners: (i) The partners have been residing together for at least 12 months; (ii) The partners have common or joint ownership of a residence; (iii) The partners have at least two of the following arrangements: a joint ownership of a motor vehicle; b. a joint credit account; c. a joint checking account; d. a lease for a residence identifying both domestic partners as Tenants; (iv) Each partner identifies the other partner as a primary beneficiary in a will.

“Political fund-raising committee” means a “political fund-raising committee” as defined in Chapter 2-156 of the Municipal Code of Chicago, as amended.

12.7

City Ethics Ordinance. Tenant covenants that no payment, gratuity or offer of employment must be made in connection with this Lease by or on behalf of any Contractors or higher tier Contractors or anyone associated with them as an inducement for the award of a Subcontract or order; and Tenant further acknowledges that any agreement entered into, negotiated or performed in violation of any of the provisions of Chapter 2-156 of the Municipal Code is voidable as to the City.

12.8

Business Relations with Elected Officials. Pursuant to Section 2-156-030(b) of the Municipal Code, it is illegal for any elected official of the city, or any person acting at the direction of such official, to contact, either orally or in writing, any other city official or employee with respect to any matter involving any person with whom the elected official has a business relationship, or to participate in any discussion in any city council committee hearing or in any city council meeting or to vote on any matter involving the person with whom an elected official has a business relationship. Violation of §2-156-030(b) by any elected official with respect to this Lease is grounds for termination of this Lease. Section 2-156-080 defines a “business relationship” as any contractual or other private business dealing of an official, or his or her spouse, or of any entity in which an official or his or her spouse has a financial interest, with a person or entity which entitles an official to compensation or payment in the amount of $2,500 or more in a calendar year; provided, however, a financial interest will not include: (1) any ownership through purchase at fair market value or inheritance of less than one percent of the share of a corporation, or any corporate subsidiary, parent or affiliate thereof, regardless of the value of or dividends on such shares, if such shares are registered on a securities exchange pursuant to the Securities Exchange Act of 1934, as amended; (2) the authorized compensation paid to an official or employee for his office or employment; (3) any economic benefit provided equally to all residents of the city; (4) a time or demand deposit in a financial institution; or (5) an endowment or insurance policy or annuity contract purchased from an insurance company. A ‘“contractual or other private business dealing” will not include any employment relationship of an official’s spouse with an entity when such spouse has no discretion concerning or input relating to the relationship between that entity and the City.

12.9

Eligibility to do Business with the City. Failure by the Tenant or any controlling person (as defined in Section 1-23-010 of the Municipal Code of Chicago) thereof to maintain eligibility to do business with the City of Chicago as required by Section 1-23-030 of the Municipal Code of Chicago shall be grounds for termination of this Lease.

12.10

Office of Compliance. It is the duty of Tenant, and all officers, directors, agents, partners and employees of Tenant to cooperate with the Office of Compliance in any investigation or audit pursuant to Chapter 2-26 of the Municipal Code of Chicago. Tenant understands and will abide by all provisions of Chapter 2-26 of the Municipal Code of Chicago. All Subleases will inform Subtenants and all Contracts will inform Contractors of this provision and require understanding and compliance with it.

ARTICLE 13

RETAINED RIGHTS OF CITY

13.1

Right to Enter, Inspect and Repair. The City, its authorized employees, agents, contractors, subcontractors and other representatives shall have the right upon forty-eight (48) hours prior notice to Tenant, which notice may be verbal followed by confirming written notice (except in the case of emergency as determined by the City when no notice shall be required), to enter upon the Premises without abatement of Rent, for the following purposes:

(a)To inspect the Premises during regular business hours upon reasonable advance notice (or at any time in the case of emergency, in which case no notice shall be required) to ascertain the condition of the Premises and to determine Tenant’s compliance with the terms of this Lease. The right of inspection shall impose on the City no duty to inspect and shall impart no liability upon the City for failure to inspect.

(b)To perform any obligation, to perform maintenance and make repairs and replacements in any event where Tenant is obligated to do so under this Lease and has failed to perform such obligation following any applicable notice and cure periods provided for in this Lease or to initiate such repairs and maintenance within the time periods provided for in this Lease, if applicable, or, if no time period is provided, within thirty (30) days after written notice from the City, and thereafter to diligently complete such obligations, repairs or replacements, or at any time with or without written notice, in the event that the City, in its sole discretion, deems that it is necessary or prudent to do so to preserve all or any part of the Terminal from damage or to correct any condition likely to lead to injury or damage.

(c)To perform any obligation of the City under this Lease and to make additions, alterations, maintenance and repairs to the Terminal and any other areas on the Airport.

In the event such entry is made during non-operating hours, a representative of Tenant or a representative of Tenant’s applicable Subtenant shall be present, except the case of an emergency when no such representatives shall be required to be present. Nothing contained in this Section shall prohibit, or diminish the right of, the City to enter the Premises at any time and conduct, without notice to Tenant or any Subtenant, inspections or audits as set forth in Article 7 of this Lease to determine any Subtenant’s compliance with the Service and Perfomiance Operating Standards as set forth in Article 7 of this Lease.

13.2	Accommodation of Airport Construction.

(a)Tenant acknowledges that from time to time the City may undertake construction, repair or other activities related to the operation, maintenance and repair of the Terminal or the Airport that will require temporary accommodation by Tenant and its Subtenants. In addition, the City reserves the right to permanently reconfigure the Common Areas and the Premises as necessary to accommodate the construction of connections from the Terminal to other terminals or facilities at the Airport or relocate or reconfigure the Terminal Gates and Ramp Area. The City agrees to use reasonable efforts to minimize disruption in Tenant’s and its Subtenants’ business operations during such period of construction. Without limiting the generality of the foregoing, the City may temporarily or permanently close, alter, change, modify and/or relocate any entrances, passageways, doors and doorways, corridors, elevators, escalators or other parts of the Common Areas or the Terminal (other than the Premises); and the City may at any time and from time to time make such changes, alterations, additions, improvements, repairs or replacements in or to the Terminal, as well as in or to the entrances, passages, elevators, escalators, and stairways thereof; as it may deem necessary or desirable, and to change the arrangement and/or location of entrances, passageways, doors and doorways, and corridors, elevators, stairs, rest rooms, or other public parts of the Common Areas or the Terminal (other than the Premises), and may stop or interrupt any service or utility system, when necessary by reason of accident or emergency or construction work until the necessity for the interruption or stoppage has ended. The City will endeavor to give Tenant advance notice of such work whenever possible (except in the case of an emergency, in which case no notice shall be required).

(b)Tenant further acknowledges that such improvements may require substantial construction work in the Terminal during normal business hours, which may disrupt Tenant’s and its Subtenant’s business operations and create noise, dust and other concomitants of construction work. Tenant agrees that it shall have no right except as expressly provided herewith, to any abatement of Rent, Additional Rent or other compensation or to any claim of breach of the City’s covenant of quiet enjoyment (express or implied) or an actual or constructive eviction or for loss of business or inconvenience, or in any event for consequential damages on account of any such construction work, and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease. Tenant agrees to accommodate and shall cause its Subtenants to accommodate the City in such activities even though the Tenant’s and its Subtenants’ own operations may be inconvenienced or partially impaired.

(c)In the event the City elects to exercise its rights under this Section to close any portion of the Premises, it shall give Tenant not less than fifteen (15) days notice (except in the case of an emergency in which case no notice shall be required) of the City’s intent to temporarily close any portion of the Premises, which portion shall be described in such notice.

13.3

Status Report. Recognizing that the City may find it necessary to establish to third parties the then-current status of performance hereunder, Tenant shall, upon the request of the City from time to time, promptly furnish a statement of the status of any matter pertaining to this Lease. Without limiting the generality of the foregoing, Tenant specifically agrees, promptly upon the commencement of the Term hereof; to acknowledge to the City reasonable satisfaction of any requirements with respect to construction, except for such matters as Tenant may set forth specifically in said statement.

13.4	Eminent Domain. Nothing in this Lease shall be construed to limit any of the City’s rights to acquire property by eminent domain.

ARTICLE 14

FAA PROVISIONS

14.1

No Exclusive Rights. Nothing contained in this Lease must be construed to grant or authorize the granting of an exclusive right, including an exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended, and the City reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature. It is clearly understood by Tenant that no right or privilege has been granted that would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including maintenance and repair) that it may choose to perform.

14.2

Airport Landing Area. The City reserves the right to further develop or improve the landing area of the Airport as it sees fit, regardless of the desires or view of Tenant or its Subtenants, and without interference or hindrance. The City reserves the right, but is not obligated to, to maintain and keep in repair the landing area of the Airport and all publicly-owned facilities of the Airport, together with the right to direct and control all activities of Tenant and its Subtenants in this regard.

14.3

No Obstructions. Tenant must comply with applicable notification and review requirements covered in Part 77 of the Federal Aviation Regulations if any future structure or building is planned for the Premises, or in the event of any planned modification or alteration of any present or future building or structure situated on the Premises. Tenant, by accepting the Lease, expressly agrees for itself, its successors and assigns that it will not erect nor permit the erection of any structure or object nor permit the growth of any tree on the Premises above the applicable mean sea level elevation set forth in Part 77 of the Federal Aviation Regulations. If the covenants contained herein are breached, the City serves the right to enter upon the Premises and to remove the offending structure or object and/or cut down the offending tree, all of which will be at the expense of Tenant.

14.4

Avigation Easement. There is reserved to the City, its successors and assigns for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the Premises. This public right of flight includes the right to cause in the airspace any noise inherent in the operation of any aircraft used for navigation or flight through the airspace or landing at, taking off from, or operation on the Airport. Tenant by accepting this Lease agrees for itself, its Subtenants, its successors, and assigns that it will not make use of the Premises in any manner that might interfere with the landing and taking off of aircraft from Airport or otherwise constitute a hazard. If the covenants contained herein are breached, the City reserves the right to enter upon the Premises and cause the abatement of the interference at the expense of Tenant.

14.5

National Emergency. This Lease and all the provisions of this Lease are subject to whatever right the United States Government now has or in the future may have or acquire affecting the control, operation, regulation, and taking over of the Airport, or the exclusive or non-exclusive use of the Airport by the United States during the time of war or national emergency.

14.6

Airport Rules and Regulations. Tenant shall faithfully observe and comply, and shall cause its Subtenants to faithfully observe and comply, with any reasonable rules which the City may from time to time make provided that such rules apply to all similarly situated tenants, licensees or concessionaires, if any, and are related to the safety, care, appearance, reputation, operation or maintenance of the Airport, the Premises, the Terminal or the Common Areas or the comfort of tenants or others using such areas or facilities. The City shall uniformly enforce such rules and regulations as to all similarly-situated tenants. including Tenant and its Subtenants, but shall not have any duty or obligation to Tenant to enforce such rules or the terms and conditions in any other lease as against any other tenants and the City shall not be liable to Tenant for violations of the same by other tenants, their employees, contractors, agents or licensees.

ARTICLE 15

SPECIAL CONDITIONS

15.1

Warranties and Representations. In connection with the execution of this Lease, Tenant warrants and represents statements (a) through (k) below are true as of the Effective Date. If during the Term there is any change in circumstances that would cause a statement to be untrue, Tenant must promptly notify the Commissioner in writing. Failure to do so will constitute an Event of Default. Tenant shall incorporate any of the following provisions set forth in this Section which are applicable to Subtenants in all Subleases, contracts entered into with any suppliers of materials, furnishers of services, Contractors, or that may provide any materials, labor or services in connection with this Lease, such that the parties warrant, represent and covenant to Tenant as to the matters set forth in this Section. Tenant must cause its Subtenants and Contractors to execute those affidavits and certificates that may be necessary in furtherance of these provisions. The certifications must be attached and incorporated by reference in the applicable agreements. If any Subtenant or Contractor is a partnership or joint venture, Tenant must also include provisions in its Sublease or Subcontract insuring that the entities comprising the partnership or joint venture are jointly and severally liable for its obligations under it.

(a)Tenant is financially solvent and Tenant holds itself to very high standards of quality and professionalism. Tenant is competent to perfonn as required under this Lease; this Lease is feasible of performance by Tenant in accordance with all of its provisions and requirements; Tenant has the full power and is legally authorized to perform or cause to be performed its obligations under this Lease under the terms and conditions stated in this Lease; and Tenant can and will perform, or cause to be performed, all of its obligations under this Lease in accordance with the provisions and requirements of this Lease.

(b)Tenant is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Tenant is qualified to do business in the State of Illinois; and Tenant has a valid current business privilege license to do business in the City, if required by applicable law.

(c)The person signing this Lease on behalf of Tenant has been duly authorized to do so by Tenant; all approvals or consents necessary in order for Tenant to execute and deliver this Lease have been obtained; and neither the execution and delivery of this Lease, the consummation of the transactions contemplated, nor the fulfillment of or compliance with the terms and conditions of this Lease:

(i)conflict with or result in a breach, default or violations of: Tenant’s organizational documents; any law, regulation, ordinance, court order, injunction, or decree of any court, administrative agency or governmental body, or any of the terms, conditions or provisions of any restriction or any agreement or other instrument to which Tenant is now a party or by which it is bound; or

(ii)result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Tenant under the terms of any instrument or agreement.

(d)There is no litigation, claim, investigation, challenge or other proceeding now pending or, to Tenant’s knowledge after due and complete investigation, threatened, challenging the existence or powers of Tenant, or in any way affecting its ability to execute or perform under this Lease or in any way having a material adverse affect on the operations, properties, business or finances of Tenant.

(e)This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights and remedies generally and by the application of equitable principles.

(f)No officer, agent or employee of the City is employed by Tenant or has a financial interest directly or indirectly in this Lease, a Sublease, any contract or subcontract thereunder, or the compensation to be paid under it except as may be permitted in writing by the Board of Ethics established under Chapter 2-156 of the Municipal Code or as may be permitted by law.

(g)Tenant has not knowingly and will not knowingly used the services of any person or entity for any purpose in its performance under this Lease, when such person or entity is ineligible to perform services under this Lease or in connection with it, as a result of any local, state or federal law, rule or regulation, or when person or entity has an interest that would conflict the performance of services under this Lease.

(h)There was no broker instrumental in consummating this Lease and no conversations or prior negotiations were had with any broker concerning the rights granted in this Lease with respect to the Premises. Tenant must hold the City harmless against any claims for brokerage commission arising out of any conversations or negotiations had by Tenant with any broker.

(i)To the best of Tenant’s knowledge, Tenant nor any Affiliate of Tenant is listed on any of the following lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Department of Commerce or their successors, or on any other list of persons with which the City may not do business under applicable law: the Specially Designated Nationals List, the Denied Persons List, the Unverified List, and Entity List, and the Debarred List.

(j)Tenant, and to the best of Tenant’s knowledge, its Affiliates, any of their respective owners holding 7.5% or more beneficial ownership interest, and any of Tenant’s directors, officers, members, or partners:

(i)have no interest, directly or indirectly, that conflicts in any manner or degree with Tenant’s performance under this Lease;

(ii)have no outstanding parking violation complaints or debts, as the terms are defined in Section 2-92-380 of the Municipal Code (with the exception of any debt or obligation that is being contested in a pending administrative or judicial proceeding) and agrees that, for the Term, they will promptly pay any debts, outstanding parking violation complaints or monetary obligations to the City that may arise during the Term, with the exception of any debt or obligation that is being contested in a pending administrative or judicial proceeding;

(iii)are not in default under any other City contract or agreement as of the Effective Date, nor have been deemed by the City to have been in default of any other City contract or agreement within five years immediately preceding the Effective Date;

(iv)are not in violation of the provisions of § 2-92-320 of the Municipal Code pertaining to certain criminal convictions or admissions of guilt and are not currently debarred or suspended from contracting by any Federal, State or local governmental agency;

(v)are not delinquent in the payment of any taxes due to the City;

(vi)will not at any time during the Term have any interest or acquire any interest, directly or indirectly, that conflicts or would or may conflict in any manner or degree with Tenant’s performance under this Lease; and

(vii)will not make use of the Premises in any manner that might interfere with the landing and taking off of aircraft at the Airport under current or future conditions or that might otherwise constitute a hazard to the operations of the Airport or to the public generally.

(k)Except only for those representations, statements, or promises expressly contained in this Lease, including any Exhibits attached to this Lease and incorporated by reference in this Lease, no representation, warranty of fitness, statement or promise, oral or in Writing, or of any kind whatsoever, by the City, its officials, agents, or employees, has induced Tenant to enter into this Lease or has been relied upon by Tenant, including any with reference to:

(i)the meaning, correctness, suitability or completeness of any provisions or requirements of this Lease;

(ii)the nature of the services to be performed;

(iii)the nature, quantity, quality or volume of any materials, equipment, labor and other facilities, needed for the performance of this Lease;

(iv)the general conditions that may in any way affect this Lease or its performance;

(v)the compensation provisions of this Lease; or

(vi)any other matters, whether similar to or different from those referred to in clauses (i) through (iv) immediately above, affecting or having any connection with this Lease, the negotiation of this Lease, any discussions of this Lease, the performance of this Lease or those employed in connection with it.

15.2	Business Documents. Disclosure of Ownership Interests and Maintenance of Existence.

(a)Tenant must provide evidence of its authority to do business in the State of Illinois including, if applicable, certifications of good standing from the Office of the Secretary of State of Illinois, and appropriate resolutions or other evidence of the authority of the persons executing this Lease on behalf of Tenant.

(b)In accordance with Section 12.2, Tenant has provided the Commissioner with an Economic Disclosure Statement and Affidavit (“EDS’’) for itself and EDSs for all entities with an ownership interest of 7.5 percent or more in Tenant, copies of which are attached to this Lease as Exhibit H. Upon request by the Commissioner, Tenant must further cause its Subtenants and proposed Transferees (and their respective 7.5 percent owners) to submit an EDS to the Commissioner. Tenant must provide the Commissioner, upon request, a “no change” affidavit if the information in the EDS(s) attached as Exhibit H remains accurate, or revised and accurate EDS(s) if the information contained in the attached EDS(s) has changed. In addition, Tenant must provide the City revised and accurate EDS(s) within thirty (30) days of any event or change in circumstance that renders the EDS(s) inaccurate. Failure to maintain accurate EDS(s) on file with the City is an Event of Default.

15.3

Licenses and Permits. Tenant shall and shall cause its Subtenants in a timely manner consistent with Tenant’s obligations under this Lease, secure and maintain, or cause to be secured and maintained at its expense, the permits, licenses, authorizations and approvals as are necessary under federal, state or local law for Tenant and its Subtenants to operate the Concession Program; to construct, operate, use and maintain the Premises; and otherwise to comply with the terms of this Lease and the privileges granted under this Lease. Tenant and its Subtenants shall promptly provide copies of any required licenses and permits to the Commissioner when requested from time to time.

15.4

Confidentiality. Except as may be required by law during or after the performance of this Lease, Tenant or its Subtenants will not disseminate any non-public information regarding this Lease or the Concession operations without the prior written consent of the Commissioner, which consent will not be unreasonably withheld, conditioned or delayed. If Tenant or any Subtenant is presented with a request for documents by any administrative agency or with a subpoena duces tecum regarding any documents that may be in its possession by reason of this Lease or any Sublease, Tenant must immediately give notice to the City’s Corporation Counsel. The City may contest the process by any means available to it, at the City’s sole cost and expense, before the records or documents are submitted to a court or other third party. Tenant or its Subtenants, however, are not obligated to withhold the delivery beyond that time as may be ordered by the court or administrative agency, unless the subpoena or request is quashed or the time to produce is otherwise extended. Tenant shall require each prospective Subtenant to abide by such restrictions in connection with their respective Subleases.

15.5	Shakman.
(a)

The City is subject to the May 31, 2007 Order entitled “Agreed Settlement Order and Accord” (the “Shakman Accord”) and the August 16, 2007 “City of Chicago Hiring Plan” (the “City Hiring Plan”) entered in Shakman v. Democratic Organization of Cook County, Case No 69 C 2145 (United State District Court for the Northern District of Illinois). Among other things, the Shakman Accord and the City Hiring Plan prohibit the City from hiring persons as governmental employees in non-exempt positions on the basis of political reasons or factors.

(b)

Tenant is aware that City policy prohibits City employees from directing any individual to apply for a position with Tenant, either as an employee or as a subcontractor, and from directing Tenant to hire an individual as an employee or as a subcontractor. Accordingly, Tenant must follow its own hiring and contracting procedures, without being influenced by City employees. Any and all personnel of Tenant in connection with this Lease are employees or subcontractors of Tenant, not employees of the City of Chicago. This Contract is not intended to and does not constitute, create, give rise to, or otherwise recognize an employer-employee relationship of any kind between the City and any personnel of Tenant.

(c)

Tenant will not condition, base, or knowingly prejudice or affect any term or aspect of the employment of any personnel associated with this Lease, or offer employment to any individual to provide services associated with this Lease, based upon or because of any political reason or factor, including, without limitation, any individual’s political affiliation, membership in a political organization or party, political support or activity, political financial contributions, promises of such political support, activity or financial contributions, or such individual’s political sponsorship or recommendation. For purposes of this Lease, a political organization or party is an identifiable group or entity that has as its primary purpose the support of or opposition to candidates for elected public office. Individual political activities are the activities of individual persons in support of or in opposition to political organizations or parties or candidates for elected public office.

(d)

In the event of any communication to Tenant by a City employee or City official in violation of Section 15.5(b) above, or advocating a violation of Section 15.5(c) above, Tenant will, as soon as is reasonably practicable, report such communication to the Hiring Oversight Section of the City’s Office of the Inspector General, and also to the Commissioner of the Department of Aviation.

ARTICLE 16

NONDISCRIMINATION AND AFFIRMATIVE ACTION

16.1	Non-Discrimination.

(a)Tenant for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration of this Lease, covenants that: (i) no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination in the use of the Premises; (ii) in the construction of any Improvements on, over, or under the Premises and the furnishing of services in them, no person on the grounds of race, color, or national origin will be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination; (iii) Tenant will use the Premises in compliance with all other requirements imposed by or under 49 C.F.R. Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as those regulations may be amended; and (iv) Tenant shall manage the Concession Program on a fair, equal, and non-discriminatory basis. In addition, Tenant assures that it will comply and will cause its Subtenants to comply with all other pertinent statutes, Executive Orders and the rules as are promulgated to assure that no person will, on the grounds of race, creed, color, national origin, sex, age, or handicap be excluded from participating in any activity conducted with or benefitting from federal assistance.

(b)It is an unlawful practice for Tenant to, and Tenant must at no time: (i) fail or refuse to hire, or discharge, any individual or discriminate against the individual with respect to his or her compensation, or the terms, conditions, or privileges of his or her employment, because of the individual’s race, creed, color, religion, sex, age, handicap or national origin; or (ii) limit, segregate, or classify its employees or applicants for employment in any way that would deprive any individual of employment opportunities or otherwise adversely affect his or her status as an employee, because of the individual’s race, creed, color, religion, sex, age, handicap or national origin; or (iii) in the exercise of the privileges granted in this Lease, discriminate or permit discrimination in any manner, including the use of the Premises, against any person or group of persons because of race, creed, color, religion, national origin, age, handicap, sex or ancestry. Tenant must post in conspicuous places to which its employees or applicants for employment have access, notices setting forth the provisions of this non-discrimination clause.

(c)Tenant and its Subtenants must comply with the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (1981), as amended, and to the extent required by the law, must undertake, implement and operate an affirmative action program in compliance with the rules and regulations of the Federal Equal Employment Opportunity Commission and the Office of Federal Contract Compliance, including 14 CFR Part 152, Subpart E. Attention is called to: Exec. Order No. 11,246, 30 Fed. Reg. 12,319 (1965), reprinted in 42 U.S.C. § 2000e note, as amended by Exec. Order No. 11,375, 32 Fed. Reg. 14,303 (1967) and by Exec. Order No. 12,086, 43 Fed. Reg. 46,501 (1978); Age Discrimination Act, 42 U.S.C. §§ 6101-06 (1981); Rehabilitation Act of 1973, 29 U.S.C. §§ 793-94 (1981); Americans with Disabilities Act, 42 U.S.C. § 12101 and 41 CFR Part 60 et seq. (1990) and 49 CFR Part 21, as amended (the “ADA”); and all other applicable federal statutes, regulations and other laws.

(d)Tenant and its Subtenants must comply with the Illinois Human Rights Act, 775 ILCS 5/1-101 et seq. as amended and any rules and regulations promulgated in accordance with it, including the Equal Employment Opportunity Clause, 5 Ill. Admin. Code §750 Appendix A. Furthermore, Tenant and its Subtenants must comply with the Public Works Employment Discrimination Act, 775 ILCS 10/0.01 et seq., as amended, and all other applicable state statutes, regulations and other laws.

(e)Tenant and its Subtenants must comply with the Chicago Human Rights Ordinance, sec. 2-160-010 et seq. of the Municipal Code, as amended, and all other applicable City ordinances and rules. Further, Tenant and its Subtenants must furnish or must cause each of its Contractor(s) to furnish such reports and information as requested by the Chicago Commission on Human Relations.

(f)Tenant and its Subtenants must insert these non-discrimination provisions in any agreement by which Tenant or its Subtenants grants a right or privilege to any person, firm, or corporation to render accommodations and/or services to the public on the Premises. Tenant and its Subtenants must incorporate all of the above provisions in all agreements entered into with any Subtenants, suppliers of materials, furnishers of services, Contractors of any tier, and labor organizations that furnish skilled, unskilled and craft union skilled labor, or that may provide any such materials, labor or services in connection with this Lease, and Tenant and its Subtenants must require them to comply with the law and enforce the requirements. In all solicitations either by competitive bidding or negotiations by Tenant or its Subtenants for work to be performed under a Subcontract, including procurements of materials or leases of equipment, each potential Contractor or supplier must be notified by Tenant of the Tenant’s obligations under this Lease relative to nondiscrimination.

(g)Noncompliance with this Section will constitute a material breach of this Lease; therefore, in the event of such breach, Tenant authorizes the City to take such action as federal, state or local laws permit to enforce compliance, including judicial enforcement. In the event of Tenant’s noncompliance with the nondiscrimination provisions of this Lease, the City may impose such sanctions as it or the federal or state government may determine to be reasonably appropriate, including cancellation, termination or suspension of the Lease, in whole or in part.

(h)Tenant and its Subtenants must permit access to its books, records, accounts, other sources of information, and its facilities as may be determined by the City, the Commissioner or the Federal government to be pertinent to ascertain compliance with the terms.of this Section. Tenant and its Subtenants must furnish to any agency of the federal or state government or the City, as required, any and all documents, reports and records required by Title 14, Code of Federal Regulations, Part 152, Subpart E, including an affirmative action plan and Form EEO-1.

16.2

Airport Concession Disadvantaged Business Enterprises. This Lease is subject to the requirements of the U.S. Department of Transportation’s regulations 49 C.F.R. Parts 23 and 26, as amended from time to time. The City has implemented an ACDBE Program under which qualified firms may have the opportunity to participate in the ownership and operation of Airport concession businesses. An ACDBE goal of thirty percent (30%), as measured by total estimated annual Subtenant Gross Receipts following the Redevelopment and the opening of the New Concession Premises, has been established for the Concession Program under this Lease. During the Term, Tenant shall manage and monitor the commitments made by its Subtenants under the ACDBE Compliance Program on behalf of the City and shall provide the City with an annual report (or as more frequently as may be required by the City) in the format required by the FAA evidencing Subtenants’ good faith efforts of reaching the goal of 30% participation by ACDBEs (certified either by the City or pursuant to the Illinois Unified Certification Program) in the Concession Program. Tenant shall enforce and its Subtenants must comply with the Special Conditions Regarding ACDBE participation attached hereto as Exhibit C. Failure to comply with such Special Conditions by any Subtenant shall be a default under the Sublease and Tenant shall include this provision in the Sublease. Tenant shall enforce the compliance of this provision with all Subtenants and shall indicate on the list of Initial Operators all ACDBEs identified on the Latest Date of Beneficial Occupancy. If Tenant shall fail to cause its Subtenants to comply with such Special Conditions, it shall an Event of Default hereunder. Further, if Tenant enters into a Sublease directly with an ACDBE, Tenant shall comply with the Special Conditions Regarding ACDBE Participation. Tenant or its Subtenants shall provide all information and reports as may be required by the City and shall permit access to their books, records and accounts and facilities to determine compliance with ACDBE Special Conditions, directives and regulations. Commencing on the Earliest Date of Beneficial Occupancy and continuing thereafter during the Term, Tenant shall provide semi-annual reports to the City of all ACDBE Subtenants. Said reports shall be in a format acceptable to the City and shall provide the level of ACDBE participation for the period in question and on year-to-date basis, including the percentage of Subtenant Gross Receipts attributable to each ACDBE Subtenant. To the extent ACDBE participation is in the form of joint venture, Tenant (or a consultant at Tenant’s expense) will be responsible to work with and assist the certifying agency in the evaluation of the work performed by the ACDBE with the ACDBE’s own forces to ensure that it meets the Subtenant’s stated ACDBE goals in accordance with the FAA’s ACDBE joint venture guidance. During the Term, Tenant shall prepare, and the CDA shall be responsible for submitting, any and all ACDBE reports to the FAA.

[**]

16.4

Other Provisions. Tenant shall comply with and shall use its best efforts to cause its Subtenants to comply with all federal and state laws and City regulations pertaining to Civil Rights and Equal Opportunity, including executive orders and rules and regulations of appropriate federal and state agencies unless otherwise exempt therein.

ARTICLE 17

DEFAULT, REMEDIES AND TERMINATION

17.1	Events of Default.

(a)The following constitute Events of Default by Tenant under this Lease. The Commissioner will notify Tenant in writing of any event that the Commissioner believes to be an Event of Default. Tenant will be given an opportunity to cure the Event of Default within a reasonable period of time, as determined by the Commissioner, but not to exceed thirty (30) days after written notice of the Event of Default; provided, that (i) if a provision of this Lease provides for a different cure period for a particular Event of Default, that different cure period will apply; (ii) if a provision of this Lease does not allow a right to cure a particular Event of Default, there will be no right to cure; and (iii) if neither (i) or (ii) apply and if the promise, covenant, term, condition or other non-monetary obligation or duty cannot be cured within the time period granted by the Commissioner, but Tenant promptly begins and diligently and continuously proceeds to cure the failure within the time period granted and after that continues to diligently and continuously proceed to cure the failure, and the failure is reasonably susceptible of cure within sixty (60) days from delivery of the notice, Tenant will have the additional time, not in any event to exceed sixty (60) days, to cure the failure.

(1)Any material misrepresentation intentionally made by Tenant to the City in the inducement to City to enter this Lease or in the performance of this Lease. There is no right to cure this Event of Default.

(2)Tenant’s failure to make any payment in full when due under this Lease and failure to cure the default within ten (10) days after the City gives written notice of the non-payment to Tenant. In addition, Tenant’s failure to make any such payment within ten (10) days after the written notice more than three (3) times in any Lease Year constitutes an Event of Default without the necessity of the City giving notice of the fourth failure to Tenant or any opportunity to cure it.

(3)Subject to Force Majeure, Tenant’s failure to promptly and fully keep, fulfill, comply with, observe, or perform any promise, covenant, term, condition or other non-monetary obligation or duty of Tenant contained in this Lease.

(4)Tenant’s failure to provide or maintain the insurance coverage required under this Lease (including any material non-compliance with the requirements) and the failure to cure within two (2) days following written notice from the Commissioner; or, if the noncompliance is non-material, the failure to cure within twenty (20) days after the Commissioner gives written notice. The Commissioner, in her sole discretion, will determine if noncompliance is material.

(5)Subject to Force Majeure, Tenant’s failure to cause the Concession Program operations in any Concession Premises at all times Tenant is required to do so under this Lease.

(6)Tenant’s failure to require Subtenants to comply with the Street Pricing policy.

(7)Subject to Force Majeure, Tenant’s failure to begin or to complete or to diligently cause its Subtenant to begin or complete its respective Improvements (as defined in Article 8 hereof) on a timely basis or to timely open for business in the Premises or any portion of it.

(8)An default by Tenant or any Affiliate under any other agreement it may presently have or may enter into with the City during the Term of this Lease and failure to cure such default within any applicable cure period.

(9)Tenant does any of the following and the action affects Tenant’s ability to carry out the terms of this Lease: (i) becomes insolvent, as the term is defined under Section 101 of the United States Bankruptcy Code as amended from time to time; or (ii) fails to pay its debts generally as they mature; or (iii) seeks the benefit of any present or future federal, state or foreign insolvency statute; or (iv) makes a general assignment for the benefit of creditors, or (v) files a voluntary petition in bankruptcy or a petition or answer seeking an arrangement of its indebtedness under the United States Bankruptcy Code or under any other law or statute of the United States or of any State or any foreign jurisdiction; or (vi) consents to the appointment of a receiver, trustee, custodian, liquidator or other similar official, of all or substantially all of its property, which remains in effect for a period in excess of sixty (60) days.

(10)An order for relief is entered by or against Tenant under any chapter of the Bankruptcy Code or similar law in any foreign jurisdiction and is not stayed or vacated within sixty (60) days following its issuance.

(11)Tenant is dissolved.

(12)A violation of law that results in a guilty plea, a plea of nolo contendere, guilty finding, or conviction of a criminal offense, by Tenant, or any of its directors, officers, partners or key management employees directly or indirectly relating to this Lease, and that may threaten, in the sole judgment of Commissioner, Tenant’s performance of this Lease in accordance with its terms.

(13)Subject to Force Majeure, any failure to perform, act, event or omission that is specifically identified as an Event of Default elsewhere in this Lease.

17.2	Remedies.

If an Event of Default occurs and is not cured by Tenant in the time allowed, in addition to any other remedies provided for in this Lease, including the remedy of Self-help as provided in Section 17.3, the City through the Commissioner or other appropriate City official may exercise any or all of the following remedies.

(a)Terminate this Lease with respect to all or a portion of the Premises and exclude Tenant from that part of the Premises affected by the termination. If the Commissioner elects to terminate this Lease, the Commissioner may, at the Commissioner’s sole option, serve notice upon Tenant that this Lease ceases and expires and becomes absolutely void with respect to the Premises or that part identified in the notice on the date specified in the notice, to be no less than five (5) days after the date of the notice, without any right on the part of Tenant after that to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken. At the expiration of the time limit in the notice, this Lease and the Term of this Lease, as well as the right, title and interest of Tenant under this Lease, wholly ceases and expires and becomes void with respect to the Premises identified in such notice in the same manner and with the same force and effect (except as to Tenant’s liability) as if the date fixed in the notice were the date in this Lease stated for expiration of the Term with respect to the Premises identified in such notice.

(b)Recover all Rent, including Additional Rent and any other amounts due that have accrued and are then due and payable and also all damages available at law or under this Lease. If this Lease is terminated, whether in its entirety or with respect to a part of the Premises, the damages will include damages for the balance of the scheduled Term, based upon any and all amounts that Tenant would have been obligated to pay for the balance of the Term with respect to the Premises, or if this Lease is terminated with respect to a portion of the Premises, that portion of the Premises affected by the termination, calculated as provided in this Lease or, if not fixed, as reasonably estimated and prorated among the various portions of the Premises. In determining the amount of damages for the period after termination, the Commissioner may make the determination based upon the sum of any future payments that would have been due to the City, for the full Lease Year immediately before the Event of Default. All amounts that would have been due and payable after termination for the balance of the Term with respect to all or a portion of the Premises must be discounted to present value at a rate deemed to be commercially reasonable for such purposes as of the date of termination. To the extent permitted by law, the Commissioner may declare all amounts to be immediately due and payable. Notwithstanding the foregoing, the City shall use its best efforts to mitigate its damages by finding a replacement Tenant for the Premises being terminated paying comparable Rent.

(c)At any time after the occurrence of any uncured Event of Default, whether or not this Lease has been terminated, reenter and repossess the Premises and/or any part of it with or without process of law, so long as no undue force is used, and the City has the option, but not the obligation, to re-lease all or any part of the Premises. The City, however, is not required to accept any tenant proposed by Tenant or to observe any instruction given the City about such a re-lease. The failure of the City to re-lease the Premises or any part or parts of it does not relieve or affect Tenant’s liability under this Lease nor is the City liable for failure to re-lease. Reentry or taking possession of the Premises does not constitute an election on the City’s part to terminate this Lease unless a written notice of the election by the Commissioner is given to Tenant. Even if the City re-leases without termination, the Commissioner may at any time after that elect to terminate this Lease for any previous uncured Event of Default. For the purpose of re-leasing, the Commissioner may decorate or make repairs, changes, alterations or additions in or to the Premises to the extent deemed by the Commissioner to be necessary to re-let the Premises, and the cost of the decoration, repairs, changes, alterations or additions will be charged to and payable by Tenant as Additional Rent under this Lease. Any sums collected by the City from any new tenant obtained on account of Tenant will be credited against the balance of the Rent due under this Lease. Tenant must pay the City monthly, on the days when payments of Rent would have been payable under this Lease, the amount due under this Lease less the amount obtained by the City from the new tenant, if any.

(d)Enter upon the Premises, distrain upon and remove from it all inventory, equipment, machinery, trade fixtures and personal property of any kind or nature, whether owned by Tenant or by others, and to proceed without judicial decree, writ of execution or assistance or involvement of constables or the City’s and Tenant’s officers, to conduct a private sale, by auction or sealed bid without restriction. Tenant waives the benefit of all laws, whether now in force or later enacted, exempting any of Tenant’s property on the Premises or elsewhere from distraint, levy or sale in any legal proceedings taken by the City to enforce any rights under this Lease.

(e)Seek and obtain specific performance, a temporary restraining order or an injunction, or any other appropriate equitable remedy.

(f)Seek and obtain monetary damages.

(g)Deem Tenant and Affiliates non-responsible in future contracts or concessions to be awarded by the City.

(h)Declare Tenant and Affiliates in default under any other existing contracts or agreements they might have with the City and to exercise any remedies available under those other contracts or agreements.

(i)Assume the assignment of any and all Subleases between Tenant and Subtenants.

(j)Require Tenant to terminate a Sublease or a Contract that is causing an Event of Default under this Lease which has not been cured.

17.3	Commissioner’s Right to Perform Tenant’s Obligations.

(a)Upon the occurrence of an Event of Default that Tenant has failed to cure in the time provided, the Commissioner may, but is not obligated to, make any payment or perform any act required to be performed by Tenant under this Lease in any manner deemed expedient by the Commissioner for the purpose of correcting the condition that gave rise to the Event of Default (“Self-help”). The Commissioner’s inaction never constitutes a waiver of any right accruing to the City under this Lease nor do the provisions of this Section or any exercise by the Commissioner of Self-help under this Lease cure any Event of Default. Any exercise of Self-help does not limit the right of any other City department or agency to enforce applicable City ordinances or regulations.

(b)The Commissioner, in making any payment that Tenant has failed to pay:

(i)relating to taxes, may do so according to any bill, statement or estimate, without inquiry into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim;

(ii)for the discharge, compromise or settlement of any lien, may do so without inquiry as to the validity or amount of any claim for lien that may be asserted; and

(iii)in connection with the completion of construction, furnishing or equipping of the Premises or the licensing, operation or management of the Premises or the payment of any of its Operating Costs, may do so in such amounts and to such persons as the Commissioner may deem appropriate.

Nothing contained in this Lease requires the Commissioner to advance monies for any purpose.

(c)If Tenant fails to perform its obligations under this Lease to maintain the Premises or to manage the Concession Program in accordance with specified standards within sixty (60) days following written notice from the Commissioner, or in the event of a serious health or safety concern or in an emergency (in which case no notice is required) the Commissioner may, but is not obligated to, direct the Department to perform or cause the performance of any such obligation in any manner deemed expedient by the Commissioner for the purpose of correcting the condition in question.

(d)All sums paid by the City under the provisions of this Section and all necessary and incidental costs, expenses and reasonable attorneys’ fees in connection with the performance of any such act by the Commissioner, together with interest thereon at the Default Rate, from the date of the City’s payment until the date paid by Tenant, are deemed Additional Rent under this Lease and are payable to the City within ten (10) days after demand therefor, or at the option of the Commissioner, may be added to any Rent then due or later becoming due under this Lease, and Tenant covenants to pay any such sum or sums with interest at the Default Rate.

17.4	Effect of Default and Remedies.

(a)The City’s waiver of any one right or remedy provided in this Lease does not constitute a waiver of any other right or remedy then or later available to the City under this Lease or otherwise. A failure by the City or the Commissioner to take any action with respect to any Event of Default or violation of any of the terms, covenants or conditions of this Lease by Tenant will not in any respect limit, prejudice, diminish or constitute a waiver of any rights of the City to act with respect to any prior, contemporaneous or later violation or Event of Default or with respect to any continuation or repetition of the original violation or Event of Default. The acceptance by the City of payment for any period or periods after an Event of Default or violation of any of the terms, conditions and covenants of this Lease does not constitute a waiver or diminution of, nor create any limitation upon any right of the City under this Lease to terminate this Lease for subsequent violation or Event of Default, or for continuation or repetition of the original violation or Event of Default. Tenant has no claim of any kind against the City by reason of the City’s exercise of any of its rights as set forth in this Lease or by reason of any act incidental or related to the exercise of rights.

(b)All rights and remedies of the City under this Lease are separate and cumulative and none excludes any other right or remedy of the City set forth in this Lease or allowed by law or in equity. No termination of this Lease or the taking or recovery of the Premises or any portion thereof deprives the City of any of its remedies against Tenant for Rent, including Additional Rent or other amounts due or for damages for the Tenant’s breach of this Lease. Every right and remedy of the City under this Lease arising out of Tenant’s default or indemnification obligations survives the expiration of the Term or the termination of this Lease.

17.5	Tenant’s Right to Perform City Obligations.

In the event that the City fails to perform its obligations as landlord (and not as Airport operator or municipality) with respect to the Premises under this Lease, the Tenant may send City written notice citing the Lease provision at issue and the facts surrounding the alleged non-performance. If the City does not respond to such notice within sixty (60) days and take timely corrective action as appropriate under the circumstances, Tenant may perform such obligation on behalf of the City. Tenant’s reasonable and actual costs in performing may be offset against the following month’s Rent.

ARTICLE 18

GENERAL PROVISIONS

18.1

Entire Lease. This Lease contains all the terms, covenants, conditions and agreements between the City and Tenant relating in any manner to the use and occupancy of the Premises and otherwise to the subject matter of this Lease. No prior or other agreement or understandings pertaining to these matters are valid or of any force and effect. This Lease supersedes all prior or contemporaneous negotiations, undertakings, and agreements between the parties. No representations, inducements, understandings or anything of any nature whatsoever made, stated or represented by the City or anyone acting for or on the City’s behalf, either orally or in writing, have induced Tenant to enter into this Lease, and Tenant acknowledges, represents and warrants that Tenant has entered into this Lease under and by virtue of Tenant’s own independent investigation.

18.2

Counterparts. This Lease may be comprised of several identical counterparts and may be fully executed by the parties in separate counterparts. Each such counterpart is deemed to be an original, but all such counterparts together must constitute but one and the same Agreement.

18.3

Amendments. Except as otherwise expressly provided in this Lease, the provisions of this Lease may by amended only by a written agreement signed by the City and Tenant. No review or approval by the Commissioner, including approval of Construction Documents, constitutes a modification of this Lease (except to the extent that the review or approval expressly provides that it constitutes such a modification or it is apparent on its face that the review or approval, if made in writing, modifies terms or provisions of this Lease that are within the express powers of the Commissioner under this Lease to modify), nor excuse Tenant from compliance with the requirements of this Lease or of any applicable laws, ordinances or regulations. Amendments must be signed by the Mayor, provided that the Commissioner alone may sign amendments to the Exhibits.

18.4

Severability. Whenever possible, each provision of this Lease must be interpreted in such a manner as to be effective and valid under applicable law. However, notwithstanding anything contained in this Lease to the contrary, if any provision of this Lease is under any circumstance prohibited by or invalid under applicable law, the provision is severable and deemed to be ineffective, only to the extent of the prohibition or invalidity, without invalidating the remaining provisions of this Lease or the validity of the provision in other circumstances.

18.5

Covenants in Subleases and Contracts. All obligations imposed on Tenant under this Lease pertaining to the maintenance and operation of the Premises and compliance with the ACDBE and M/WBE goals contained in this Lease are deemed to include a covenant by Tenant to insert appropriate provisions in all Subleases and Contracts covering work under this Lease and to use its commercially reasonable efforts to enforce compliance of all Subtenants and contractors with the requirements of those provisions.

18.6

Governing Law. This Lease is deemed made in the state of Illinois and governed as to performance and interpretation in accordance with the laws of Illinois. Tenant irrevocably submits itself to the original jurisdiction of those courts located within Cook County, Illinois, with regard to any controversy arising out of, relating to, or in anyway concerning the execution or performance of this Lease. Tenant consents to service of process on Tenant, at the option of the City, by registered or certified mail addressed to the applicable office as provided for in this Lease, by registered or certified mail addressed to the office actually maintained by Tenant, or by personal delivery on any officer, director, or managing or general agent of Tenant. If any action is brought by Tenant against the City concerning this Lease, the action can only be brought in those courts located within Cook County, Illinois.

18.7

Approvals. This Lease shall be subject to the approval of the (i) Aviation Committee of the City Council of the City of Chicago and the full City Council (the “City Approvals”); and (ii) to the Members of Tenant (the “Tenant Approvals”) and shall not be valid and enforceable until such City Approvals have been granted and the Tenant Approvals have been obtained.

18.8

Notices. Any notices or other communications pertaining to this Lease must be in writing and are deemed to have been given by a party if sent by nationally recognized commercial overnight courier or registered or certified mail, return receipt requested, postage prepaid and addressed to the other party. Notices are deemed given on the date of receipt if by personal service, or one (1) day after deposit with a nationally recognized commercial overnight courier, three (3) days after deposit in the U.S. mails sent by certified mail, return receipt requested, postage prepaid, or otherwise upon refusal of receipt. Unless otherwise directed by Tenant in writing, all notices or communications from City to Tenant will sent to Tenant’s notice address as set forth in this Lease. All notices or communications from Tenant to the City must be addressed to:

Commissioner, Department of Aviation

City of Chicago

O’Hare International Airport

10510 W. Zemke Rd

Chicago, Illinois 60666

and with a copy to:	Managing Deputy Commissioner of Concessions, Real Estate and Planning at the same address.

If the notice or communication relates to payment of Rent or other payments to the City or relates to the insurance requirements, a copy must be sent to:

City Comptroller

City of Chicago

City Hall - Room 501

121 N. LaSalle Street

Chicago, Illinois 60602

If the notice or communication relates to a legal matter or the indemnification requirements, a copy must be sent to:

City of Chicago, Department of Law

Aviation, Environmental and Regulatory Section

30 North LaSalle Street, Suite 900

Chicago, Illinois 60602

Attn: Deputy Corporation Counsel

Either party may change its address or the individual to whom the notices are to be given by a notice given to the other party in the manner set forth above.

18.9

Successors and Assigns; No Third Party Beneficiaries. This Lease inures to the exclusive benefit of, and be binding upon, the parties and their permitted successors and assigns; nothing contained in this Section, however, constitutes approval of an assignment or other transfer by Tenant not otherwise permitted in this Lease. Nothing in this Lease, express or implied, is intended to confer on any other person, sole proprietorship, partnership, corporation, trust or other entity, other than the parties and their successors and assigns, any right, remedy, obligation, or liability under, or by reason of, this Lease unless otherwise expressly agreed to by the parties in writing. No benefits, payments or considerations received by Tenant for the performance of services associated and pertinent to this Lease must accrue, directly or indirectly, to any employees, elected or appointed officers or representatives, or to any other person or persons identified as agents of, or who are by definition an employee of, the City. Neither this Lease nor any rights or privileges under this Lease are an asset of Tenant or any third party claiming by or through Tenant or otherwise, in any bankruptcy, insolvency or reorganization proceeding.

18.10	Subordination.

(a)This Lease is subordinate to the provisions and requirements of any existing or future agreements between the City and the United States government or other governmental authority, pertaining to the development, operation or maintenance of the Airport, including agreements the execution of which have been or will be required as a condition precedent to the granting of federal or other governmental funds for the development of the Airport. If the United States government requires modifications, revisions, supplements or deletions of any of the terms of this Lease, then Tenant consents to the changes to this Lease. In the event that any such modifications, revisions, supplements or deletions result in either a material increase to Tenant’s obligations and liabilities under this Lease or a material decrease in Tenant’s rights under this Lease or have a material adverse effect on the operation of the Concession Program, then Tenant shall have the right to terminate this Lease upon prior written notice within ninety (90) days following written notification from the City of the required amendment.

(b)This Lease and all rights granted to Tenant under this Lease are expressly subordinated and subject to the International Terminal Use Agreement and the Use Agreement with any airline utilizing the Airport, including the Terminals, and any existing agreement with any airline consortium pertaining to the operation of the Airport, including the Terminals.

(c)To the extent of a conflict or inconsistency between this Lease and any agreement described in paragraphs (a) and (b) above, those provisions in this Lease so conflicting must be performed as required by those agreements referred to in paragraphs (a) and (b) except to the extent that any such conflicts or inconsistencies requiring Tenant to perform as required under such other agreements result in either a material increase to Tenant’s obligations and liabilities under this Lease or a material decrease in Tenant’s rights under this Lease or have a material adverse effect on the operation of the Concession Program.

18.11

Conflict. In the event of any conflict between the terms and provisions of this Lease and the terms and provisions of any Sublease or contract between Tenant and its Subtenants, Contractors and any other third party, the terms and provisions of this Lease govern and control.

18.12

Offset by Tenant. Whenever in this Lease the City is obligated to pay Tenant an amount, then the City Comptroller may elect to require Tenant to offset the amount due against Rent or other payments owed by Tenant to the City, in lieu of requiring the City to pay such amount. Tenant shall have no right to offset any amount due to City under this Lease against amounts due to Tenant by City unless so directed in writing by the City Comptroller.

18.13

Waiver Remedies. No delay or forbearance on the part of any party in exercising any right, power or privilege must operate as a waiver of it, nor does any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor does any single or partial exercise of any right, power or privilege preclude any other or further exercise of it or of any other right, power or privilege. No waiver is effective unless made in writing and executed by the party to be bound by it. The rights and remedies provided for in this Lease are cumulative and are not exclusive of any rights or remedies that the parties otherwise may have at law, in equity or both, except that the City will not be liable to Tenant for any consequential damages whatsoever related to this Lease.

18.14

Authority of Commissioner. Unless otherwise expressly stated in this Lease, any consents and approvals to be given by the City under this Lease may be made and given by the Commissioner or by such other person as may be duly authorized by the City Council, unless the context clearly indicates otherwise.

18.15

Estoppel Certificate. From time to time upon not less than fifteen (15) days prior request by the other party, a party or its duly authorized representative having knowledge of the following facts, will execute and deliver to the requesting party a statement in writing certifying as to matters concerning the status of this Lease and the parties’ performance under this Lease, including the following:

(a)that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of the modifications and that the Agreement as modified is in full force and effect);

(b)the dates to which Rental, including Additional Rental, have been paid and the amounts of the Rental most recently paid;

(c)that the requesting party is not in default under any provision of this Lease, or, if in default, the nature of it in detail;

(d)that, to its knowledge, the requesting party has completed all required improvements in accordance with the terms of this Lease, and Tenant is in occupancy and paying Rental on a current basis with no offsets or claims; and

(e)in the case of the City’s request under this Lease, such further matters as may be reasonably requested by the City, it being intended that any such statement may be relied upon by third parties.

18.16

No Personal Liability. Neither City nor Tenant, shall charge any elected or appointed official, agent, or employee of the City or Tenant personally or seek to hold him or her personally or contractually liable for any liability or expenses of defense under any provision of this Lease or because of any breach of its provisions or because of his or her execution, approval, or attempted execution of this Lease.

18.17

Limitation of City’s Liability. Tenant,its Subtenants and Contractors must make no claims against the City for damages, charges, additional costs or fees or any lost profits or costs incurred by reason of delays or hindrances by the City in the performance of its obligations under this Lease. All Tenant, Subtenant, and Contractor personal property upon the Premises or upon any other part of the Airport, is at the risk of Tenant, Subtenant, or Contractor respectively only, and the City is not liable for any loss or damage to it or theft of it or from it. The City is not liable or responsible to Tenant, its Subtenants or Contractors, and Tenant waives, and will cause its Subtenants and Contractors likewise to waive, to the fullest extent permitted by law, all claims against the City for any loss or damage or inconvenience to any property or person or any lost profits any or all of which may have been occasioned by or arisen out of any event or circumstance, including theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or water leakage, steam, excessive heat or cold, falling plaster, or broken glass; or any act or neglect of the City or any occupants of the Airport, including the Terminal or the Premises, or repair or alteration of any part of the Airport, or failure to make any such repairs or any other thing or circumstance, whether of a like nature or a wholly different nature. If the City fails to perform any covenant or condition of this Lease that the City is required to perform and, notwithstanding the foregoing, Tenant recovers a money judgment against the City, the judgment must be satisfied only out of credit against the Rent and other monies payable by Tenant to the City under this Lease, and the City is not liable for any deficiency except to the extent provided in this Lease and to the extent that there are legally available Airport funds.

18.18

Joint and Several Liability. If Tenant, or its successors or assigns, if any, is comprised of more than one individual or other legal entity (or a combination of them), then in that event, each and every obligation or undertaking stated in this Lease to be fulfilled or performed by Tenant is the joint and several obligation or undertaking of each such individual or other legal entity.

18.19	Non-Recordation. Tenant must not record or permit to be recorded on its behalf this Lease or a memorandum of this Lease, in any public office.
18.20

Survival. Any and all provisions set forth in this Lease that, by its or their nature, would reasonably be expected to be performed after the expiration or termination of this Lease survive and are enforceable after the expiration or termination. Any and all liabilities, actual or contingent, that have arisen in connection with this Lease, survive any expiration or termination of this Lease. Any express statement of survival contained in any section must not be construed to affect the survival of any other section, which must be determined under this Section.

18.21

Force Majeure. Neither party is liable for non-performance of obligations under this Lease due to Force Majeure. As a condition to obtaining an extension of the period to perform its obligations under this Lease, the party seeking such extension due to a Force Majeure must notify the other party within twenty (20) days after the occurrence of the Force Majeure. The notice must specify the nature of the delay or interruption and the period of time contemplated or necessary for performance. The foregoing notwithstanding, however, in no event will Tenant be entitled to an extension of more than ninety (90) days due to a Force Majeure, without the express written consent of the Commissioner.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK,

SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the City and the Tenant have hereto set their duly authorized hands and seals as of the date set forth above.

WESTFIELD CONCESSION
MANAGEMENT, LLC,
a Delaware limited liability company

BY:

		TITLE:	SENIOR VICE PRESIDENT, AIRPOTRS

ATTEST:

BY:

TITLE:	ASST VP & Secretary

CITY OF CHICAGO

BY:

		TITLE:	Mayor

Recommended by:

BY:

TITLE:	Commissioner of Aviation